UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
TIVITY HEALTH, INC. (Name of Registrant as Specified In Its Charter)

N/A (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

701 Cool Springs Boulevard
Franklin, Tennessee, 37067
May 24, 2022
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders of Tivity Health, Inc. (“Tivity Health”) to be held on June 23, 2022, at Tivity Health’s headquarters located at 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, at 9:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”).
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2022 (the “Merger Agreement”), by and among Tivity Health, Titan-Atlas Parent, Inc. (“Parent”) and Titan-Atlas Merger Sub, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Tivity Health (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and Tivity Health will survive the Merger as a wholly-owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger and a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $32.50 in cash, without interest, for each share of Tivity Health’s common stock, par value $0.001 per share (“Tivity Health Common Stock”) (unless you have properly exercised your appraisal rights with respect to such shares).
On April 5, 2022, Tivity Health’s board of directors, after considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), and after consultation with Tivity Health’s independent legal and financial advisors, unanimously (i) determined that the terms of the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Tivity Health and its stockholders, (ii) determined that it is in the best interest of Tivity Health and its stockholders to enter into, and adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Tivity Health of the Merger Agreement, the performance by Tivity Health of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the holders of Tivity Health Common Stock, and (v) subject to the terms of the Merger Agreement, resolved to recommend that the stockholders of Tivity Health (“Tivity Health stockholders”) approve the adoption of the Merger Agreement at the Special Meeting.
Tivity Health’s board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Tivity Health to its named executive officers in connection with the Merger and contemplated by the Merger Agreement, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of Tivity Health’s board of directors in connection with its evaluation of the

Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Tivity Health from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly, and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the internet using the internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the proposals, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. We encourage you to instruct your broker, bank or other nominee to vote your shares “FOR” all of the proposals set forth in the Proxy Statement by following the directions on the enclosed voting instruction form to provide your instructions over the internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. Again, we encourage you to vote electronically.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of Tivity Health Common Stock entitled to vote thereon. In addition, the Merger Agreement makes the approval by Tivity Health stockholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to grant a proxy electronically over the internet or by telephone, to submit a signed proxy card, or to vote at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will not have any effect on the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Further, such stockholder’s shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 750-0854 (TOLL-FREE from the U.S. and Canada) or +1(412) 232-3651 (from other locations).
On behalf of Tivity Health’s board of directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Anthony M. Sanfilippo
Chairman
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The Proxy Statement is dated May 24, 2022 and, together with the enclosed form of proxy card, is first being mailed to Tivity Health stockholders on or about May 27, 2022.

701 Cool Springs Boulevard
Franklin, Tennessee, 37067
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY.
A special meeting of stockholders of Tivity Health, Inc., a Delaware corporation (“Tivity Health”), will be held on June 23, 2022, at Tivity Health’s headquarters located at 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, at 9:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”).
The Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2022, by and among Tivity Health, Titan-Atlas Parent, Inc. (“Parent”), and Titan-Atlas Merger Sub, Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”) (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice;

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger; and
3.
to consider and vote on a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

The affirmative vote of a majority of the outstanding shares of Tivity Health’s common stock, par value $0.001 per share (“Tivity Health Common Stock”) entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Tivity Health Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone, submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Only Tivity Health stockholders of record as of the close of business on May 23, 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at Tivity Health’s principal executive offices located at 701 Cool Springs Boulevard, Franklin, Tennessee 37067, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during such meeting.

Tivity Health stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Tivity Health Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex C to the accompanying Proxy Statement.
Tivity Health’s board of directors (the “Board”) unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained. In considering the recommendation of the Board, Tivity Health stockholders should be aware that Tivity Health’s executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of Tivity Health. See the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger” beginning on page 56 of this Proxy Statement.
Our Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.
By order of the Board of Directors,

Raymond Bilbao
Chief Legal Officer & Corporate Secretary
May 24, 2022

IMPORTANT
Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” each of the proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call: (877) 750-0854 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Titan-Atlas Merger Sub, Inc., (“Merger Sub”) with and into Tivity Health, Inc. (“Tivity Health”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, “Tivity Health,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Tivity Health, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Titan-Atlas Parent, Inc., as “Parent” and Titan-Atlas Merger Sub, Inc., as “Merger Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of April 5, 2022, as it may be amended from time to time, by and among Tivity Health, Parent and Merger Sub as the “Merger Agreement.”
The Special Meeting (page 26)
Date, Time and Place
The special meeting of Tivity Health stockholders (the “Special Meeting”) will be held at Tivity Health’s corporate headquarters, located at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, on June 23, 2022 at 9:00 a.m., Central Time, unless the meeting is adjourned or postponed.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of common stock, par value $0.001 per share, of Tivity Health (“Tivity Health Common Stock”), at the close of business on May 23, 2022, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of Tivity Health Common Stock you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask Tivity Health stockholders of record as of the Record Date to vote on proposals (i) to adopt the Merger Agreement, (ii) to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (iii) to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained (collectively, the “Special Meeting Proposals”).
Quorum
The holders of a majority of voting power of all issued and outstanding Tivity Health Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were 49,932,432 shares of Tivity Health Common Stock issued and outstanding and entitled to vote. 24,966,217 shares must be present or represented by proxy at the Special Meeting to have a quorum.
Required Vote
The affirmative vote of a majority of outstanding shares of Tivity Health Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Tivity Health Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of shares of Tivity Health Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and the proposal to approve the adjournment from time to time of the Special Meeting, if necessary or appropriate. Because all three proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Share Ownership of Tivity Health’s Directors and Executive Officers
As of May 23, 2022, the Record Date, Tivity Health’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,325,979 shares of Tivity Health Common Stock, representing approximately 2.66% of the outstanding shares of Tivity Health Common Stock. Tivity Health’s directors and executive officers have informed Tivity Health that they currently intend to vote all of their shares of Tivity Health Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and “FOR” the proposal to approve the adjournment from time to time of the Special Meeting, if necessary or appropriate.
How You Can Vote
You may cast your shares in any of four ways: (i) by voting over the internet using the website indicated on the enclosed proxy card; (ii) by telephone using the toll-free number on the enclosed proxy card; (iii) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; and (iv) by attending the Special Meeting and voting by ballot.
Please note that participants in our 401(k) Plan must provide voting instructions to Fidelity Management Trust Company (“Fidelity”) by June 20, 2022 at 11:59 p.m., Central Time. See “How are my shares in Tivity Health’s 401(k) Plan voted?” in the Questions and Answers section of the Proxy Statement for more information.
If your shares of Tivity Health Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Tivity Health Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
YOUR VOTE IS VERY IMPORTANT. We encourage all stockholders to vote electronically. Please submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted via the internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of Tivity Health’s board of directors (the “Board”) “FOR” each of the Special Meeting Proposals.

Parties Involved in the Merger (page 31)
Tivity Health, Inc.
As a provider of healthy life-changing solutions, Tivity Health helps adults improve their health and supports them on life’s journey by providing access to in-person and virtual instructor-led physical activity, social engagement, and mental enrichment programs as well as access to physical and integrative health services through its SilverSneakers®, Prime® Fitness, and WholeHealth Living® programs.
Tivity Health Common Stock is currently listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “TVTY.”
Titan-Atlas Parent, Inc.
Parent is a Delaware corporation, formed on April 4, 2022 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.
Titan-Atlas Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent, formed on April 4, 2022 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.
Parent and Merger Sub are each affiliated with Trident IX, L.P., Trident IX Parallel Fund, L.P. and Trident IX Professionals Fund, L.P. (the “Stone Point Funds”). Parent, Merger Sub and the Stone Point Funds are each associated with Stone Point Capital LLC (“Stone Point Capital”), a leading private equity firm, investing in businesses within the global financial services industry and related sectors. At the time at which the Merger will become effective (the “Effective Time”), the Surviving Corporation (as defined below) will be indirectly owned by the Stone Point Funds and certain of their affiliates.
In connection with the transactions contemplated by the Merger Agreement, (1) the Stone Point Funds have provided Parent with an equity commitment of $1,010,000,000 (the “Equity Financing”) and (2) Parent has obtained a debt financing commitment in an aggregate amount of $1,200,000,000 from Apollo Global Funding, LLC (“Apollo”), HPS Investment Partners, LLC (“HPS”), SPC Financing Company LLC (“SPC”), Benefit Street Partners L.L.C. (“BSP”) and Owl Rock Capital Advisors LLC (“Owl Rock”) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and also to fund certain other payments, subject to the terms and conditions of the Merger Agreement. In addition, the Stone Point Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $107,877,441 with respect to the Stone Point Funds, including any reverse termination fee payable by Parent under the Merger Agreement and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Tivity Health, as specified in the Merger Agreement. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 62 of this Proxy Statement.
Effects of the Merger (page 67)
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into Tivity Health, whereupon the separate existence of Merger Sub shall cease, and Tivity Health shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of Delaware. As a result of the Merger, the Surviving Corporation will become a direct, wholly-owned subsidiary of Parent and Tivity Health Common Stock will no longer be publicly traded. In addition, Tivity Health Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and regulations, and Tivity Health will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of Tivity Health Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Tivity Health and Parent may agree and specify in the certificate of merger).
Effect on Tivity Health if the Merger Is Not Consummated (page 32)
If the Merger Agreement is not adopted by Tivity Health stockholders or if the Merger is not consummated for any other reason, Tivity Health stockholders will not receive any payment for their shares of Tivity Health Common Stock. Instead, Tivity Health will remain an independent public company, Tivity Health Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Tivity Health Common Stock. Under certain specified circumstances, Tivity Health may be required to pay Parent a termination fee, or, under certain other specified circumstances, Tivity Health may be entitled to receive a reverse termination fee from Parent, in each case upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 88 of this Proxy Statement.
Transaction Consideration (page 33)
Upon the consummation of the Merger, each share of Tivity Health Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Tivity Health or any subsidiary of Tivity Health (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Merger Sub, which will be cancelled and retired for no consideration, and (iii) any shares owned by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Delaware law (the “Dissenting Shares” and the holders of shares described in clauses (i), (ii) and (iii), the “Excluded Holders”)) will be automatically converted into the right to receive $32.50 in cash, without interest (the “Transaction Consideration”).
Recommendation of the Board and Reasons for the Merger (page 41)
On April 5, 2022, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 41 of this Proxy Statement, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Tivity Health and its stockholders, (ii) determined that it is in the best interests of Tivity Health and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Tivity Health of the Merger Agreement, the performance by Tivity Health of its covenants and agreements contained therein and the consummation of the Merger upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the stockholders of Tivity Health, and (v) resolved to recommend that the stockholders of Tivity Health vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.
The Board unanimously recommends that you vote (i) “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
Opinion of Tivity Health’s Financial Advisor (page 46)
Tivity Health retained Lazard Frères & Co. LLC (“Lazard”) to act as a financial advisor to Tivity Health in connection with the Merger. In connection with this engagement, the Board requested that Lazard evaluate the fairness, from a financial point of view, to holders of Tivity Health Common Stock (other than Excluded Holders) of the Transaction Consideration to be paid to such holders in the Merger.

On April 5, 2022, Lazard rendered an oral opinion to the Board, which was subsequently confirmed by delivery of its written opinion, dated April 5, 2022, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Lazard’s written opinion, the Transaction Consideration to be paid to holders of Tivity Health Common Stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated April 5, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is included as Annex B to this Proxy Statement and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion included in the section entitled “The Merger—Opinion of Tivity Health’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and that section carefully and in their entirety. Lazard’s opinion was provided for the benefit of the Board (in its capacity as such) and Lazard’s opinion was rendered to the Board in connection with the Board’s evaluation of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Tivity Health might engage or the merits of the underlying decision by Tivity Health to engage in the transaction. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, see the section entitled “The Merger—Opinion of Tivity Health’s Financial Advisor” beginning on page 46 of this Proxy Statement.
Interests of the Directors and Executive Officers of Tivity Health in the Merger (page 56)
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that Tivity Health’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by Tivity Health stockholders. These interests include the following:
•
the accelerated vesting of (i) unvested options to purchase shares of Tivity Health Common Stock (“Company Options”), (ii) Tivity Health restricted stock units (the “Company RSUs”) granted prior to April 5, 2022, and (iii) Tivity Health market stock units (the “Company MSUs”) into the Transaction Consideration;

•
the accelerated vesting of a prorated portion of unvested Company RSUs granted after April 5, 2022, with limited exceptions for certain Company RSUs which will vest in full, into the Transaction Consideration;

•
the eligibility of each named executive officer to receive enhanced severance payments and benefits under applicable agreements if such officer’s employment is terminated in connection with a qualifying termination of employment within 12 months following the consummation of the Merger;

•	the possibility of Tivity Health’s executive officers entering into compensatory arrangements with Parent or its affiliates prior to or following the closing of the Merger; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
See the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger” beginning on page 56 of this Proxy Statement for a more detailed description of these interests. If the proposal to adopt the Merger Agreement is approved by Tivity Health stockholders, the shares of Tivity Health Common Stock held by Tivity Health’s directors and executive officers will be treated in the same manner as outstanding shares of Tivity Health Common Stock held by all other Tivity Health stockholders entitled to receive the Transaction Consideration.

Treatment of Tivity Health Equity Awards (page 68)
The Merger Agreement provides that Tivity Health’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:
Company Options
If the Merger is completed, each Company Option, whether or not vested, that is outstanding as of immediately prior to the Effective Time will be cancelled and will entitle the holder, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, to receive an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Transaction Consideration over the exercise price per share of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time. If the exercise price per share of Tivity Health Common Stock of a Company Option is equal to or greater than the Transaction Consideration, such Company Option shall be cancelled by virtue of the Merger without any action on the part of and without any payment to the Company Option holder.
Company MSUs
If the Merger is completed, each Company MSU award outstanding as of immediately prior to the Effective Time will automatically become vested, will be cancelled without any action on the part of any holder or beneficiary thereof, and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock that would have vested pursuant to the terms of such Company MSU award based on actual performance through the Effective Time, and (B) the Transaction Consideration.
Company RSUs
If the Merger is completed, except as described below for Company RSU awards granted after April 5, 2022, each Company RSU award outstanding as of immediately prior to the Effective Time will automatically become fully vested, will be cancelled and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock then underlying such Company RSU award as of immediately prior to the Effective Time and (B) the Transaction Consideration.
Company RSUs Granted After April 5, 2022
If the Merger is completed, except for (i) deferred Company RSUs granted to certain non-employee directors under Tivity Health’s Director Deferred Compensation Program and (ii) limited exceptions for certain Company RSUs, which, in each case, will vest in full immediately prior to the Effective Time, each Company RSU award granted after April 5, 2022 will vest immediately prior to the Effective Time on a prorated basis, with such proration based on a fraction, the numerator of which is the number of days of continuous service provided by the grantee to Tivity Health between the grant date of the Company RSU award and the Effective Time, and the denominator of which is 1,096, and otherwise be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such equity award granted after April 5, 2022 that does not vest in accordance with the immediately preceding sentence will be forfeited without consideration upon the Effective Time without any action on the part of the holder of such Company RSU award.
Financing of the Merger (page 62)
The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is anticipated to be approximately $2.2 billion, which will be funded with the net proceeds of the Financing.

The Equity Financing will be on the terms and conditions set forth in the equity commitment letter, dated as of April 5, 2022 (the “Equity Commitment Letter”), pursuant to which the Stone Point Funds provided commitments to contribute as equity capital to Parent an aggregate amount of $1.01 billion in immediately available funds. Funding of the equity commitments is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter.
The Debt Financing will be on the terms and conditions set forth in the commitment letter, dated as of April 5, 2022 (the “Debt Commitment Letter”), from Apollo, HPS, SPC, BSP, and Owl Rock, pursuant to which such commitment parties have provided commitments in respect of (x) a senior secured term loan facility in an aggregate principal amount of $1.125 billion and (y) a senior secured revolving credit facility in an aggregate principal amount of $75 million. Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Commitment Letter. See the section entitled “The Merger—Financing of the Merger” beginning on page 62 of this Proxy Statement.
U.S. Federal Income Tax Consequences of the Merger (page 63)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement) in exchange for such U.S. Holder’s shares of Tivity Health Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and generally will result in the recognition of gain or loss by such U.S. Holder in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Tivity Health Common Stock surrendered in the Merger.
If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States, but you may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.
For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement.
Holders of Tivity Health Common Stock should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Regulatory Approvals Required for the Merger (page 65)
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on May 19, 2022.
Legal Proceedings Regarding the Merger (page 66)
On May 11, 2022, a purported stockholder of Tivity Health filed a complaint in the United States District Court for the Southern District of New York, captioned Stein v. Tivity Health, Inc., et al., Case No. 1:22-cv-03832 (referred to as the “Stein Complaint”), naming as defendants Tivity Health and each member of the Board. On May 20, 2022, a purported stockholder of Tivity Health filed a complaint in the United States District Court for the Eastern District of New York, captioned Hopkins v. Tivity Health, Inc., et al., Case No. 1:22-cv-02992 (referred to as the “Hopkins Complaint”, and, collectively with the Stein Complaint, the “Complaints”), naming as defendants Tivity Health and each member of the Board.
The Complaints allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder. Specifically, the Complaints allege that the preliminary proxy statement filed by Tivity Health with the SEC on May 10, 2022 in connection with the Merger contains materially incomplete and misleading information concerning the Company’s financial projections and the financial analyses conducted by Lazard in support of its fairness opinion. The relief sought in the Complaints includes enjoining the consummation and closing of the Merger unless and until the defendants disclose certain allegedly material information; rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof; granting rescissory damages; directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing; and awarding the plaintiffs’ costs and disbursements, including reasonable attorneys’ fees and expenses.
Tivity Health believes that the claims asserted in the Complaints are without merit and Tivity Health and the individual defendants intend to defend against the Complaints; however, Tivity Health cannot predict the amount of time and expense that will be required to resolve either or both of the Complaints, nor the outcomes thereof.
Additional lawsuits may be filed against Tivity Health or its directors and officers in connection with the Merger. The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Tivity Health, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated within the expected time frame, or at all.
Restrictions on Solicitations of Other Offers (page 75)
For purposes of this Proxy Statement, each of “Company Takeover Proposal” and “Company Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 75 of this Proxy Statement.
In the Merger Agreement, Tivity Health agreed that, subject to certain exceptions, Tivity Health will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries other representatives not to, directly or indirectly through intermediaries: (i) solicit, initiate, or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; (ii) conduct, engage in, continue or otherwise participate in negotiations or discussions regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal; (iii) execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal; or (iv) grant any waiver, amendment or release of any third party under any standstill or confidentiality agreement. However, Tivity Health may grant a waiver of any standstill or similar obligation of any third party with respect to Tivity Health or any of its subsidiaries to allow such third party to make a Company Takeover Proposal.
Alternative Acquisition Agreements (page 77)
Except as described in the following paragraph, under the terms of the Merger Agreement, none of Tivity Health, its subsidiaries or any of their respective directors and officers may execute or enter into, any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than a confidentiality agreement).
Under the Merger Agreement, prior to, but not after, obtaining the affirmative vote of a majority of the outstanding shares of Tivity Health Common Stock entitled to vote thereon (the “Tivity Health Stockholder Approval”), under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Alternative Acquisition Agreements” beginning on page 77 of this Proxy Statement, the Board is entitled to, with respect to a Company Superior Proposal, either or both: (1) make a Company Adverse Recommendation Change (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 78 of this Proxy Statement) or (2) terminate the Merger Agreement (subject to the payment of a $54,371,114 termination fee by Tivity Health) in order to enter into a definitive agreement for such Company Superior Proposal, in each case, only if, prior to taking such action, the Board has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. However, prior to taking such action, Tivity Health must have (i) given

Parent at least four business days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, the identity of the person making any such Company Superior Proposal, a copy of the Company Superior Proposal or any proposed acquisition agreements and a summary of any related financing commitments in Tivity Health’s possession; (ii) if requested in writing by Parent, negotiated in good faith with Parent during such four business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and (iii) following such notice period, the Board has determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, assuming the revisions committed to by Parent in writing were to be given effect.
Adverse Recommendation Changes (page 78)
Except as described in the preceding section and the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may make a “Company Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 78 of this Proxy Statement).
Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 78 of this Proxy Statement, other than in connection with a Company Takeover Proposal, the Board is entitled to make a Company Adverse Recommendation Change in response to an “Intervening Event” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 78 of this Proxy Statement), if prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. However, before taking such action: (i) Tivity Health must have given Parent at least four business days’ prior written notice of its intention to take such action, specifying in reasonable detail the Intervening Event and the potential reasons that the Board is proposing to effect a Company Adverse Recommendation Change; (ii) if requested in writing by Parent, Tivity Health must have negotiated in good faith with Parent during such four business day period to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the Board to not make such Company Adverse Recommendation Change; and (iii) following the end of such four business days period, the Board must have considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and must have determined, after consultation with its financial advisor and outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 78 of this Proxy Statement.
Employee Benefits (page 81)
Until the first anniversary of the Effective Time (or if earlier, the termination date of the applicable “Continuing Employee” (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page 81 of this Proxy Statement)), the Surviving Corporation will provide, or cause to be provided, for each Continuing Employee compensation (including base salary and annual target and maximum bonus opportunities) and employee benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) with respect to each Continuing Employee that will not be materially less favorable in the aggregate than the compensation and employee benefits provided by Tivity Health or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time, subject to the same exclusions. In addition, Parent will or will cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the “Benefits Continuation Period” (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page 81 of this Proxy Statement) with severance benefits no less favorable than the severance benefits that would have been provided in accordance with Tivity Health’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.

Efforts to Close the Merger (page 82)
Tivity Health, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable. Tivity Health has agreed not to voluntarily extend any waiting period under the HSR Act or associated with any consent of any governmental entity or enter into any agreement with any governmental entity not to consummate the Merger and the other transactions, except with the prior written consent of Parent. In accordance with the terms and subject to the conditions of the Merger Agreement, Parent and Merger Sub have agreed to take and to cause their respective controlled affiliates to take, in each case as promptly as practicable (and in any event prior to October 5, 2022), all steps necessary to avoid, eliminate or resolve each and every impediment under any antitrust law that may be asserted by any governmental entity and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental entity (including complying with all restrictions and conditions, if any, imposed or requested by any governmental entity in connection with granting any necessary consent, approval, order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the parties to close the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than October 5, 2022), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise: (a) the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time); (b) any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time); (c) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time); and/or (d) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time), so long as any such action contemplated above is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.
Conditions to the Closing of the Merger (page 85)
The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Tivity Health and Parent, to the extent permissible under applicable law) on or prior to the closing date of the following conditions:
•	Tivity Health will have obtained the Tivity Health Stockholder Approval;
•
No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger; and

•
Any waiting period (and extensions thereof, including any timing agreements entered into with a governmental entity to extend any waiting period) applicable to the Merger under the HSR Act will have expired or been terminated.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent on or prior to the closing date of the following conditions:
•
Each of the representations and warranties of Tivity Health contained in the Merger Agreement, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement) qualification, must be true and correct as of April 5, 2022 and as of the Effective Time, except for such failures to be true and correct has not had a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Tivity Health:

•
regarding the absence of certain changes or events must be true and correct in all respects at and as of April 5, 2022 and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•
regarding its capital structure must be true and correct at and as of April 5, 2022 and at and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date), except for any de minimis inaccuracies; and

•
regarding (i) its and its subsidiaries’ existence, good standing and power and authority, (ii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and (iii) brokers fees must be true and correct in all material respects as of April 5, 2022 and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•
Tivity Health must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Tivity Health prior to the Effective Time;

•
Since April 5, 2022, there must not have occurred any Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement);

•
Tivity Health must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions relating to Tivity Health’s representations and warranties and Tivity Health’s performance and compliance with the covenants and agreements required by the Merger Agreement have been satisfied.

The obligations of Tivity Health to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Tivity Health on or prior to the closing date of the following conditions:
•
Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or Parent Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement) qualifiers, must be true and correct in all respects as of the closing date as though made on and as of such date, except for such failures to be true and correct has not had a Parent Material Adverse Effect (except to the extent such representations and warranties address matters only as of a particular date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Parent and Merger Sub regarding their (i) due organization, existence, good standing and power and authority, and (ii) power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, must, if qualified by materiality or Parent Material Adverse Effect qualifications, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the closing date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•
Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing; and

•	Tivity Health must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.
Termination of the Merger Agreement (page 86)
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows, and subject to any required authorizations of the Board or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:

•	by mutual written consent of Tivity Health and Parent;
•	by either Tivity Health or Parent, if:
•	the Tivity Health Stockholder Approval is not obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof;
•
the closing of the Merger has not occurred on or prior to 12:01 a.m., New York City time, on October 5, 2022 (the “End Date”), whether such date is before or after the date of the receipt of Tivity Health Stockholder Approval; provided, however, that this right to terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the closing of the Merger to have occurred on or prior to the End Date; or

•
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement.

•	by Tivity Health, if:
•
Parent or Merger Sub has breached or failed to perform any of their covenants, representations or warranties contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any condition to the obligations of Tivity Health to effect the Merger; and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) is or are either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 calendar days following written notice from Tivity Health to Parent describing such breach or failure or inaccuracy in reasonable detail (provided that Tivity Health is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied);

•
prior to obtaining the Tivity Health Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Tivity Health pays to Parent the termination fee in the manner provided in the relevant provisions of the Merger Agreement;

•
(i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied (other than conditions which are to be satisfied by actions taken at the closing of the Merger, but which will then be capable of satisfaction if the closing of the Merger were to occur on such date) have been and continue to be satisfied, (ii) Tivity Health has notified Parent in writing that all such conditions have been satisfied or, with respect to the conditions solely applicable to Parent’s and Merger Sub’s obligations to effect the Merger Sub, validly waived (or would be satisfied or validly waived if the closing of the Merger were to occur on the date of such notice and other than the conditions applicable to each of Tivity Health’s, Parent’s and Merger Sub’s obligations to effect the Merger, which may not be waived by any party) and it stands ready, willing and able to consummate the Merger at such time, (iii) Tivity Health will have given Parent written notice at least three business days prior to such termination stating that Tivity Health’s intention is to terminate the Merger Agreement and (iv) Parent fails to consummate the closing of the Merger at the end of such three business day period.

•	by Parent if:
•
Tivity Health has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate), and such breaches, failures to perform or inaccuracies is or are not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Tivity Health describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied); and
•	prior to obtaining the Tivity Health Stockholder Approval, a Company Adverse Recommendation Change has occurred.
Termination Fees (page 88)
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $54,371,114 from Tivity Health if:
•	the Merger Agreement is terminated by Tivity Health to enter into a definitive agreement with respect to a Company Superior Proposal;
•	the Merger Agreement is terminated by Parent because a Company Adverse Recommendation Change has occurred prior to obtaining the Tivity Health Stockholder Approval; or
•
if (i) a Company Takeover Proposal has been publicly disclosed by any person after April 5, 2022 and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms and thereafter the Merger Agreement is terminated (x) by Parent or Tivity Health because the closing of the Merger has not occurred on or prior to the End Date and at the time of such termination the conditions to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions and the expiration of applicable waiting periods under the HSR Act have been satisfied, (y) by Parent because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Tivity Health, which breach would give rise to the failure of any conditions to the obligations of Parent to effect the Merger or (z) by Parent or Tivity Health if the Tivity Health Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof, and (ii) at any time on or prior to the 12 month anniversary of such termination, Tivity Health or any of its subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such 12 month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to 20% will instead be references to 50%.

Tivity Health would be entitled to receive a reverse termination fee of $100,377,441 from Parent in the event the Merger Agreement is terminated (i) by Tivity Health because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Parent and Merger Sub, which breach would give rise to the failure of any conditions to the obligations of Tivity Health to effect the Merger, (ii) by Tivity Health because of Parent’s failure to consummate the closing of the Merger within three business days of Tivity Health’s notice of the satisfaction or waiver of all conditions to Parent and Merger Sub’s obligations to effect the Merger, Tivity Health’s willingness and ability to effect the Merger at such time, Tivity Health’s intent to terminate the Merger Agreement, or (iii) by Tivity Health or Parent because the closing of the Merger has not occurred on or prior to the End Date and, at the time of such termination, Tivity Health would have been entitled to terminate the Merger Agreement under clauses (i) or (ii) above.
Enforcement Expenses (page 88)
If either Tivity Health or Parent fails to pay the termination fee or reverse termination fee, respectively, and in order to obtain such payment, Parent or Tivity Health, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party must reimburse the non-paying party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement under the applicable provisions of the Merger Agreement plus interest. However, neither such payment may exceed $7.5 million in the aggregate.

Specific Performance (page 89)
Parent, Merger Sub and Tivity Health are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligation of the parties to consummate the transactions contemplated by the Merger Agreement and the obligation of Parent and Merger Sub to pay, and Tivity Health’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by the Merger Agreement, in each case in accordance with the terms and subject to the conditions of the Merger Agreement), without proof of actual damages and in addition to any other remedy to which any party is entitled at law or in equity. Notwithstanding the foregoing, under the Merger Agreement, the right of Tivity Health to an injunction, specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the closing of the Merger will only be available if: (i) the conditions to the obligations of Parent and the Merger Sub to effect the Merger have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the closing of the Merger, which must be capable of being satisfied at the closing of the Merger and will be satisfied at the closing of the Merger), (ii) the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded, and (iii) Tivity Health has irrevocably confirmed in a written notice that (x) Tivity Health is ready, willing and able to consummate the closing of the Merger and (y) all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the closing of the Merger, which will be capable of being satisfied at the closing of the Merger and will be satisfied at the closing of the Merger) and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then Tivity Health would take such actions required of it by the Merger Agreement to cause the closing of the Merger to occur.
Appraisal Rights (page 95)
If the Merger is consummated, shares of Tivity Health Common Stock held by Tivity Health stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Tivity Health Common Stock through the Effective Time of the Merger and who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 of the DGCL shall not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that such Tivity Health stockholders will be entitled to have their shares of Tivity Health Common Stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of Tivity Health Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Tivity Health stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal in accordance with Section 262 of the DGCL to Tivity Health before the vote is taken on the adoption of the Merger Agreement, you must not vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of Tivity Health Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 95 of this Proxy Statement, and Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of Tivity Health Common Stock through the Fidelity 401(k) Plan or a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Tivity Health stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On April 5, 2022, Tivity Health entered into the Merger Agreement providing for the Merger of Merger Sub with and into Tivity Health, with Tivity Health surviving the Merger as a wholly-owned subsidiary of Parent, an affiliate of Stone Point Capital. The Board is furnishing this Proxy Statement and form of proxy card to the holders of Tivity Health Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Tivity Health stockholders of record as of the close of business on May 23, 2022 may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at Tivity Health’s headquarters located at 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, on June 23, 2022 at 9:00 a.m., Central Time.
Q:	What is the proposed Merger and what effects will it have on Tivity Health?
A:
The proposed Merger is the acquisition of Tivity Health by Parent through the merger of Merger Sub with and into Tivity Health pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Tivity Health Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Tivity Health, with Tivity Health continuing as the Surviving Corporation. As a result of the Merger, Tivity Health will become a direct, wholly-owned subsidiary of Parent and you will no longer own shares of Tivity Health Common Stock. Tivity Health expects to delist its common stock from Nasdaq and de-register its common stock under the Exchange Act as soon as practicable after the Effective Time. Thereafter, Tivity Health would no longer be a publicly traded company, and Tivity Health will no longer file periodic reports with the SEC on account of Tivity Health Common Stock.

Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Transaction Consideration of $32.50 in cash, without interest and less any applicable withholding taxes, for each share of Tivity Health Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Tivity Health Common Stock, you will be entitled to receive $3,250.00 in cash, without interest and less any applicable withholding taxes, in exchange for your 100 shares of Tivity Health Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only stockholders of record as of the close of business on May 23, 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of Tivity Health Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.
Q:	How may I vote?
A:	For Tivity Health stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four ways:
•	by voting over the internet using the website indicated on the enclosed proxy card;
•	by telephone using the toll-free number on the enclosed proxy card;
•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
•	by attending the Special Meeting in person and voting by ballot.
For holders in street name: If your shares of Tivity Health Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Tivity Health Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
If you submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Tivity Health Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of Tivity Health Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Tivity Health Common Stock by ballot at the Special Meeting even if you have previously voted by proxy.
Q:	How many votes do I have?
A:
Each holder of Tivity Health Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Tivity Health Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Only stockholders of record or beneficial owners of Tivity Health Common Stock as of the close of business on the Record Date or their duly appointed proxies are entitled to attend the Special Meeting. If you plan to attend the Special Meeting, please note that you will need to provide proof of ownership of Tivity Health Common Stock and provide a government-issued picture identification card, such as your driver’s license. If you hold shares through an account with a broker, bank or other nominee, please bring to the Special Meeting your statement evidencing your beneficial ownership of Tivity Health Common Stock as of the Record Date and provide a government-issued picture identification card, such as your driver’s license. Please note that if you hold shares through a broker, bank or other nominee and plan to attend the Special Meeting in person and would like to vote there, you will need to contact your broker, bank or other nominee and request a “legal proxy.” If your shares are held through a broker, bank or other nominee and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Company common stock, to:

Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention: Secretary

All stockholders and beneficial owners should bring a government-issued picture identification card, such as your driver’s license, as you will also be asked to provide a government-issued identification card at the registration desk on the day of the Special Meeting or any adjournment or postponement of the Special Meeting. Everyone who attends the Special Meeting must abide by the rules for the conduct of the Special Meeting. These rules will be printed on the Special Meeting agenda. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the Special Meeting.
In any case, we recommend that you submit your proxy via the internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting in person. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in person and vote by ballot, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not the stockholder of record, you may not vote your shares by ballot at the Special Meeting unless you request and obtain a valid legal proxy from your bank, broker, bank or other nominee.
Please note that participants in our 401(k) Plan may not vote their plan shares by ballot at the Special Meeting and in order to vote their shares, must provide voting instructions to Fidelity by June 20, 2022 at 11:59 p.m., Eastern Time. See “How are my shares in Tivity Health’s 401(k) Plan voted?” in this section of the Proxy Statement for more information.
Q:	How are my shares in Tivity Health’s 401(k) Plan voted?
A:
For those stockholders who hold shares pursuant to the 401(k) Plan, Fidelity acts as trustee for shares held in the 401(k) Plan. The governing documents of the 401(k) Plan require Fidelity, as trustee, to vote the shares as directed by the plan participants for whose benefit the shares are held. Fidelity will use an independent third party to tabulate the voting directions of all participants who provide such directions to Fidelity. Neither the tabulator nor Fidelity will provide the individual participant voting directions to Tivity Health, unless otherwise required by law. Shares of Tivity Health Common Stock for which no direction is received by Fidelity from the participants by June 20, 2022 at 11:59 p.m., Eastern Time, will not be voted.

Q:	What matters will be voted on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement;
•	to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger; and
•
to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

Q:	How does the Transaction Consideration compare to the market price of Tivity Health Common Stock prior to the announcement of the Merger?
A:	The Transaction Consideration of $32.50 per share represents a premium of:
•	approximately 28% over the closing stock price on December 7, 2021, the last trading day prior to the $33.00 per share unsolicited proposal from Stone Point Capital;
•	approximately 31% over the closing stock price on January 7, 2022, the last trading day prior to the commencement of outreach to potential buyers;
•	approximately 19% over the closing stock price on February 28, 2022, the last trading day prior to the commencement of Stone Point Capital’s outreach to potential debt financing sources;
•
approximately 18% over the volume weighted average stock price of shares of Tivity Health Common Stock during the 90-day period ended April 4, 2022, the last trading day prior to the announcement of the Merger.

Q:	What do I need to do now?
A:
Tivity Health encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the internet or by telephone, so that your shares can be voted at the Special Meeting. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Tivity Health Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?
A:
On April 5, 2022, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 41 of this Proxy Statement, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Tivity Health and its stockholders, (ii) determined that it is in the best interests of Tivity Health and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Tivity Health of the Merger Agreement, the performance by Tivity Health of its covenants and agreements contained therein and the consummation of the Merger upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the stockholders of Tivity Health, and (v) resolved to recommend that the stockholders of Tivity Health vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve the adoption of the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger; (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
Q:	Should I send in my stock certificate(s) now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the Paying Agent (as defined in the section entitled “Terms of the Merger Agreement—Exchange and Payment Procedures” beginning on page 69 of this Proxy Statement) in order to receive the cash payment of the Transaction Consideration for each share of Tivity Health Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Transaction Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in “street name,” please contact your broker, bank, Fidelity 401(k) Plan trustee or other nominee for instructions as to how to effect the surrender of your shares of Tivity Health Common Stock in exchange for the Transaction Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Transaction Consideration for my shares of Tivity Health Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Tivity Health stockholders or if the Merger is not consummated for any other reason, Tivity Health stockholders will not receive any payment for their shares of Tivity Health Common Stock. Instead, Tivity Health will remain an independent public company, Tivity Health Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Tivity Health Common Stock.

Under certain specified circumstances in which the Merger is not consummated, Tivity Health may be required to pay Parent a termination fee, or under certain other specified circumstances, Tivity Health may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 88 of this Proxy Statement.
Q:	Do any of Tivity Health’s directors or officers have interests in the Merger that may be in addition to or differ from those of Tivity Health stockholders generally?
A:
Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that Tivity Health’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Tivity Health stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Tivity Health stockholders. For a description of the interests of Tivity Health’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger” beginning on page 56 of this Proxy Statement.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Tivity Health’s named executive officers in connection with the Merger?

A:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?
A:
The affirmative vote of a majority of the outstanding shares of Tivity Health Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of the Tivity Health Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve: (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (ii) the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of outstanding shares of Tivity Health Common Stock entitled to vote at the Special Meeting. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone, submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because all of the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

As of May 23, 2022, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately 49,932,432 shares of Tivity Health Common Stock issued and outstanding. Each holder of Tivity Health Common Stock is entitled to one vote per share of Tivity Health Common Stock owned by such holder as of the Record Date.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Tivity Health. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to Tivity Health or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank or other nominee, or if your shares are held through the Fidelity 401(k) Plan, you are considered the beneficial owner of those shares. In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Tivity Health Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Tivity Health Common Stock is called a “proxy card.” The Board has designated Richard Ashworth, Adam Holland and Raymond Bilbao, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.
If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•
by delivering a signed revocation letter to Tivity Health’s Secretary, at Tivity Health’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•
by attending the Special Meeting in person and voting by ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting in order for your previous proxy to be revoked.

Please note that participants in our 401(k) Plan may not vote their plan shares by ballot at the Special Meeting and in order to vote their shares, must provide voting instructions to Fidelity by June 20, 2022 at 11:59 p.m., Eastern Time. See “How are my shares in Tivity Health’s 401(k) Plan voted?” in this section of the Proxy Statement for more information.
Your latest dated proxy card, internet or telephone vote is the one that is counted.
If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	If a Tivity Health stockholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained, in the event such proposal is called to a vote.
Shares of the Tivity Health Common Stock held in the Fidelity 401(k) Plan are voted by the Fidelity 401(k) Plan’s trustee in accordance with specific instructions given by the Fidelity 401(k) Plan participants to whose accounts such shares of the Tivity Health Common Stock have been allocated. Any shares of Tivity Health Common Stock held in a Fidelity 401(k) Plan for which no instructions are received will not be voted.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
The holders of a majority in voting power of all issued and outstanding Tivity Health Common Stock entitled to vote at the Special Meeting, present or represented by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the close of business on the Record Date, there were 49,932,432 shares of Tivity Health Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, at least 24,966,217 shares must be present or represented by proxy to have a quorum. If a quorum is not present at the Special Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the Special Meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Tivity Health stockholders of record: Please call Innisfree M&A Incorporated at (877) 750-0854 (toll-free from the U.S. and Canada) or +1(412) 232-3651 (from other locations).
For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares of Tivity Health Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Tivity Health Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Tivity Health in writing of such special arrangements, you will transfer the right to receive the Transaction Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Tivity Health Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Tivity Health Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Tivity Health Common Stock after the Special Meeting but before the Effective Time?
A:
If you transfer your shares of Tivity Health Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive Transaction Consideration to the person to whom you transfer your shares of Tivity Health Common Stock. In order to receive the Transaction Consideration, you must hold your shares of Tivity Health Common Stock through the Effective Time.

Q:	Who will count the votes?
A:
Tivity Health has retained a representative of Broadridge Financial Solutions to serve as inspector of election in connection with the Special Meeting. The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?
A:
The cost of this proxy solicitation will be borne by Tivity Health. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Tivity Health Common Stock. Tivity Health has retained Innisfree M&A Incorporated (“Innisfree”) as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:	Where can I find the voting results of the Special Meeting?
A:	Tivity Health intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Tivity Health Common Stock for cash pursuant to the Merger?
A:
The exchange of Tivity Health Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement) who exchanges shares of Tivity Health Common Stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States but you may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 of this Proxy Statement.

Q:	What will the holders of outstanding Tivity Health equity awards receive in the Merger?
A:
If the Merger is completed, each Company Option, whether or not vested, that is outstanding as of immediately prior to the Effective Time will be cancelled and will entitle the holder, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, to receive an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Transaction Consideration over the exercise price per share of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time. If the exercise price per share of Tivity Health Common Stock of a Company Option is equal to or greater than the Transaction Consideration, such Company Option shall be cancelled by virtue of the Merger without any action on the part of and without any payment to the Company Option holder.

If the Merger is completed, each Company MSU award outstanding as of immediately prior to the Effective Time will automatically become vested, will be cancelled without any action on the part of any holder or beneficiary thereof, and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock that would have vested pursuant to the terms of such Company MSU award based on actual performance through the Effective Time, and (B) the Transaction Consideration.
If the Merger is completed, except as described below for Company RSU awards granted after April 5, 2022, each Company RSU award outstanding as of immediately prior to the Effective Time will automatically become fully vested, will be cancelled and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock then underlying such Company RSU award as of immediately prior to the Effective Time and (B) the Transaction Consideration.
If the Merger is completed, except for (i) deferred Company RSUs granted to certain non-employee directors under Tivity Health’s Director Deferred Compensation Program and (ii) limited exceptions for certain Company RSUs, which, in each case, will vest in full immediately prior to the Effective Time, each Company RSU award granted after April 5, 2022 will vest immediately prior to the Effective Time on a prorated basis, with such proration based on a fraction, the numerator of which is the number of days of continuous service provided by the grantee to Tivity Health between the grant date of the Company RSU award and the Effective Time, and the denominator of which is 1,096, and otherwise be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such equity award granted after April 5, 2022 that does not vest in accordance with the immediately preceding sentence will be forfeited without consideration upon the Effective Time without any action on the part of the holder of such Company RSU award.
For additional information regarding the treatment of Tivity Health’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement—Transaction Consideration—Outstanding Tivity Health Equity Awards” beginning on page 68 of this Proxy Statement.
Q:	When do you expect the Merger to be consummated?
A:
Tivity Health and Parent are working toward consummating the Merger as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by Tivity Health’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in or before the third quarter of 2022.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is consummated, shares of Tivity Health Common Stock held by stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Tivity Health Common Stock through the Effective Time of the Merger and who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 of the DGCL shall not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that such Tivity Health stockholders are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Tivity Health Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 95 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement.

Q:	How can I obtain more information about Tivity Health?
A:	You can find more information about Tivity Health from various sources described in the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Tivity Health Common Stock, please contact Tivity Health’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders May Call: (877) 750-0854 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which Tivity Health refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by Tivity Health or on Tivity Health’s behalf, contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. These risks and uncertainties include but are not limited to: (i) the risk that the proposed Merger may not be completed in a timely manner or at all, which may adversely affect Tivity Health’s business and the price of the Tivity Health Common Stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by Tivity Health’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Tivity Health to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on Tivity Health’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts Tivity Health’s current plans and operations; (vi) Tivity Health’s ability to retain and hire key personnel in light of the proposed transaction; (vii) risks related to diverting management’s attention from Tivity Health’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) the ability of Stone Point Capital to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (x) potential litigation relating to the Merger that could be instituted against Stone Point Capital, Tivity Health or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing; (xii) certain restrictions during the pendency of the Merger that may impact Tivity Health’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the pandemic of SARS-CoV-2 or COVID-19 and any variants, evolutions or mutations thereof (“COVID-19”), as well as management’s response to any of the aforementioned factors; and (xiv) other risks described in Tivity Health’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Tivity Health’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 29, 2022, Tivity Health’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022, and subsequent filings. While the list of risks and uncertainties presented here is considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or Tivity Health’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made.
All of the forward-looking statements Tivity Health makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in Tivity Health’s consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 31, 2021, as amended, and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement).
Discussions of additional risks and uncertainties are contained in Tivity Health’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Tivity Health’s judgment only as of the date hereof. Tivity Health undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This Proxy Statement is being furnished to Tivity Health stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held at Tivity Health’s corporate headquarters, located at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, on June 23, 2022 at 9:00 a.m., Central Time, unless the meeting is adjourned or postponed.
Purpose of the Special Meeting
At the Special Meeting, Tivity Health stockholders will be asked to consider and vote on proposals to:
•	adopt the Merger Agreement;
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger; and
•
approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

Record Date; Shares Entitled to Vote; Quorum
Only Tivity Health stockholders of record as of the close of business on May 23, 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in Tivity Health’s headquarters located at 701 Cool Springs Boulevard, Franklin, Tennessee 37067, during regular business hours for a period of at least ten days before the Special Meeting and at the location of the Special Meeting during the Special Meeting.
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. The holders of a majority of Tivity Health Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the Special Meeting for the transaction of business. Abstentions will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for purposes of determining whether a quorum is present.
With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your broker, bank or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Tivity Health Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority in voting power of Tivity Health Common Stock entitled to vote thereon, which are present, or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve: (i) by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and (ii) the proposal approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. This means that the proposal to adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of outstanding shares of Tivity Health Common Stock entitled to vote at the Special Meeting. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone, submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Because each of the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Shares Held by Tivity Health’s Directors and Executive Officers
At the close of business on the Record Date, Tivity Health’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,325,979 shares of Tivity Health Common Stock, which represented approximately 2.66% of the shares of outstanding Tivity Health Common Stock on that date. The directors and executive officers have informed Tivity Health that they currently intend to vote all of their shares of Tivity Health Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
Voting of Proxies
For Stockholders of Record
If your shares of Tivity Health Common Stock are held in your name by Tivity Health’s transfer agent, Computershare, Inc., you can vote:
•
Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the instructions. You will need the control number shown on your proxy card in order to vote.

•
Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the toll-free phone number indicated on the enclosed proxy card and follow the voice prompts. You will need the control number shown on your proxy card in order to vote.

For purposes of expediency, we encourage all stockholders to vote electronically, if possible. However, if you do not have access to a touch-tone phone or the Internet, you can vote:
•
Via Mail — If you choose to vote via mail, mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

•
At the Special Meeting — Stockholders of record may vote in person by following the procedures described above to attend the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy card designating that person. Any previously submitted proxies will be superseded by the vote cast at the Special Meeting.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, and “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for Tivity Health’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
For Beneficial Owners
If your shares of Tivity Health Common Stock are held in a street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because all of the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Tivity Health Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” each of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the internet or telephone through your broker, bank or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger or the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate.
How You May Revoke or Change Your Vote
Stockholders of record retain the power to revoke their proxy or change their vote at any time before it is voted at the Special Meeting, even if they sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice specifying such revocation, to the attention of our Secretary at Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, so that it is received prior to 11:59 p.m., Central Time, on the night before the Special Meeting. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy signed and returned by mail prior to 11:59 p.m., Central Time, on the night before the Special Meeting or by voting by ballot in person at the Special Meeting. Simply attending the Special Meeting will not constitute revocation of your proxy.
If your shares of Tivity Health Common Stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Tivity Health stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Adjournments and Postponements
In addition to the proposal to approve the adoption of the Merger Agreement and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, Tivity Health stockholders are also being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting from time to time, if necessary or appropriate in the view of the Board, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained. In addition, the Board may postpone the Special Meeting before it commences in accordance with Tivity Health’s bylaws.
If a quorum is not present or if there are not sufficient votes for the approval of the adoption of the Merger Agreement, Tivity Health expects that the Special Meeting will be adjourned, in order to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original Special Meeting.
Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The cost of this proxy solicitation will be borne by Tivity Health. Our directors, officers and employees may solicit proxies by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Tivity Health Common Stock.
Tivity Health has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, Innisfree will receive an estimated fee not to exceed $25,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Company Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in or prior to the third quarter of 2022.
Attending the Special Meeting
Only stockholders of record or beneficial owners of Tivity Health Common Stock as of the close of business on the Record Date or their duly appointed proxies are entitled to attend the Special Meeting. If you plan to attend the Special Meeting, please note that you will need to provide proof of ownership of Tivity Health Common Stock and provide a government-issued picture identification card, such as your driver’s license. If you hold shares through an account with a broker, bank or other nominee, please bring to the Special Meeting your statement evidencing your beneficial ownership of Tivity Health Common Stock as of the Record Date and provide a government-issued picture identification card, such as your driver’s license. Please note that if you hold shares through a broker, bank or other nominee and plan to attend the Special Meeting in person and would like to vote there, you will need to contact your broker, bank or other nominee and request a “legal proxy.” If your shares are held through a broker, bank or other nominee and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Tivity Health Common Stock, to:
Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention: Secretary
All stockholders and beneficial owners should bring a government-issued picture identification card, such as your driver’s license, as you will also be asked to provide a government-issued identification card at the registration desk on the day of the Special Meeting or any adjournment or postponement of the Special Meeting. Everyone who attends the Special Meeting must abide by the rules for the conduct of the Special Meeting. These rules will be printed on the Special Meeting agenda. Even if you plan to attend the Special Meeting, please submit your proxy and vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the Special Meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the Special Meeting.

Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree, our proxy solicitor, by calling (877) 750-0854 (TOLL-FREE from the U.S. and Canada) or +1(412) 232-3651 (from other locations). Banks and brokers may call collect at (212) 750-5833.
Rights of Stockholders Who Seek Appraisal
If the Merger is consummated, shares of Tivity Health Common Stock held by Tivity Health stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Tivity Health Common Stock through the Effective Time of the Merger and who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 of the DGCL shall not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that such Tivity Health stockholders will be entitled to have their shares of Tivity Health Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Tivity Health Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Tivity Health stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal in accordance with Section 262 of the DGCL to Tivity Health before the vote is taken on the adoption of the Merger Agreement, you must not vote (in person or by proxy) in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of Tivity Health Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 95 of this Proxy Statement, and Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of Tivity Health Common Stock through the Fidelity 401(k) Plan, or a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about Tivity Health may be found elsewhere in this Proxy Statement and in Tivity Health’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement.
Parties Involved in the Merger
Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, TN 37067
Tivity Health is a leading provider of healthy life-changing solutions, including SilverSneakers®, Prime® Fitness, and WholeHealth Living®. Tivity Health helps adults improve their health and supports them on life’s journey by providing access to in-person and virtual instructor-led physical activity, social engagement, and mental enrichment programs as well as access to physical and integrative health services. Tivity Health delivers resources that enable members to live healthier, happier, more connected lives.
Tivity Health offers SilverSneakers to approximately 18 million eligible members of Medicare Advantage, Medicare Supplement, and group retiree plans. Tivity Health also offer Prime Fitness, a fitness facility access program, through commercial health plans, employers, and other sponsoring organizations. Our national network of fitness centers delivers both SilverSneakers and Prime Fitness. The SilverSneakers fitness network encompasses approximately 23,000 locations. Tivity Health offers virtual fitness experiences, including live instructor-led classes. Through the WholeHealth Living program, which Tivity Health sells primarily to health plans, Tivity Health offers a continuum of services related to physical and integrative medicine. The WholeHealth Living network includes relationships with approximately 30,000 physical and integrative medicine practitioner locations to serve individuals through health plans and employers who seek health services such as chiropractic care, acupuncture, physical therapy, occupational therapy, massage therapy, and more. Tivity Health Common Stock is currently listed on Nasdaq under the symbol “TVTY.”
Titan-Atlas Parent, Inc.
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Parent is a Delaware corporation, formed on April 4, 2022 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation.
Titan-Atlas Merger Sub, Inc.
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent, formed on April 4, 2022 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist.

Parent and Merger Sub are each affiliated with the Stone Point Funds. Parent, Merger Sub and the Stone Point Funds are each associated with Stone Point Capital, a leading private equity firm, investing in businesses within the global financial services industry and related sectors. At the Effective Time, the Surviving Corporation will be indirectly owned by the Stone Point Funds and certain of their affiliates.
In connection with the transactions contemplated by the Merger Agreement, (1) the Stone Point Funds have provided Parent with the Equity Financing in an amount of $1,010,000,000 and (2) Parent has obtained the Debt Financing in an aggregate amount of $1,200,000,000 from Apollo, HPS, SPC, BSP and Owl Rock. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and also to fund certain other payments, subject to the terms and conditions of the Merger Agreement. In addition, the Stone Point Funds have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $107,877,441 with respect to the Stone Point Funds, including any reverse termination fee payable by Parent under the Merger Agreement and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Tivity Health, as specified in the Merger Agreement. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 62 of this Proxy Statement.
Effect of the Merger
If the Merger Agreement is adopted by Tivity Health stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into Tivity Health, with Tivity Health surviving the Merger as the Surviving Corporation. As a result of the Merger, Tivity Health, Inc. will become a wholly-owned subsidiary of Parent, and Tivity Health Common Stock will no longer be publicly traded. In addition, Tivity Health Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Tivity Health will no longer file periodic reports with the SEC on account of Tivity Health Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Tivity Health and Parent may agree and specify in the certificate of merger).
Effect on Tivity Health if the Merger Is Not Consummated
If the Merger Agreement is not adopted by Tivity Health stockholders or if the Merger is not consummated for any other reason, Tivity Health stockholders will not receive any payment for their shares of Tivity Health Common Stock. Instead, Tivity Health will remain an independent public company, Tivity Health Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Tivity Health will continue to file periodic reports with the SEC on account of Tivity Health Common Stock. In addition, if the Merger is not consummated, Tivity Health expects that Tivity Health’s management will operate the business in a manner similar to that in which it is being operated today.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of Tivity Health Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Tivity Health Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Tivity Health Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review Tivity Health’s business operations, properties, capitalization and strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by Tivity Health stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Tivity Health will be offered or that Tivity Health’s business, prospects or results of operation will not be adversely impacted.
In addition, under specified circumstances, Tivity Health may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 88 of this Proxy Statement.

Transaction Consideration
Upon the consummation of the Merger, each share of Tivity Health Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Tivity Health or any subsidiary of Tivity Health (including shares held as treasury stock), (ii) shares held, directly or indirectly, by Parent or Merger Sub, which will be cancelled for no consideration, and (iii) any Dissenting Shares) will be converted into the right to receive Transaction Consideration.
Background of the Merger
As part of its ongoing oversight and evaluation of Tivity Health’s business, the Board, together with senior management, regularly reviews and assesses opportunities to increase stockholder value, including evaluating various potential strategic alternatives, including acquisitions, dispositions and internal restructurings. In recent years, Tivity Health has undergone significant leadership changes among the Board, beginning with the addition of Anthony Sanfilippo and Erin Russell as new independent directors in March 2020 and the subsequent appointment of Mr. Sanfilippo as independent Chairman in April 2020. These changes at the Board level were accompanied by changes among the senior management team, including the hiring of Richard Ashworth as President and Chief Executive Officer in June 2020. The refreshed Board and management team have led a successful reorientation of Tivity Health’s strategy, which has included the disposition in December 2020 of Tivity Health’s Nutrition business acquired via the acquisition of Nutrisystem, Inc. in March 2019, refocusing Tivity Health’s strategy on strengthening and expanding its core SilverSneakers, Prime Fitness and Whole Health Living brands, and the successful navigation of the pandemic leading to both recovery of in-person fitness visits to Tivity Health’s gym partners and ongoing expansion of virtual fitness offerings. These efforts were recognized by the capital markets, leading to a recovery in Tivity Health’s stock price from a closing price of $5.27 on April 1, 2020, the day before Mr. Sanfilippo was appointed Chairman, to $25.36 on December 7, 2021, the day before Stone Point Capital provided its initial written indication of interest in acquiring Tivity Health.
On October 14, 2021, Mr. Ashworth received a telephone call from a representative of a significant stockholder of Tivity Health (“Stockholder A”) related to contacts such representative had had with Stone Point Capital, an investment firm based in Greenwich, Connecticut. The representative of Stockholder A relayed that Stone Point Capital had been a long-term follower of Tivity Health’s business and may have interest in exploring a potential strategic transaction. Mr. Ashworth responded that the Board and Tivity Health were always receptive to stockholder feedback and to exploring opportunities to create additional value for stockholders, and confirmed to the representative of Stockholder A that he would be open to connecting with representatives of Stone Point Capital. The representative of Stockholder A followed up later that day with an email introduction connecting Mr. Ashworth with the Stone Point Capital representatives.
On October 28, 2021, Mr. Ashworth and Adam Holland, Chief Financial Officer of Tivity Health, held an initial telephonic meeting with representatives of Stone Point Capital to discuss publicly available information relating to Tivity Health’s business and operations, financial performance and strategic direction, and at the end of the discussion Stone Point Capital expressed interest in exploring a possible strategic transaction between Stone Point Capital and Tivity Health, including a possible acquisition of Tivity Health by Stone Point Capital. On November 3, 2021, representatives of Stone Point Capital emailed Mr. Ashworth noting their positive view of the October 28 meeting and ongoing interest in maintaining an open dialogue. Subsequent to these interactions, Mr. Ashworth met with Mr. Sanfilippo, Tivity Health’s independent Chairman, to recount the discussions, and Mr. Sanfilippo directed Mr. Ashworth to maintain the dialogue with Stone Point Capital and report any material developments to the Board.
On November 16, 2021, at Stone Point Capital’s request, Mr. Ashworth conducted a follow-up call with representatives of Stone Point Capital and addressed additional questions about Tivity Health’s business, customer base and strategy. On November 18, 2021, a call to discuss further follow-up questions about Tivity Health’s business, customer base and strategy was conducted by Mr. Ashworth and Mr. Holland with representatives of Stone Point Capital and on November 23, 2021, a similar call was conducted with Stone Point Capital by Messrs. Ashworth and Holland, along with Jeremy Kunicki, Tivity Health’s Senior Vice President of Corporate Development, and Chris Morrison, Tivity Health’s Senior Vice President of Strategic Management. In each of these meetings, information provided by representatives of Tivity Health was limited to publicly available information.

On November 29, 2021, Messrs. Ashworth, Holland, Kunicki and Morrison met with representatives of Stone Point Capital in Nashville, Tennessee over dinner for further discussions of publicly available information about Tivity Health’s business and strategy, as well as possible business opportunities with Stone Point Capital’s portfolio companies. On December 1, 2021, representatives of Stone Point Capital contacted Mr. Ashworth by telephone to note their positive view of the November 29 discussion and to request a group call that would include representatives of certain of Stone Point Capital’s portfolio companies. On December 3, 2021, Messrs. Ashworth and Holland held a call with representatives of Stone Point Capital and one of Stone Point Capital’s portfolio companies to discuss publicly available information about Tivity Health and potential strategic opportunities. Subsequent to these interactions, Mr. Ashworth spoke with Mr. Sanfilippo by telephone to recount the discussions, and Mr. Sanfilippo directed Mr. Ashworth to continue the dialogue with Stone Point Capital and report any material developments to the Board.
On December 8, 2021, representatives of Stone Point Capital contacted Mr. Ashworth by telephone to inform him of their intention to convey to him, on behalf of the Board, a letter indicating their interest in acquiring Tivity Health. Mr. Ashworth acknowledged the information and committed to review any proposal with the Board. Following the call, representatives of Stone Point Capital emailed to Mr. Ashworth their letter, indicating an interest in acquiring Tivity Health for an indicative price of $33.00 in cash per outstanding share of Tivity Health Common Stock, representing an approximate 30% premium to the closing price of $25.36 on December 7, 2021. Stone Point Capital’s offer contemplated no financing condition but was expressly subject to the completion of due diligence review and final approvals from both parties. Mr. Ashworth promptly conveyed Stone Point Capital’s letter to Mr. Sanfilippo and the other members of the Board.
On December 9, 2021, representatives of Lazard, Tivity Health’s historical financial advisor, acting on the direction of Messrs. Sanfilippo and Ashworth, held a telephonic meeting with representatives of Stone Point Capital to ask clarifying questions about the indication of interest for the benefit of the Board’s review of the proposal, including Stone Point Capital’s potential plans for the overall transaction timetable, due diligence investigation and financing. On December 10, 2021, representatives of Stone Point Capital contacted Mr. Ashworth by telephone and inquired as to the status and timing of the Board’s response, and Mr. Ashworth informed them that the Board would convene a meeting later in the month and respond to their proposal in due course. With the information gathered from these discussions with Stone Point Capital, Messrs. Sanfilippo and Ashworth conferred individually with the other Board members to prepare for a Board meeting later in December to consider the proposal. In preparation for that meeting, Mr. Sanfilippo directed Messrs. Ashworth and Holland to work with the management team to finalize management’s long-term forecast, building on the forecast work that was already underway as part of management’s normal-course year-end process, for presentation to the Board as part of its consideration of the proposal. Management continued developing the long-term forecast over the succeeding two weeks.
On December 22, 2021, the Board held a meeting via videoconference, with representatives of Tivity Health’s senior management, Lazard and Tivity Health’s outside counsel Bass, Berry & Sims PLC (“Bass Berry”) present, to review Stone Point Capital’s proposal. Tivity Health’s senior management began by presenting to the Board management’s current forecasted financial information for Tivity Health’s business through the end of fiscal 2027 and underlying assumptions. Following discussion, the Board adopted the long-term forecast proposed by management which is discussed in the section entitled “The Merger—Projections Prepared by Tivity Health’s Management” beginning on page 54 of this Proxy Statement. Representatives of Bass Berry reviewed for the Board the directors’ fiduciary duties under applicable law in the context of Stone Point Capital’s proposal. Representatives of Lazard then reviewed Stone Point Capital’s proposal against several preliminary valuation methodologies, including a preliminary analysis of discounted cash flows based on management’s long-range forecast. Representatives of Lazard also reviewed Stone Point Capital’s history of making large-scale acquisitions of this type and its likely ability to finance the transaction at the valuation implied by Stone Point Capital’s indicative proposal.
Representatives of Lazard then reviewed potential process considerations for the Board in determining whether to pursue further Stone Point Capital’s proposal and, if the Board should direct it, outreach to other potentially interested parties—including both financial sponsors and strategic buyers—to gauge interest from others in a possible acquisition of Tivity Health. Representatives of Lazard and Bass Berry responded to questions from the Board relating to the structure and timing of such a process. The representatives of Lazard discussed with the Board the risks and benefits of various market check strategies, from a full public auction-style solicitation of interest, to a targeted outreach to a list of selected potential buyers likely to have both potential interest and the ability to complete a transaction, to a single-bidder strategy of continuing discussions solely with Stone Point Capital with no outreach to other parties. Following this discussion, the Board determined that a program of robust outreach to a significant number of potentially interested parties was the optimal approach for maximizing potential value and identifying as many interested parties as would be feasible. The Lazard representatives reviewed with the Board a list of potentially interested counterparties, which included both financial sponsors and strategic counterparties. The list of strategic counterparties was smaller in number than financial sponsors, given the Board and management’s input as to which strategic counterparties were either competitors or significant customers of Tivity Health, as well as Lazard’s view as to which potential counterparties were of sufficient scale to execute a transaction of the potential size being contemplated. The Board further directed Lazard and Bass Berry to negotiate a suitable non-disclosure agreement with Stone Point Capital and, thereafter, to share certain nonpublic information about Tivity Health, including the long-range forecast, and to schedule a meeting between Stone Point Capital and Tivity Health’s management team in January 2022 to review such information. The Board also directed Lazard to prepare for outreach to the potentially interested parties beginning early in 2022 as discussed.
At its December 22, 2021 meeting, the Board also met in executive session and approved the formal engagement of Lazard to act as Tivity Health’s financial advisor in connection with the proposal from Stone Point Capital and the review of strategic alternatives by the Board. Lazard was selected by the Board because of, among other reasons, Lazard’s significant experience advising public companies on strategic transactions in the healthcare and consumer industries, Lazard’s familiarity with Tivity Health and its strategy, and Lazard’s previous work as Tivity Health’s financial advisor in connection with the successful disposition of the Nutrition business in 2020.
On December 23, 2021, Mr. Ashworth spoke with representatives of Stone Point Capital by telephone and, at the Board’s direction, conveyed to them the Board’s decision to allow Stone Point Capital to conduct a limited due diligence review of certain information, subject to execution of a suitable non-disclosure agreement, and the Board’s intention to undertake a process of evaluating strategic alternatives, including outreach to other parties deemed likely to have potential interest in a strategic transaction involving Tivity Health, in response to Stone Point Capital’s proposal.
On December 24, 2021, Stone Point Capital conveyed an initial due diligence request list to Lazard. On December 27, 2021, Lazard conveyed an initial draft of Tivity Health’s non-disclosure agreement containing customary standstill provisions to Stone Point Capital, which was negotiated between the parties and legal counsel over succeeding days and executed by Tivity Health and Stone Point Capital on December 30, 2021. Throughout this time and for the coming weeks, Tivity Health’s management and representatives of Lazard worked to compile due diligence information responsive to Stone Point Capital’s request and otherwise likely to be of interest to prospective counterparties into a virtual data room to be shared with any party that may express interest and enter into a suitable non-disclosure agreement.
On January 7, 2022, Stone Point Capital was granted access to due diligence information through Tivity Health's virtual data room and commenced due diligence as of that time.
On January 10, 2022, representatives of Lazard began contacting potential counterparties discussed with the Board at its December 22, 2021 meeting to gauge those parties’ interest in an acquisition of Tivity Health. These contacts and subsequent discussions took place over a period of several weeks, and ultimately 31 parties including Stone Point Capital (comprised of 28 financial sponsors and three strategic parties) were contacted by representatives of Lazard, at the direction of the Board. Following Lazard’s outreach to the three potential strategic acquirers that had been identified and discussed with the Board (“Strategic Party A, B, and C”), Strategic Party A requested the form of nondisclosure agreement, which Lazard conveyed to Strategic Party A. Both Strategic Party B and Strategic Party C declined to enter into a nondisclosure agreement and notified Lazard of their intention not to pursue a transaction with Tivity Health on February 4, 2022 and January 29, 2022, respectively. In summary, of the 31 parties contacted including Stone Point Capital, 21 parties (comprised of 20 financial sponsors and one strategic party) entered into non-disclosure agreements with Tivity Health containing customary standstill provisions and received initial information, including a confidential information memorandum that contained Tivity Health’s long-range forecast. Each party executing a non-disclosure agreement was granted access to Tivity Health's virtual data room promptly after execution. Of the 21 parties that entered into non-disclosure agreements, 15 parties (comprised of 14 financial sponsors and one strategic party) held limited meetings with management to review the information and ask questions about Tivity Health’s business, financial performance and strategy. These contacts were conducted pursuant to a process letter authorized by Tivity Health and circulated by representatives of Lazard to all interested parties, including Stone Point Capital, noting, among other things, the Board’s expectation that each interested party should submit a written indication of interest to Tivity Health by February 14, 2022 in order to remain in consideration and be allowed to continue in the process, if the Board should determine to allow them to do so following review of such party’s indication of interest.
On January 11, 2022, the Board held a meeting by videoconference, with representatives of senior management, Lazard and Bass Berry present. The Board approved the expansion of the Board and addition of Stephanie Davis Michelman as a director, effective immediately, and Ms. Michelman joined the meeting after her appointment. Thereafter, representatives of Lazard provided an update on engagement with Stone Point Capital subsequent to the previous meeting of the Board, the gathering of due diligence materials and preparation of a confidential information memorandum for potentially interested parties, and Lazard’s efforts to contact the previously recommended potential buyers to gauge potential interest. The Lazard representatives also conveyed Stone Point Capital’s request for a meeting with senior management to review the long-range forecast. The Board also discussed with representatives of Lazard the possibility of Tivity Health approaching potential lenders to provide an indicative debt financing proposal that could be shared with potential buyers to illustrate the feasibility and terms that could be available to finance an acquisition of Tivity Health. Following discussion, the Board directed Lazard and management to proceed with the proposed meeting with Stone Point Capital, in conjunction with Lazard’s continuing outreach to other potential counterparties.
On January 13, 2022, Messrs. Ashworth, Holland, Kunicki and Morrison and Raymond Bilbao, Tivity Health’s Chief Legal Officer and Corporate Secretary, along with representatives of Lazard, held a virtual meeting with representatives of Stone Point Capital to discuss Tivity Health’s strategy, business performance and prospects.
During the weeks following the January 11 meeting of the Board, discussions continued among Mr. Holland and other members of the senior management team, as well as consultation with Mr. Sanfilippo, Tivity Health’s independent Board Chair, and Ms. Russell, the Chair of the Audit Committee, and representatives of Lazard, about potential lenders that could be approached to provide indicative debt financing proposals for the benefit of potentially interested parties. At the direction of Tivity Health, Bass Berry prepared a form of non-disclosure agreement for prospective lenders, and on January 21, 2022 representatives of Lazard shared this non-disclosure agreement with two prospective lenders, both of whom executed those agreements after negotiation. Subsequently, one of the lenders provided a financing proposal that was shared with prospective counterparties.
On January 26, 2022, representatives of Lazard, at the direction of the Board, conveyed a confidential information memorandum containing Tivity Health’s long-range forecast that had been approved by the Board at its meeting on December 22, 2021 to interested counterparties that were conducting due diligence, including Stone Point Capital.
On January 27, 2022, the Board held a virtual meeting, with representatives of senior management, Lazard and Bass Berry present. At the meeting, Mr. Ashworth and representatives of Lazard provided an update to the Board on the process conducted to date, responses of the counterparties contacted as part of the outreach, and the level of ongoing due diligence efforts for those counterparties that elected to continue participating in the process. The representatives of Lazard also reviewed the efforts to procure an indicative debt financing package to be shared with prospective counterparties. Lazard also provided a further update on the efforts of Stone Point Capital, as the party whose initial indication of interest had commenced the Board’s process.
On January 30, 2022, representatives of Lazard, at the direction of the Board, conveyed a letter to Stone Point Capital and other counterparties on behalf of Tivity Health noting Tivity Health’s expectation that first round indications of interest would be expected to be delivered on or before February 14, 2022. The letter noted that any such proposals would be reviewed by the Board and, if the Board determined to proceed with any party, that party would be permitted to conduct further due diligence and would be provided with a draft form of merger agreement to inform second-round proposals.
On February 3, 2022, the Board held a meeting, with representatives of senior management present, to, among other things, review Tivity Health’s fourth quarter and fiscal year 2021 performance and prepare for the upcoming earnings release and annual reporting cycle. At that meeting, Mr. Ashworth provided an update to the Board on ongoing due diligence activity by and upcoming management meetings with interested counterparties.

On February 4, 2022, the first of the 14 virtual meetings between Tivity Health’s management team and representatives of Lazard with counterparties other than Stone Point Capital took place. On February 9, 2022, at Stone Point Capital’s request, a further virtual meeting was held among Messrs. Ashworth, Holland, Kunicki, Morrison, and Bilbao along with representatives of Lazard, and representatives of Stone Point Capital to discuss follow-up questions from Stone Point Capital about Tivity Health’s business, strategy, forecast and customer base, among other matters.
In light of the breadth of interest in the process undertaken by Tivity Health and the resultant risk of a leak despite all reasonable efforts to maintain confidentiality, Tivity Health’s senior management, in consultation with Mr. Sanfilippo and representatives of Lazard, determined that it would be advisable for Tivity Health to approach Customer A, one of Tivity Health’s most significant customers, to inform Customer A, on a confidential basis, of the ongoing process and reassure Customer A of Tivity Health’s commitment to their business relationship. On February 10, 2022, Mr. Ashworth held a telephone call with a representative of Customer A to discuss these matters and respond to questions.
On February 11, 2022, Strategic Party A entered into a non-disclosure agreement, and Lazard sent to Strategic Party A the confidential information memorandum. On February 15, 2022, the last of the 14 management meetings conducted with counterparties other than Stone Point Capital was conducted.
On February 14, 2022, Tivity Health’s deadline for counterparties to submit first round indications of interest, Stone Point Capital submitted a further written indication of interest reaffirming the price of $33.00 per share that had been reflected in its December 8, 2021, letter to Tivity Health. The February 14 Stone Point Capital letter noted that it remained subject to confirmatory due diligence, but that Stone Point Capital remained highly interested in completing a transaction with Tivity Health and was prepared to move expeditiously to do so.
None of the other 30 counterparties contacted by Lazard on behalf of Tivity Health submitted a first-round indication of interest, either by the February 14 deadline or later. On February 16, 2022, Strategic Party A informed Lazard of its intention not to proceed further with the process. The other parties cited a number of reasons for their decisions not to pursue the process further, including lack of clear strategic fit with established businesses of their own or of their portfolio companies; concerns about customer concentration in Tivity Health’s SilverSneakers business; ongoing concerns about the impact of COVID-19 and resultant changes in consumer behavior on fitness activity, particularly among seniors; and potential margin compression that could result from these factors and competitive pressures in the marketplace. Representatives of Lazard transmitted to Tivity Health on February 17, 2022 a written memorandum disclosing Lazard’s material relationships with respect to Stone Point Capital, which notice Tivity Health promptly delivered to the Board.
On February 18, 2022, the Board held a virtual meeting, with representatives of senior management, Lazard and Bass Berry present, to review the results of the first round of the process. Representatives of Lazard again reviewed the nature of the outreach to potential counterparties and the feedback received from the parties that had determined not to submit proposals. The Lazard representatives reviewed the Stone Point Capital proposal, noting that it reflected the same value that Stone Point Capital had put forward on the basis of publicly available information in December, and compared the proposal to preliminary valuation analyses prepared by Lazard on the basis of Tivity Health’s long-range forecast, including a preliminary discounted cash flow analysis. The Lazard representatives reviewed potential process considerations for a second round with Stone Point Capital if the Board determined to continue. Following discussion with the representatives of senior management and Lazard, the Board unanimously determined to allow Stone Point Capital to conduct further due diligence and directed Lazard to invite Stone Point Capital to submit a final indication of interest in March 2022. After this approval, representatives of Bass Berry reviewed a draft Merger Agreement to be provided to Stone Point Capital in conjunction with its due diligence review. After discussion, the Board approved the draft Merger Agreement as presented and directed Lazard and Bass Berry to convey it to Stone Point Capital.
On February 20, 2022, the draft Merger Agreement was made available to Stone Point Capital via Tivity Health’s virtual data room for the process.
After market close on February 24, 2022, at which time the closing price of Tivity Health Common Stock on Nasdaq was $26.09 per share, Tivity Health announced its earnings results for the fourth quarter and full fiscal year 2021. On February 25, 2022, the Board held a virtual meeting, with representatives of senior management, Lazard and Bass Berry present, to discuss, among other things, stockholder interactions surrounding Tivity Health’s earnings announcement. Mr. Ashworth reported to the Board on stockholder meetings conducted to date and others still to come. Representatives of Lazard updated the Board on discussions with Stone Point Capital following the Board’s previous meeting, including Stone Point Capital’s desire to contact potential financing sources for the transaction in connection with its confirmatory due diligence review and final bid preparation. After discussion, the Board directed Lazard to allow Stone Point Capital to contact potential financing sources, subject to Stone Point Capital allowing Lazard and Tivity Health’s management team to vet all such contacts in advance.
On March 1, 2022, representatives of Tivity Health’s senior management team and Lazard met with representatives of Stone Point Capital at the offices of Bass Berry in Nashville, Tennessee for an all-day management presentation. In connection with this meeting, the representatives of Stone Point Capital discussed their desired scope of outreach to potential sources of financing, and Tivity Health granted permission to begin outreach. The closing price of Tivity Health Common Stock on Nasdaq on March 1, 2022 was $28.43 per share, an increase of approximately 9% from the closing price immediately preceding Tivity Health’s earnings announcement the previous week.
On March 2, 2022, Mr. Holland received a call from a longtime contact at one of the financing sources contacted by Stone Point Capital the previous day inquiring about market rumors relating to Tivity Health and a potential strategic process. Mr. Holland responded to this inquiry by noting that Tivity Health’s longstanding policy was not to comment on any such market rumors, and he relayed this information to Mr. Ashworth, representatives of Lazard and Bass Berry. On March 7, 2022, Tivity Health approved a further Stone Point Capital request to reach out to additional potential financing sources.
On March 7 through March 18, 2022 representatives of Tivity Health, Lazard and Bass Berry conducted a number of virtual due diligence meetings with representatives of Stone Point Capital and its advisors, including Stone Point Capital’s outside counsel, Kirkland & Ellis LLP (“Kirkland & Ellis”). These sessions covered a variety of matters, including quality of earnings, financial performance, information technology, legal and tax.
On March 8, 2022, representatives of Lazard conveyed to Stone Point Capital via a process letter the Board’s expectation that second round proposals would be received no later than March 28, 2022, and that second round proposals should be accompanied by a markup of the draft Merger Agreement previously provided and commitment letters for any planned financing.
On March 16, 2022, Tivity Health approved a further Stone Point Capital request to contact seven additional potential debt financing sources. Tivity Health approved a further request by Stone Point Capital to contact one additional potential debt financing source on March 20, 2022.
From March 21 through March 24, 2022, representatives of Tivity Health, Lazard and Bass Berry conducted additional virtual due diligence meetings on additional topics, including Tivity Health’s relationships with health plans, open due diligence requests and adjustments to the quality of earnings analysis. On March 21, 2022, Messrs. Ashworth and Holland, along with Tommy Lewis, Tivity Health’s Chief Operating Officer, Jessica Erb, Tivity Health’s Senior Vice President of Client Relations, Caroline Khalil, Tivity Health’s Senior Vice President of Fitness Operations, and representatives of Lazard met with senior management of Stone Point Capital in Nashville, Tennessee and discussed Tivity Health’s business, strategy and operations.
During the week of March 21, 2022, Stone Point Capital conveyed to Lazard an intention to submit a second-round bid package by the deadline of March 28, 2022, but noted that, due in part to uncertainties in the capital markets brought about by inflationary price shocks and the ongoing war in Ukraine, they were unlikely to have all of the financing commitments ready to accompany the bid package by that date. Lazard conveyed this information to Messrs. Sanfilippo and Ashworth, along with other members of senior management and Bass Berry.
On March 22, 2022, representatives of Kirkland & Ellis and Bass Berry conducted a telephone call in which Kirkland & Ellis conveyed their expectation to send to Bass Berry imminently a markup of the draft Merger Agreement reflecting Stone Point Capital’s preliminary positions on certain terms and conditions. Later that evening, Kirkland & Ellis sent the markup to Bass Berry. On March 25, 2022, Bass Berry and Kirkland & Ellis conducted a videoconference in which Bass Berry asked clarifying questions about some of the positions taken in the markup ahead of the deadline of March 28, 2022. The trading price of Tivity Health Common Stock on Nasdaq closed at $29.69 on March 25, 2022.

On March 27, 2022, representatives of Stone Point Capital and Lazard spoke by telephone, and Stone Point Capital again noted an intent to deliver a bid package the next day, but likely with debt financing commitment papers to follow at a date soon thereafter.
On March 28, 2022, Stone Point Capital delivered to Lazard an updated proposal letter, along with a markup of the Merger Agreement, an equity commitment letter and limited guarantee from Stone Point Capital affiliates supporting the transaction. The proposal letter reflected a price of $31.50 per share, a decrease of $1.50 per share from the $33.00 proposal price in each of Stone Point Capital’s December 2021 and February 2022 letters. Stone Point Capital noted to Lazard that the primary reason for this decrease was an increase in costs of financing that Stone Point Capital expected to incur for the transaction, in large part due to the deterioration in the financing markets subsequent to the delivery of its earlier proposals, as a result of increased Federal Reserve focus on taming near- and intermediate-term inflation and recessionary risks. Representatives of Lazard conveyed the bid package to the Board that day. Given the incompleteness of the proposal without debt financing commitments and lack of certainty as to when it would be available, however, after consulting with other members of the Board, Mr. Sanfilippo determined not to schedule a meeting of the Board to review the proposal until such time as the debt commitment was received.
During the week of March 28, 2022, Tivity Health Common Stock continued to trade upward on Nasdaq, closing at $29.80 on Monday, March 28 and rising to $32.61 by Friday, April 1. On March 30, 2022, Tivity Health Common Stock closed at $32.09. That same day, Stone Point Capital conveyed to Lazard an executed debt commitment letter from its financing sources in support of the transaction, and Lazard relayed the debt commitment letter to the Board, management, and Bass Berry.
On the morning of April 3, 2022, the Board conducted a virtual meeting, attended by representatives of senior management, Lazard and Bass Berry, to review Stone Point Capital’s offer. Representatives of Lazard reviewed the Stone Point Capital $31.50 proposal and again compared it to updated preliminary valuation analyses, including a discounted cash flow analysis, as well as comparative stock price analysis, and other measures. In connection with discussing the assumptions underlying these valuation methodologies, representatives of senior management confirmed that there had been no developments that had changed management’s view of the long-range forecast or caused management to believe that it should be revised or replaced as a basis for Lazard’s valuation analysis and the Board’s evaluation of the Stone Point Capital proposal. The Lazard representatives also reviewed the financing package put forward by Stone Point Capital and discussed Stone Point Capital’s rationale for the lowering of its proposal price given deterioration in the financing markets.
The Lazard representatives further reviewed information regarding the trading metrics of Tivity Health Common Stock that informed Lazard’s view that the trading price of Tivity Health Common Stock may have been inflated by market rumors of the transaction, including stock price increases in early March after Stone Point Capital’s outreach to potential debt financing sources was conducted, and a further increase during the week of trading after the March 28 proposal date, in which trading prices were approaching the original $33.00 price reflected in Stone Point Capital’s first two proposal letters. Representatives of Bass Berry discussed the Board’s fiduciary duties under Delaware law and reviewed open issues presented by the proposal draft from Stone Point Capital, including a proposed termination fee payable by Tivity Health under certain circumstances of 3.5% of equity value, and a proposed reverse termination fee of 4.75% of equity value payable by Stone Point Capital under certain circumstances and serving as an overall cap on damages for any breach, including any willful breach, of the Merger Agreement by Stone Point Capital. Representatives of Bass Berry and Lazard discussed the range of termination and reverse termination fees in precedent transactions. Representatives of Lazard and Bass Berry then reviewed potential counterproposals that the Board could make if it determined to continue discussions with Stone Point Capital. After discussion of various alternatives, the Board unanimously approved a direction to Mr. Ashworth and Lazard to convey a counterproposal to Stone Point Capital including a price of $33.25 per share, a termination fee of 2.75% of equity value, a reverse termination fee of 7.25% of equity value, and without capping damages at the reverse termination fee amount in the event of Stone Point Capital’s willful and material breach of the Merger Agreement. The Board directed Bass Berry to deliver to Kirkland & Ellis revised drafts of all transaction documents as promptly as possible after the counteroffer could be conveyed.
At approximately noon on April 3, 2022, Mr. Ashworth and representatives of Lazard spoke with representatives of Stone Point Capital and conveyed the Board’s counteroffer, and Tivity Health’s willingness to work quickly to reach agreement on those terms. The Stone Point Capital representatives confirmed their understanding of the counteroffer and committed to respond after further consideration, including from Stone Point Capital’s investment committee. Shortly after the conclusion of this discussion, Bass Berry conveyed to Kirkland & Ellis revised drafts of the Merger Agreement and all other major transaction documents.
During the evening of April 3, 2022, representatives of Stone Point Capital conveyed to Mr. Ashworth by telephone that they would not be in a position to respond to the Board’s counteroffer that day, and would communicate a response to him when ready. Mr. Ashworth updated the Board by email that Stone Point Capital would not be providing a response to the Board’s counteroffer that evening.
On the morning of April 4, 2022, representatives of Stone Point Capital contacted Mr. Ashworth and Lazard and informed them of a further counterproposal, including a price of $32.00 per share, a termination fee of 3.25% of equity value and a reverse termination fee of 6.5% of equity value, which would also serve as a cap on damages for willful and material breach of the Merger Agreement by Stone Point Capital. Mr. Ashworth and Lazard committed to convey this to the Board later that same day.
On April 4, 2022, the closing price of Tivity Health Common Stock on Nasdaq was $32.25. Shortly after the close of trading on Nasdaq that day, the Board held a virtual meeting attended by representatives of senior management, Lazard and Bass Berry to review the revised proposal from Stone Point Capital. Representatives of Lazard reviewed the revised offer and noted that the price remained within the range implied by the discounted cash flows analysis, among other valuation analyses, that Lazard had conducted based on Tivity Health’s long-range forecast. After discussion, the Board directed Mr. Ashworth and Lazard to convey a further counteroffer to include a price of $32.65 and accepting of the other positions put forward by Stone Point Capital on the termination fees.
In the early evening of April 4, 2022, Mr. Ashworth and representatives of Lazard spoke with representatives of Stone Point Capital by telephone and conveyed the Board’s revised counteroffer. The Stone Point Capital representatives confirmed their understanding of the counteroffer and committed to give the counteroffer further consideration, including by Stone Point Capital’s investment committee.
Later in the evening of April 4, 2022, representatives of Stone Point Capital spoke by telephone with Mr. Ashworth and representatives of Lazard and conveyed a “best and final” revised proposal of $32.50 per share. Mr. Ashworth committed to present the revised proposal to the Board and respond promptly.
Still later in the evening of April 4, 2022, the Board held a virtual meeting, with representatives of senior management, Lazard and Bass Berry present, to review the revised proposal from Stone Point Capital. After discussion, the Board unanimously determined to accept the proposed price of $32.50 and directed management, Lazard and Bass Berry to convey this agreement to Stone Point Capital and to work through the night to finalize all transaction documentation ahead of a Board meeting the following morning to consider the transaction for final approval.
Shortly thereafter, Mr. Ashworth and representatives of Lazard conveyed the Board’s position to representatives of Stone Point Capital, and throughout the night of April 4, 2022, representatives of Tivity Health, Lazard, Bass Berry, Stone Point Capital and Kirkland & Ellis worked to finalize all transaction terms. Early in the morning of April 5, 2022, before the opening of Nasdaq for trading, the Board met (the “April 5 Meeting”) to consider the Merger Agreement and other transaction documentation in final form. Representatives of Lazard presented materials reviewing Stone Point Capital’s proposal, certain trading metrics of Tivity Health Common Stock that informed Lazard’s view that the trading price may have been inflated by market rumors of the transaction, and Lazard’s financial analysis of the Merger and delivered Lazard's oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of April 5, 2022, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review described in such opinion, the Transaction Consideration to be paid to holders of Tivity Health Common Stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
For a detailed discussion of Lazard’s opinion, please see below under the caption “The Merger—Opinion of Tivity Health’s Financial Advisor”. Representatives of Bass Berry reviewed with the directors their fiduciary duties and a summary of the key terms of a substantially final version of the Merger Agreement that had been negotiated with Stone Point Capital in connection with the proposed transaction. After further discussion of the proposed transaction (see below under the captions “The Merger—Recommendation of the Board of Directors

and Reasons for the Merger”), the Board unanimously adopted and declared advisable the Merger Agreement, declared that the Merger Agreement was in the best interests of Tivity Health and its stockholders, and recommended that Tivity Health’s stockholders approve the Merger Agreement. The Board directed representatives of Bass Berry to continue to finalize the terms of the Merger Agreement in accordance with the summary of terms reviewed with the Board.
Following the April 5 Meeting, the parties finalized and executed the Merger Agreement and the schedules thereto and received executed final copies of the limited guarantee, the Equity Commitment Letter, and the Debt Commitment Letter.
On the morning of April 5, 2022, prior to the opening of trading of Tivity Health Common Stock on Nasdaq, Tivity Health and Stone Point Capital issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Board and Reasons for the Merger
Recommendation of the Board to Adopt the Merger Agreement, Thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement
On April 5, 2022, the Board, after considering various factors, including those described in this section below, and after consultation with Tivity Health’s outside legal and financial advisors, unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Tivity Health and its stockholders, (ii) determined that it is in the best interests of Tivity Health and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Tivity Health of the Merger Agreement, the performance by Tivity Health of its covenants and agreements contained therein and the consummation of the Merger upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the stockholders of Tivity Health, and (v) resolved to recommend that the stockholders of Tivity Health vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement.
The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby and (ii) “FOR” the non-binding, advisory proposal to approve compensation that will or may be payable by Tivity Health to its named executive officers in connection with the Merger and contemplated by the Merger Agreement, and (iii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.
Reasons for the Merger
In recommending that Tivity Health’s stockholders vote in favor of the proposal to approve the adoption of the Merger Agreement, the Board, including its independent directors, considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Attractive Value. The Board believed that the Transaction Consideration represents attractive value for the shares of Tivity Health Common Stock, based on, among other things, the Board’s familiarity with Tivity Health’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Tivity Health’s business plan and potential long-term value; and, after a thorough review of the process conducted, the Board determined that $32.50 per share in cash pursuant to the terms of the Merger Agreement affords the best value reasonably available for holders of Tivity Health Common Stock.

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Form of Consideration. The Board considered that the Transaction Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of Tivity Health Common Stock, as compared to stock consideration whose value fluctuates, while eliminating exposure to long term business and execution risks.

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Risks Inherent in Tivity Health’s Business Plan; Strategic Alternatives. The Board considered Tivity Health’s historical results of operations, recent reorientation of strategy following leadership changes at both the Board and senior management levels beginning in 2020, short-term and long-term strategic goals and the Tivity Health Projections (which are described in the section entitled “The Merger—Projections Prepared by Tivity Health’s Management” beginning on page 54 of this Proxy Statement) and the perceived challenges and risks associated with Tivity Health’s ability to meet the Tivity Health Projections in light of the heavily competitive senior fitness landscape; the considerable degree of customer concentration in Tivity Health’s SilverSneakers business; the potential for ongoing, and possibly increasing, pressure on Tivity Health’s pricing and margins in its core businesses as a result of the foregoing factors; the ongoing effects of the COVID-19 pandemic; the fact that the recent reorientation of Tivity Health’s strategy meant that several key strategic initiatives were still in their nascency and had not yet demonstrated a track record of delivering proven long-term results; and Tivity Health’s uncertain ability to retain management talent in an intensely competitive market environment, as well as the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of Tivity Health’s disclosures filed with the SEC, including that Tivity Health’s actual financial results in future periods could differ materially and adversely from the projected results. Following such review, the Board determined that the combination of value and certainty offered to Tivity Health’s stockholders pursuant to the Merger Agreement is more favorable to Tivity Health’s stockholders than the alternative of remaining an independent public company, along with the risks inherent in doing so.

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Premium to Market Prices. The Board considered that the Transaction Consideration of $32.50 per share in cash, to be received by the holders of shares of Tivity Health Common Stock in the Merger, represents a significant premium over the market price at which shares of Tivity Health Common Stock traded at times before receipt of the Stone Point Capital Proposal. The Board further considered the possibility that the prevailing trading price of Tivity Health Common Stock immediately prior to execution of the Merger Agreement may have been inflated by market rumors of the potential transaction, borne out by stock price increases in early March after Stone Point Capital’s lender outreach was conducted, and a further increase during the week of trading after the March 28 proposal date, in which trading prices were approaching the original $33.00 price reflected in Stone Point Capital’s first two proposal letters. From February 28, 2022, the day prior to Stone Point Capital’s initial lender outreach, to April 4, 2022, Tivity Health’s stock price had increased approximately 18%, while the S&P 500 had increased approximately 5% and the Nasdaq increased approximately 6% over the same span. The Board’s considerations included that the Transaction Consideration of $32.50 per share represents a premium of:

•	approximately 28% over the closing stock price on December 7, 2021, the last trading day prior to the $33.00 per share unsolicited proposal from Stone Point Capital;
•	approximately 31% over the closing stock price on January 7, 2022, the last trading day prior to the commencement of outreach to potential buyers;
•	approximately 19% over the closing stock price on February 28, 2022, the last trading day prior to the commencement of Stone Point Capital’s outreach to potential debt financing sources; and
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approximately 18% over the volume weighted average stock price of shares of Tivity Health Common Stock during the 90-day period ended April 4, 2022, the last trading day prior to the announcement of the proposed Merger.

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Valuation Multiple. The Board considered that the Transaction Consideration of $32.50 per share in cash, to be received by the holders of shares of Tivity Health Common Stock in the Merger, represents a valuation of Tivity Health at a multiple of approximately 12.1 times Tivity Health’s last twelve-month (“LTM”) Adjusted EBITDA for the period ending March 31, 2022.

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Financial Analyses and Opinion of Lazard. The Board considered the financial analyses of Lazard and the opinion of Lazard, dated April 5, 2022, to the Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Lazard’s opinion, the Transaction Consideration of $32.50 in cash per share to be received by Tivity Health stockholders in the Merger was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger—Opinion of Tivity Health’s Financial Advisor” beginning on page 46 of this Proxy Statement.
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Robust Market Check. The Board considered that, following receipt by Tivity Health on December 7, 2021 of Stone Point Capital’s initial written proposal, Tivity Health, acting at the Board’s direction and with the assistance of Lazard as its independent financial advisor, identified and discussed possible interest in a potential transaction with 31 potential bidders including Stone Point Capital (comprised of 28 financial sponsors and three strategic parties) that the Board, with the assistance of Lazard, determined would be most likely to have sufficient financial capacity and industry experience and/or overlap with Tivity Health’s business to have the capability and interest to execute a transaction but were not also either competitors or significant customers of Tivity Health. Of these, 21 parties (comprised of 20 financial sponsors and one strategic party) entered into non-disclosure agreements with Tivity Health and received initial information, including a confidential information memorandum that contained Tivity Health’s long-range forecast. Of those, 15 parties (comprised of 14 financial sponsors and one strategic party) held limited meetings with management to review the information and ask questions about Tivity Health’s business, financial performance and strategy. Further, at the direction of the Board, and with the assistance of Lazard, Tivity Health secured and shared with potential bidders an indicative debt financing proposal to illustrate the feasibility and potentially available terms for financing an acquisition of Tivity Health. Following discussions with such counterparties and groups, none of the counterparties other than Stone Point Capital was willing to submit a written indication of interest in a strategic transaction with Tivity Health, let alone on terms and conditions more favorable than those offered by Stone Point Capital.

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Timing of Closing. The Board considered that the Merger is anticipated to be completed during or prior to the third quarter of 2022, a relatively expedient timeframe for closing that would mitigate the potential risks to the business during the interim operating period, including due to uncertainties experienced by clients, employees and other stakeholders.

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Arms-Length Negotiations. The Board considered that the Board and Tivity Health’s senior management, in coordination with Tivity Health’s independent legal and financial advisors, vigorously negotiated on an arms-length basis with Stone Point Capital with respect to price and other terms and conditions of the Merger Agreement, including obtaining a price increase of $1.00 from the price of $31.50 per share proposed by Stone Point Capital’s final indication of interest as reflected in its letter of March 28, 2022 to a price of $32.50 per share pursuant to the Merger Agreement, and the Board’s belief that it had negotiated the best value and terms reasonably attainable from Stone Point Capital.

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Terms of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and the termination fees payable by Tivity Health and Parent, are reasonable and customary. The Board also believed that the terms of the Merger Agreement included the most favorable terms reasonably attainable from Stone Point Capital.

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Conditions to the Consummation of the Merger; Likelihood of Closing. The Board considered the likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Parent and Merger Sub.

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Regulatory Considerations. The Board considered that, while the closing of the Merger is subject to certain regulatory approvals, there are not likely to be significant antitrust or other regulatory impediments to the closing of the Merger given the asset mix of Stone Point Capital’s portfolio companies. The Board also considered that the Merger Agreement requires that Parent and Merger Sub agree to take promptly any and all steps necessary or reasonably advisable or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger, as expeditiously as possible (and in any event at least five (5) business days prior to the “End Date” (i.e., 12:01 a.m. (New York City time) on October 5, 2022)), including the actions described in the section entitled “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page 82 of this Proxy Statement.
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Financing; No Financing Condition. The Board considered Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the financing commitments from affiliates of Stone Point Capital, the delivery by Parent of a debt commitment letter by nationally reputable financial institutions (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that under specified circumstances, the Merger Agreement permits Tivity Health to seek specific performance against Parent and Merger Sub with respect to the financing commitments, including under Tivity Health’s third-party beneficiary rights pursuant to the equity commitment letter provided by certain affiliates of Stone Point Capital.

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Reverse Termination Fee. The Board considered the ability of Tivity Health to, under certain circumstances, receive a reverse termination fee of approximately $100.4 million, plus up to $7.5 million in enforcement costs, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 88 of this Proxy Statement.

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Ability to Respond to Certain Unsolicited Takeover Proposals. The Board considered that, while the Merger Agreement restricts Tivity Health’s ability to solicit competing bids to acquire Tivity Health, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board determines to reflect a superior proposal, subject to payment of a termination fee of approximately $54.4 million. The Board further considered that the timing of the Merger would provide ample opportunity for any third parties to submit proposals and that the terms of the Merger Agreement, including the size of the termination fee (which is consistent with or below fees in comparable transactions), would be unlikely to deter such third parties from submitting such proposals.

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Change of Recommendation. The Board considered that it has the right to make a Company Adverse Recommendation Change to Tivity Health’s stockholders in the event of a superior proposal or an intervening event if the Board reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to payment of a termination fee of approximately $54.4 million if Parent and Merger Sub terminate the Merger Agreement in response to such Company Adverse Recommendation Change.

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Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of Tivity Health’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

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Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for Tivity Health stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page 95 of this Proxy Statement.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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No Stockholder Participation in Future Growth or Earnings. The Board considered that Tivity Health’s stockholders will lose the opportunity to realize the potential long-term value that could occur if Tivity Health continued as an independent public company and was able to successfully execute on its current strategy.

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Impact of Announcement on Tivity Health. The Board considered that the announcement and pendency of the Merger, or the failure to consummate the Merger, may disrupt Tivity Health’s business operations or divert employees’ attention away from Tivity Health’s day-to-day operations, result in significant costs to Tivity Health or harm Tivity Health’s relationships with its employees and customers.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of Tivity Health Common Stock for U.S. federal income tax purposes.
•	Closing Certainty. The Board considered that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied.
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Pre-Closing Covenants. The Board considered the restrictions in the Merger Agreement on Tivity Health’s conduct of business prior to completion of the Merger, which could delay or prevent Tivity Health from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent.

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No Solicitation. The Board considered the restrictions in the Merger Agreement on Tivity Health’s ability to solicit competing bids to acquire Tivity Health during the pendency of the Merger and that, subject to certain conditions set forth in the Merger Agreement, in the event of Tivity Health’s receipt of a Company Superior Proposal, Tivity Health is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an alternative acquisition agreement with respect to such Company Superior Proposal.

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Adverse Recommendation Change. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make a Company Adverse Recommendation Change, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Company Adverse Recommendation Change by the Board, Tivity Health is required to negotiate in good faith with Parent (if requested by Parent) regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make a Company Adverse Recommendation Change.

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Termination Fee. The Board considered the termination fee of approximately $54.4 million that could become payable to Parent under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, Tivity Health from making unsolicited proposals (although the Board concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring Tivity Health).

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Limited Specific Performance Remedy; Reverse Termination Fee. The Board considered that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding Tivity Health’s specific performance remedy under the Merger Agreement, Tivity Health’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee provided under the Merger Agreement, which is guaranteed by certain affiliates of Stone Point Capital, and that the reverse termination fee is not available in all instances where the Merger Agreement may be terminated and may not sufficiently compensate Tivity Health for adverse effects arising out of such termination of the Merger Agreement.

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Cap on Damages. The Board considered that Stone Point Capital’s aggregate monetary damages under the Merger Agreement cannot exceed approximately $100.4 million plus up to $7.5 million in reimbursement of Tivity Health’s enforcement costs, if applicable.

•	Loss of Key Personnel. The Board considered the risk that, despite retention efforts prior to consummation of the Merger, Tivity Health may lose key personnel.
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Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against Tivity Health or its directors and officers, and the potential effects of any outcomes related thereto.

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Expenses. The Board considered the risk that, if the Merger is not consummated, Tivity Health will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger.

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Director and Officer Interests. The Board considered that Tivity Health’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Tivity Health stockholders generally, as described in the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger” beginning on pages 93 and 56 of this Proxy Statement, respectively.

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Forward-Looking Statements. The Board considered risks of the type and nature described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”, beginning on page 25 of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of, and potentially positive factors associated with, the Merger to Tivity Health’s stockholders.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Tivity Health’s senior management and the Board’s independent legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this Proxy Statement.
Opinion of Tivity Health’s Financial Advisor
Tivity Health retained Lazard to act as its financial advisor in connection with the Merger. In connection with this engagement, Tivity Health requested that Lazard evaluate the fairness, from a financial point of view, to holders of Tivity Health Common Stock (other than Excluded Holders) of the Transaction Consideration to be paid to such holders in the Merger. On April 5, 2022, at a meeting of the Board held to evaluate the Merger Agreement and the Merger, Lazard rendered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated April 5, 2022, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Transaction Consideration to be paid to holders of Tivity Health Common Stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated April 5, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex B and is incorporated by reference in this document. The summary of the written opinion of Lazard, dated April 5, 2022, set forth in this Proxy Statement is qualified in its entirety by reference to the full text of

Lazard’s opinion attached as Annex B. Lazard’s opinion was for the benefit of the Board (in its capacity as such) and Lazard’s opinion was rendered to the Board in connection with its evaluation of the Merger and did not address any terms or other aspects (other than the Transaction Consideration to the extent expressly specified in Lazard’s opinion) of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Tivity Health might engage or the merits of the underlying decision by Tivity Health to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
In connection with rendering its opinion, Lazard, among other things:
•	reviewed the financial terms and conditions of a draft dated April 4, 2022 of the Merger Agreement;
•	reviewed certain publicly available historical business and financial information relating to Tivity Health;
•
reviewed various financial forecasts and other data provided to Lazard by Tivity Health relating to the business of Tivity Health and extrapolations thereto based on the guidance of management of Tivity Health and approved by the Board (the “Tivity Health Projections”);

•	held discussions with members of the senior management of Tivity Health with respect to the business and prospects of Tivity Health;
•	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of Tivity Health;
•	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be comparable in certain respects to the business of Tivity Health;
•	reviewed historical stock prices and trading volumes of Tivity Health Common Stock; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Tivity Health or concerning the solvency or fair value of Tivity Health, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of Tivity Health, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Tivity Health. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. In addition, Lazard noted that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic and Russia’s invasion of Ukraine may have an effect on Tivity Health and Lazard did not express an opinion as to the effects of such volatility or such disruption on Tivity Health.
Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which shares of Tivity Health Common Stock may trade at any time subsequent to the announcement of the Merger. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Tivity Health might engage or the merits of the underlying decision by Tivity Health to engage in the Merger.
In rendering its opinion, Lazard assumed, with the consent of the Board, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Representatives of Tivity Health advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Board, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on Tivity Health or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Tivity Health obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Transaction Consideration to the extent expressly specified in Lazard’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Transaction Consideration or otherwise.
Summary of the Financial Analyses of Tivity Health’s Financial Advisor
In preparing its opinion to the Board, Lazard performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying Lazard’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses and factors summarized below must be considered as a whole and in context. Lazard further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of Tivity Health. No company, business or transaction reviewed is identical or directly comparable to Tivity Health or its business or the Merger. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of Tivity Health in or underlying Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of Tivity Health and its advisors. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Lazard regarding the actual values of Tivity Health. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 5, 2022, and is not necessarily indicative of current market conditions.
Lazard did not recommend that any specific consideration constituted the only appropriate consideration in the Merger. The type and amount of Transaction Consideration payable in the Merger was determined through negotiations between Tivity Health and Stone Point Capital rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. Lazard’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and the Transaction Consideration and should not be viewed as determinative of the views of the Board or management with respect to the Merger or the Transaction Consideration payable in the Merger.

Financial Analyses
The summary of the financial analyses described in this section entitled “Opinion of Tivity Health’s Financial Advisor — Financial Analyses” is a summary of the material financial analyses provided by Lazard in connection with its opinion, dated April 5, 2022, to the Board. The summary set forth below is not a comprehensive description of all analyses undertaken by Lazard in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Lazard. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Lazard. Future results may differ from those described and such differences may be material.
Discounted Cash Flow Analysis
Lazard performed a discounted cash flow analysis of Tivity Health by calculating, based on the Tivity Health Projections, the estimated present value (as of March 31, 2022) of the standalone unlevered, after-tax free cash flows (inclusive of the impact of Tivity Health’s net operating loss carryforwards) that Tivity Health was forecasted to generate during Tivity Health’s fiscal years 2022 through 2032. Lazard also calculated a range of implied terminal values for Tivity Health by applying perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Lazard’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Tivity Health was forecasted to generate. The cash flows and terminal values in each case were then discounted to present value as of March 31, 2022 using discount rates ranging from 10.00% to 11.00%, derived based on a weighted average cost of capital calculation. Based on this range of implied enterprise values and Tivity Health’s estimated net debt as of March 31, 2022 (calculated as total debt less cash and cash equivalents and less the value of Tivity Health’s equity stake in Sharecare, Inc.), this analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $26.95 to $33.90 (rounded to the nearest $0.05) compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.1
Selected Public Company Trading Analysis
Using public filings and other publicly available information, Lazard compared certain financial information of Tivity Health to corresponding financial information for selected publicly traded companies that, based on Lazard’s professional judgment and experience, Lazard considered generally relevant for purposes of analysis. The selected companies used in this analysis were as follows:
Payor Services
•	ModivCare Inc.
•	MultiPlan Corporation
•	Signify Health, Inc.
Tech-Enabled Services
•	Allscripts Healthcare Solutions, Inc.
•	Convey Health Solutions Holdings, Inc.
•	Nextgen Healthcare, Inc.
•	Premier, Inc.
•	Sharecare, Inc.
[1]
Following the oral submission of Lazard’s opinion, Lazard provided the board on April 7, 2022 with a finalized presentation of its financial analyses reflecting the finalized share count per the Merger Agreement (the “Finalization”). The Finalization did not change the conclusion of Lazard’s opinion dated as of April 5, 2022. The impact of the Finalization resulted in a range of implied value per share of Tivity Health Common Stock of $26.95 to $33.90 compared to the prior range of $27.05 to $34.10 for the discounted cash flow analysis, in each case, rounded to the nearest $0.05.

eBrokers
•	eHealth, Inc.
•	GoHealth, Inc.
•	SelectQuote, Inc.
Lazard selected the companies above because, among other things, the selected companies operate businesses similar in certain respects to the business of Tivity Health. However, none of the selected companies is identical to Tivity Health and certain of these companies may have characteristics that are materially different from those of Tivity Health. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transaction Consideration and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Tivity Health and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard calculated (i) enterprise value (defined as equity market capitalization plus total debt, plus preferred equity, plus minority interest, less unconsolidated assets, less cash and cash equivalents, as applicable) based on closing share prices as of April 4, 2022, as a multiple of estimated Adjusted EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate) for fiscal years 2022 and 2023 and (ii) price per share as of April 4, 2022 as a multiple of Adjusted EPS (defined as diluted income from continuing operations, net of tax, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate) for fiscal years 2022 and 2023.
This analysis indicated the following:
Benchmark	High	Low	Mean	Median
2022E Adjusted EBITDA	20.2x	7.8x	12.3x	10.8x
2022E Adjusted EPS	27.3x	13.6x	20.0x	20.3x
2023E Adjusted EBITDA	12.8x	6.7x	10.3x	10.5x
2023E Adjusted EPS	21.3x	12.6x	17.2x	17.2x
Based on the multiples derived for the selected companies and based on its professional judgment and experience, Lazard applied a range of multiples of enterprise value / Adjusted EBITDA of 9.0x – 11.0x to Tivity Health’s estimated Adjusted EBITDA for 2022 and a range of 8.5x – 10.5x to Tivity Health’s estimated Adjusted EBITDA for 2023. Based on this range of implied enterprise values and Tivity Health’s estimated net debt as of March 31, 2022 (calculated as total debt less cash and cash equivalents and less the value of Tivity Health’s equity stake in Sharecare, Inc.), this analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $23.75 to $30.15 (rounded to the nearest $0.05) using 2022 Adjusted EBITDA and $25.00 to $32.10 (rounded to the nearest $0.05) using 2023 Adjusted EBITDA, in each case, as compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.2 In addition, based on the multiples derived for the selected companies and based on its professional judgment and experience, Lazard applied a range of multiples of price / Adjusted EPS of 15.0x – 18.0x and 14.0x – 17.0x to Tivity Health’s estimated Adjusted EPS for fiscal years 2022 and 2023, respectively. This analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $26.65 to $32.00 (rounded to the nearest $0.05) and $27.50 to $33.40 (rounded to the nearest $0.05), respectively, compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.
[2]
The impact of the Finalization resulted in a range of implied value per share of Tivity Health Common Stock of, $23.75 - $30.15 compared to the prior range of $23.85 - $30.30 for Enterprise Value (“EV”) / 2022 Adjusted EBITDA and $25.00 - $32.10 compared to the prior range of $25.10 - $32.25 for EV / 2023 Adjusted EBITDA, in each case, rounded to the nearest $0.05.

Other Analyses
Lazard also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Precedent Transactions Analysis
Lazard reviewed, to the extent publicly available, financial information related to the following selected transactions involving target companies in the payor services industry that Lazard believed, based on its experience and professional judgment, to be relevant in certain respects for purposes of this analysis. None of the selected precedent transactions or the companies party to such transactions is directly comparable to the Merger or to Tivity Health, and are included for reference only. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger. The selected reference transactions in the payor services industry reviewed by Lazard were as follows:
Month and Year Announced	Acquiror	Target	Implied Total Enterprise Value (“TEV”) (in billions)	TEV / LTM Adjusted EBITDA
January 2021	Centene Corporation	Magellan Health, Inc.	$2.1	14.2x
October 2017	Express Scripts Holding Company	eviCore healthcare	3.6	12.0x
May 2016	Hellman & Friedman / Leonard Green	MultiPlan Corporation	7.5	11.5x
Lazard also reviewed, to the extent publicly available, financial information related to the following selected transactions involving target companies that were pharmacy benefit managers:
Month and Year Announced	Acquiror	Target	Implied TEV (in billions)	TEV / LTM Adjusted EBITDA
March 2018	Cigna Corporation	Express Scripts Holding Company	$64.9	12.8x
March 2015	UnitedHealth Group Incorporation	Catamaran Corp.	13.3	16.3x
April 2012	SXC Health Solutions	Catalyst Health Solutions, Inc.	4.4	19.6x
July 2011	Express Scripts Holding Company	Medco Health Solutions, Inc.	34.6	10.8x
November 2006	CVS Corporation	Caremark Rx, Inc.	25.7	13.5x
For each selected transaction, Lazard calculated the transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity, plus minority interest, less unconsolidated assets, less cash and cash equivalents, as applicable) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (or in some cases, where last twelve-month financial information was not publicly available, as a multiple of current calendar year or prior calendar year Adjusted EBITDA), which Lazard refers to as “LTM Adjusted EBITDA”. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of each transaction. Lazard analyzed the multiples it derived from the selected payor services transactions and based on its professional judgment and experience, Lazard selected a reference range of transaction value to LTM Adjusted EBITDA multiples of 11.5x to 14.2x and applied this range of multiples to Tivity Health’s estimated LTM Adjusted EBITDA as of March 31, 2022. This analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $30.65 – $38.95 (rounded to the nearest $0.05), as compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.3
[3]
The impact of the Finalization on the precedent transaction analysis resulted in a range of implied value per share of Tivity Health Common Stock of $30.65 - $38.95 compared to the prior range of $30.80 - $39.25, in each case, rounded to the nearest $0.05.

Illustrative Leveraged Buyout Analysis
Lazard performed an illustrative leveraged buyout analysis based on the Tivity Health Projections provided by management of Tivity Health to determine the range of price per share of Tivity Health Common Stock at which a financial buyer would be willing to pay to acquire Tivity Health on a stand-alone basis with an illustrative capital structure that Lazard deemed to be achievable in the current market. For purposes of this analysis, Lazard assumed a required internal rate of return in the range of 15.0% to 25.0%, total leverage ratio of approximately 6.7x to Tivity Health’s estimated LTM Adjusted EBITDA as of March 31, 2022 and an exit multiple of 12.0x. This analysis indicated a range of implied equity values per share of Tivity Health Common Stock of $27.05 – $33.65 (rounded to the nearest $0.05), as compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock. Lazard also applied these calculations (using a 12.2x exit multiple in lieu of the aforementioned 12.0x exit multiple) utilizing selected Wall Street equity analysts’ consensus estimates for Tivity Health, extrapolated through 2026 per Tivity Health guidance, in lieu of the forecasts provided by Tivity Health’s management. This analysis resulted in a range of implied equity value per share of Tivity Health Common Stock of $26.20 to $33.05 (rounded to the nearest $0.05), as compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.4
Premiums Paid Analysis
Using publicly available information, Lazard reviewed all-cash healthcare services transactions announced since January 1, 2010 with total enterprise value over $1 billion involving either a U.S. acquiror or a U.S. target and pursuant to which 100% of the target’s shares were acquired by the acquiror. Using publicly available information, Lazard calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded (i) the closing market price per share of the target companies, (ii) the 30-day volume-weighted average price, (iii) the 60-day volume-weighted average price, (iv) the 90-day volume-weighted average price and (v) the 52-week high as of the last unaffected date prior to announcement of each transaction.
This analysis indicated the following	One Day Prior	30-Day VWAP	60-Day VWAP	90-Day VWAP	52-Week High
75th Percentile	33%	38%	35%	39%	20%
Mean	27%	29%	31%	32%	8%
Median	27%	27%	28%	29%	10%
25th Percentile	17%	21%	21%	22%	(1%)
[4]
The impact of the Finalization on the leveraged buyout analysis resulted in a range of implied value per share of Tivity Health Common Stock of $27.05 - $33.65 compared to the prior range of $27.10 - $33.75 for the Tivity Health Projections and $26.20 - $33.05 compared to the prior range of $26.20 - $33.10 for the Wall Street equity analysts’ consensus estimates for Tivity Health, as extrapolated, in each case, rounded to the nearest $0.05.

Based on the results of this analysis and its professional judgment and experience, Lazard applied (i) a one-day premium range of 17% to 33%, (ii) a 30-Day volume-weighted average price (“VWAP”) premium range of 21%-38%, (iii) a 60-Day VWAP premium range of 21% to 35%, (iv) a 90-Day VWAP premium range of 22% to 39% and (v) a 52-Week High premium range of (1%) to 20% to the analysis. The one-day premium was applied to (1) the $32.25 closing price per share of Tivity Health Common Stock as of April 4, 2022, the last full trading day prior to the public announcement of a proposal from Stone Point Capital to acquire Tivity Health for $32.50 per share, (2) the $27.28 closing price per share of Tivity Health Common Stock as of February 28, 2022, the last full trading day prior to Stone Point Capital’s outreach to potential debt financing sources, (3) the $24.81 closing price per share of Tivity Health Common Stock as of January 7, 2022, the last full trading day prior to Lazard’s outreach to other counterparties, and (4) the $25.36 closing price per share of Tivity Health Common Stock as of December 7, 2021, the last full trading day prior to Stone Point Capital’s initial proposal to acquire Tivity Health for $33.00 per share. The aforementioned VWAP premium ranges were applied to Tivity Health’s 30-Day VWAP of $29.76, Tivity Health’s 60-Day VWAP of $28.26, and Tivity Health’s 90-Day VWAP of $27.46, each calculated as of April 4, 2022. The aforementioned 52-week premium range was applied to Tivity Health’s 52-week high of $32.61 as of April 4, 2022 and to Tivity Health’s 52-week high of $28.18 as of February 28, 2022. This analysis indicated a range of implied equity values per share of Tivity Health Common Stock as set forth in the table below (rounded to the nearest $0.05), compared to the Transaction Consideration of $32.50 per share of Tivity Health Common Stock.
Premium Range	Date	Price	Implied Equity Value
17% – 33% 1-Day premium range	April 4, 2022	$32.25	$37.70 – $42.75
17% – 33% 1-Day premium range	February 28, 2022	$27.28	$31.90 – $36.15
17% – 33% 1-Day premium range	January 7, 2022	$24.81	$29.00 – $32.90
17% – 33% 1-Day premium range	December 7, 2021	$25.36	$29.65 – $33.60
21% – 38% 30-Day VWAP premium range	April 4, 2022	$29.76	$36.00 – $41.20
21% – 35% 60-Day VWAP premium range	April 4, 2022	$28.26	$34.20 – $38.05
22% – 39% 90-Day VWAP premium range	April 4, 2022	$27.46	$33.60 – $38.20
(1%) – 20% 52-Week High premium range	April 4, 2022	$32.61	$32.15 – $39.05
(1%) – 20% 52-Week High premium range	February 28, 2022	$28.18	$27.75 – $33.75
Last 52-Week Trading Range
Lazard reviewed historical trading prices of shares of Tivity Health Common Stock during the 12-month period ended April 4, 2022, noting that the low and high closing prices during such period ranged from $21.83 to $32.61 per share of Tivity Health Common Stock, respectively. Lazard also noted that the 52-week high closing price of Tivity Health Common Stock prior to March 1, 2022 was $28.18.
Equity Research Analyst Price Targets
Lazard reviewed selected public market trading price targets for the shares of Tivity Health Common Stock prepared and published by equity research analysts that were publicly available as of April 4, 2022. The range of selected equity research analyst price targets per share of Tivity Health Common Stock was $27.00 to $35.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Tivity Health Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Tivity Health and future general industry and market conditions.
Miscellaneous
In connection with Lazard’s services as a financial advisor to the Board, Tivity Health agreed to pay Lazard an aggregate fee of approximately $24.5 million, $2.5 million of which was payable upon the rendering of Lazard’s opinion and the remainder of which is payable contingent upon consummation of the Merger. In addition, Tivity Health has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Lazard’s opinion, Lazard has provided certain investment banking services to Tivity Health, for which Lazard received compensation of approximately $9 million, including having been engaged by Tivity Health to advise on Tivity Health’s disposition of Nutrisystem, Inc. In addition, Lazard has in the past provided, is currently providing, and may in the future provide certain investment banking services to Parent and/or certain of its affiliates for which Lazard has received and may receive compensation, including, during the past two years, having been engaged with respect to certain fund raising matters. The aggregate amount of fees paid to Lazard for financial advisory services to Stone Point Capital and its known affiliates in the two-year period prior to the date of Lazard’s opinion was less than $1 million. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Tivity Health and certain of its affiliates as well as certain affiliates of Stone Point Capital for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Tivity Health, Stone Point Capital and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Tivity Health because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in particular, as an advisor to companies in Tivity Health’s sector, as well as its familiarity with the business of Tivity Health.
Lazard’s engagement and its written opinion are for the benefit of the Board (in its capacity as such) and its written opinion was rendered to the Board in connection with its evaluation of the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
Projections Prepared by Tivity Health’s Management
In connection with Tivity Health’s review of strategic alternatives, Tivity Health’s management prepared unaudited forecasted financial information of Tivity Health for fiscal year 2022 through fiscal year 2027 and based on such forecasts prepared extrapolations for the financial projections for 2028 through 2032, which were used by the Board in connection with its review of strategic alternatives. The Tivity Health Projections were used by Lazard for purposes of preparing its financial analyses and fairness opinion provided to the Board on April 5, 2022 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “Opinion of Tivity Health’s Financial Advisor” beginning on page 46 of this Proxy Statement. In addition, the Tivity Health Projections were made available to potential counterparties to a strategic transaction, including Stone Point Capital, in connection with their due diligence review of a potential transaction. The Tivity Health Projections were prepared in January 2022, treating Tivity Health on a stand-alone basis without giving effect to, and as if Tivity Health never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The Tivity Health Projections were not prepared with a view toward public disclosure and the summary thereof is included in this Proxy Statement only because such information was made available to the Board in connection with its review of strategic alternatives, and, in the case of the 2022 through 2027 forecasts, to potential counterparties to a strategic transaction, including Stone Point Capital, in connection with their due diligence review of a potential transaction, and to Lazard for purposes of preparing its financial analyses and fairness opinion provided to the Board on April 5, 2022 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of Tivity Health’s Financial Advisor” beginning on page 46 of this Proxy Statement. The summary of the Tivity Health Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement. The Tivity Health Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP (and the Tivity Health Projections do not include footnote disclosures as may be required by GAAP). Neither PricewaterhouseCoopers LLP, Tivity Health’s independent registered public accounting firm (“PwC”), nor any other audit firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Tivity Health Projections and, accordingly, PwC has not expressed an opinion or any other form of assurance with respect thereto. The PwC report included in Tivity Health’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this Proxy Statement, relates to Tivity Health’s historical financial information and does not extend to the Tivity Health Projections and should not be read to do so.
The Tivity Health Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Tivity Health Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Tivity Health management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 of this Proxy Statement. The Tivity Health Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the projections contained in the Tivity Health Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further out the period to which Tivity Health Projections relate, the more unreliable the information becomes.
The information in the Tivity Health Projections is not factual and should not be relied upon as being necessarily indicative of future results, and Tivity Health’s stockholders are cautioned not to place undue reliance on the Tivity Health Projections. The Tivity Health Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Tivity Health contained in Tivity Health’s public filings with the SEC.
This Proxy Statement contains certain non-GAAP financial measures, such as Adjusted EBITDA (which means earnings before interest, taxes, depreciation and amortization adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate) and Unlevered Free Cash Flow (“Unlevered FCF”), which means Adjusted EBITDA less cash taxes, less capitalized expenditures, less changes in working capital items. Tivity Health believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding Tivity Health’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than Tivity Health, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP.
None of Tivity Health, Lazard or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Tivity Health Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Tivity Health Projections to reflect circumstances existing after the date the Tivity Health Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Tivity Health Projections, as applicable, are shown to be in error. Since the date of the Tivity Health Projections, Tivity Health has made publicly available its actual results of operations for the fiscal year ended December 31, 2021 and the quarter ended March 31, 2022. You should review Tivity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 29, 2022 for this information. Tivity Health does not intend to make publicly available any update or other revision to the Tivity Health Projections, even in the event that any or all assumptions are shown to be in error. None of Tivity Health, Lazard or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Tivity Health stockholder or any other person (including Stone Point Capital, in the Merger Agreement or otherwise) regarding the Tivity Health Projections, Tivity Health’s ultimate performance compared to the information contained in the Tivity Health Projections or that forecasted results will be achieved.

The following table presents a summary of the Tivity Health Projections:
	Forecast						Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
	(dollars in millions)
Revenue	$587	$727	$846	$952	$1,062	$1,124	$1,205	$1,280	$1,347	$1,403	$1,448
Adjusted EBITDA(1)	$165	$183	$201	$219	$241	$255	$273	$290	$305	$318	$328
Unlevered FCF(2)	$108	$110	$117	$125	$138	$149	$160	$170	$179	$186	$192
(1)	Adjusted EBITDA defined as earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate.
(2)
Includes cash impact of net operating losses. Tivity Health’s financial advisor calculated unlevered free cash flows based on Tivity Health’s Projections and such unlevered free cash flows were reviewed and approved by Tivity Health for the financial advisor’s use in connection with the Merger.

Interests of the Directors and Executive Officers of Tivity Health in the Merger
In considering the recommendation of the Board that holders of Tivity Health Common Stock vote to approve the adoption of the Merger Agreement, our stockholders should be aware that certain of Tivity Health’s executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, those of Tivity Health’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that Tivity Health stockholders approve the adoption of the Merger Agreement. For purposes of the discussion below, Tivity Health’s executive officers (each of whom is a named executive officer) are Richard M. Ashworth (Chief Executive Officer), Adam C. Holland (Chief Financial Officer), Ryan M. Wagers (Chief Accounting Officer), Thomas E. Lewis (Chief Operating Officer), and J. Raymond Bilbao (Chief Legal Officer & Corporate Secretary) (each, a “NEO”). These interests are described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is May 18, 2022, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);
•
The employment of each executive officer of Tivity Health is assumed to be terminated by Tivity Health without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date;

•
The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	A price per share of Tivity Health Common Stock of $32.50, which is equal to the Transaction Consideration payable in the Merger.
As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment and Quantification of Tivity Health Equity Awards
Treatment of Company Options
Each Company Option, whether or not vested, that is outstanding as of immediately prior to the Effective Time will be cancelled and will entitle the holder, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, to receive an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock subject to such Company

Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Transaction Consideration over the exercise price per share of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time. If the exercise price per share of Tivity Health Common Stock of a Company Option is equal to or greater than the Transaction Consideration, such Company Option shall be cancelled by virtue of the Merger without any action on the part of, and without any payment to, the Company Option holder.
Treatment of Company MSUs
Each Company MSU award outstanding as of immediately prior to the Effective Time (which, as of the date of this Proxy Statement, consists only of Company MSU awards held by Mr. Ashworth) will automatically become vested, will be cancelled without any action on the part of any holder or beneficiary thereof, and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock that would have vested pursuant to the terms of such Company MSU award based on actual performance through the Effective Time, and (B) the Transaction Consideration. To the extent that any Company MSU award constitutes nonqualified deferred compensation subject to Section 409A of the Code, however, such cash payment will be paid in accordance with the Company MSU award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.
Treatment of Company RSUs
Except as described below for Company RSU awards granted after April 5, 2022, each Company RSU award outstanding as of immediately prior to the Effective Time will automatically become fully vested, will be cancelled and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation equal to the product of (A) the number of shares of Tivity Health Common Stock then underlying such Company RSU award as of immediately prior to the Effective Time and (B) the Transaction Consideration. To the extent a Company RSU award constitutes nonqualified deferred compensation subject to Section 409A of the Code, however, such cash payment will be paid in accordance with the Company RSU award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of any additional tax under Section 409A of the Code.
Treatment of Company RSUs Granted After April 5, 2022
If the Merger is completed, except for (i) deferred Company RSUs granted to certain non-employee directors under Tivity Health’s Director Deferred Compensation Program and (ii) limited exceptions for certain Company RSUs (that are not applicable to any of Tivity Health’s NEOs or non-employee directors), which, in each case, will vest in full immediately prior to the Effective Time, each Company RSU award granted after April 5, 2022, will vest immediately prior to the Effective Time on a prorated basis, with such proration based on a fraction, the numerator of which is the number of days of continuous service provided by the grantee to Tivity Health between the grant date of the Company RSU award and the Effective Time, and the denominator of which is 1,096, and otherwise will be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such Company RSU award granted after April 5, 2022 that does not vest in accordance with the immediately preceding sentence will be forfeited without consideration upon the Effective Time without any action on the part of the holder of any such Company RSU award. No Company RSU awards have been granted to Tivity Health’s named executive officers since April 5, 2022.
Quantification of Tivity Health Equity Awards
See the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Quantification of Payments and Benefits” beginning on page 60 of this Proxy Statement for an estimate of the amounts that would become payable to each Tivity Health named executive officer in respect of his unvested Company Options, Company MSUs and Company RSUs, as applicable.

Based on the assumptions described above under “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Certain Assumptions” beginning on page 56 of this Proxy Statement, the estimated aggregate amounts that would become payable to Tivity Health’s non-employee directors (including two former non-employee directors whose service on the Board ended on May 20, 2021) in respect of their unvested Tivity Health equity awards is $1,277,110 (of which approximately $984,000 pertains to unvested equity awards that are scheduled to vest on May 20, 2022). Although Peter Hudson, M.D. and Benjamin Kirshner are considered directors for purposes of this disclosure, both Dr. Hudson and Mr. Kirshner departed the Board on May 20, 2021, do not hold any unvested Company RSUs and do not otherwise have any interests in the Merger except insofar as they may hold shares of Tivity Health Common Stock.
Agreements with Tivity Health Named Executive Officers
Messrs. Ashworth and Holland are currently employed pursuant to written employment agreements with Tivity Health effective on the following dates:
•	Mr. Ashworth – May 20, 2020
•	Mr. Holland – May 22, 2017
Collectively, the employment agreements with Messrs. Ashworth and Holland are referred to as the “NEO Employment Agreements”. The employment of each of Messrs. Bilbao, Lewis, and Wagers is subject to an offer of employment letter executed on the following dates (the “NEO Offer Letters”), is not subject to a stated term and constitutes at-will employment:
•	Mr. Bilbao – October 30, 2020
•	Mr. Lewis – October 4, 2018 (and subsequent amendments dated April 1, 2019 and October 30, 2020)
•	Mr. Wagers – September 14, 2018
In addition to his NEO Offer Letter, Mr. Bilbao is party to a Change of Control Agreement between Tivity Health and Mr. Bilbao dated as of July 3, 2018 (the “Bilbao Change of Control Agreement”). However, Mr. Bilbao would currently not receive severance payments under the Bilbao Change of Control Agreement upon a qualifying termination because Mr. Bilbao would be entitled to receive more favorable severance benefits under the Separation Benefits Program (as defined below in the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger— Section 16 Officer Separation Benefits Program” beginning on page 59 of this Proxy Statement).
The NEO Employment Agreements and NEO Offer Letters (other than with respect to Mr. Bilbao) provide that if the employment of the named executive officer is terminated by Tivity Health without “Cause” or by the named executive officer for “Good Reason” (each, as defined in the applicable arrangement) within 12 months following a change in control (which would include the Merger), then the NEO would be entitled to the following payments:
•
Mr. Ashworth – (i) All base salary and benefits due to the NEO through the date of termination, payable in a lump sum within 30 days of the date of termination; (ii) any earned, but unpaid, bonus, payable in a lump sum no later than 30 days following the date of termination; (iii) a pro rata portion of any annual bonus for the year in which the date of termination occurs, based on the greater of target or actual Tivity Health performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the applicable bonus plan was in place and paid in accordance with the terms of such bonus plan; (iv) an amount equal to the sum of (a) Mr. Ashworth’s base salary for a total of thirty (30) months following the date of termination, and (b) Mr. Ashworth’s bonus in respect of the greater of (x) the year prior to the occurrence of the Effective Date and (y) the year in which the date of termination occurs, payable in a lump sum no later than 30 days following the date of termination; and (v) an amount equal to Tivity Health’s estimated obligation for its share of the cost of premiums, and related administrative fees, for group medical, dental and vision continuation coverage for a period equal to 24 months, payable in a lump sum no later than 30 days following the date of termination.

•
Mr. Holland – (i) All base salary and benefits due to the NEO through the date of termination, payable in a lump sum no later than 60 days following the date of termination; (ii) a pro rata portion of any annual bonus for the year in which the date of termination occurs, based on actual Tivity Health performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the bonus plan was in place and paid in accordance with the terms of such bonus plan; (iii) an amount equal to Mr. Holland’s base salary for a total of one year following the date of termination, payable in a lump sum no later than 60 days following the date of termination; and (iv) group medical benefits for one year after the date of termination, payable in installment payments.
•
Messrs. Lewis and Wagers – (i) All base salary and benefits due to the NEO through the date of termination, payable in a lump sum within 30 days of the date of termination; (ii) an amount equal to the NEO’s base salary for a total of one year following the date of termination, payable in installment payments; and (iii) group medical benefits for one year after the date of termination, payable in installment payments.

In February 2022, Tivity Health entered into a Special Incentive Bonus Award Agreement (the “Special Incentive Bonus Award Agreement”) with Mr. Ashworth, Tivity Health’s Chief Executive Officer, pursuant to which Mr. Ashworth will be eligible to receive a cash payment in the amount of $5,000,000 (the “Special Incentive Bonus Award”) on February 11, 2027 (the “Vesting Date”), as long as Mr. Ashworth is serving as an employee of Tivity Health on the Vesting Date, or on such earlier date as Mr. Ashworth’s employment is terminated by Tivity Health without “Cause”, Mr. Ashworth resigns for “Good Reason” (each, as defined in the Special Incentive Bonus Award Agreement), or Mr. Ashworth’s employment terminated due to his death or disability. The Special Incentive Bonus Award Agreement provides that in the event of a change in control (which would include the Merger), the Special Incentive Bonus Award will vest as follows: (a) 50% of the Special Incentive Bonus Award will vest immediately on the date of the change in control, and (b) 50% of the Special Incentive Bonus Award will vest on the first anniversary of the date of the change in control, provided Mr. Ashworth has remained in the continuous employment of Tivity Health or its successor through the applicable vesting date (subject to the termination provisions described in the previous sentence). Mr. Ashworth’s receipt of the Special Incentive Bonus Award is subject to his continued compliance with the restrictive covenants contained in his NEO Employment Agreement (as described below).
For additional detail, please see the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Quantification of Payments and Benefits” beginning on page 60 of this Proxy Statement.
Under the NEO Employment Agreements and NEO Offer Letters, each of the named executive officers is subject to restrictions relating to the use of confidential information, competing against Tivity Health and soliciting any customers or employees of Tivity Health during the term of employment and for a period up to 24 months thereafter (in the case of Mr. Ashworth) or 12 months thereafter (in the case of Messrs. Holland, Bilbao, Lewis, and Wagers).
The provision of payments and benefits described above are generally conditioned upon the executive officer’s execution of a release of claims against Tivity Health.
Section 16 Officer Separation Benefits Program
In September 2021, the Compensation Committee of the Board adopted a separation benefits program (the “Separation Benefits Program”) applicable to Tivity Health’s Section 16 officers, which includes each of its named executive officers. However, Tivity Health’s Section 16 Officers are not entitled to participate in the Separation Benefits Program to the extent they are entitled to any severance payments or benefits from another program or agreement with Tivity Health (for example, an employment agreement or severance agreement) that provides greater severance payments or more favorable terms than the Separation Benefits Program. Currently, Mr. Bilbao is the only NEO entitled to participate in the Separation Benefits Program because the Bilbao Change of Control Agreement with the Company provides for less favorable severance payments than would be payable to him under the Separation Benefits Program. If the employment of Mr. Bilbao is terminated by Tivity Health without “Cause” or by Mr. Bilbao for “Good Reason” (each, as defined in the Separation Benefits Program) within 12 months following a change in control, he would be entitled to the following payments:
•	A severance payment in the form of salary continuation for 52 weeks after the date of termination;
•	Three months of outplacement services; and
•	A subsidy such that Mr. Bilbao’s portion of the COBRA premiums for 52 weeks after the date of termination will approximate the regular colleague contribution for the coverages elected by Mr. Bilbao.

For additional detail, please see the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Quantification of Payments and Benefits” beginning on page 60 of this Proxy Statement.
The provision of payments and benefits described above is conditioned upon Mr. Bilbao’s timely execution (without revocation) of a separation agreement and general release of liability against Tivity Health.
Compensation Arrangements with Parent
As of the date of this Proxy Statement, none of Tivity Health’s executive officers or non-employee directors have discussed or entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity plans or arrangements of, Parent, the Surviving Corporation or one or more of their affiliates. Prior to or following the closing of the Merger, however, some or all of Tivity Health’s executive officers and non-employee directors may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each named executive officer of Tivity Health in connection with the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger” beginning on page 56 of this Proxy Statement, which is incorporated herein.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed Effective Time of May 18, 2022. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The Effective Time is May 18, 2022, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section;
•
The employment of each executive officer of Tivity Health is assumed to be terminated by Tivity Health without “Cause” or due to the executive officer’s resignation for “Good Reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Change in Control Date; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code;
•	A price per share of Tivity Health Common Stock of $32.50, which is equal to the Transaction Consideration payable in the Merger.

For purposes of this disclosure, Tivity Health’s named executive officers are: (i) Richard Ashworth, President and Chief Executive Officer; (ii) Adam Holland, Chief Financial Officer; (iii) Raymond Bilbao, Chief Legal Officer & Corporate Secretary; (iv) Thomas Lewis, Chief Operating Officer; and (v) Ryan Wagers, Chief Accounting Officer. The amounts in the table below assume each NEO has executed and not revoked a full release of claims in favor of Tivity Health.
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total(4)
Richard Ashworth	$8,627,168	$22,603,053	$25,143	$31,255,364
Adam Holland	$519,847	$1,698,245	$14,794	$2,232,886
Raymond Bilbao	$330,000	$673,699	$12,886	$1,016,585
Thomas Lewis	$445,000	$1,173,036	$15,394	$1,633,430
Ryan Wagers	$310,500	$472,500	$14,794	$797,794
(1)
Cash. Represents severance payable to each named executive officer upon a termination of employment by Tivity Health without Cause or by the named executive officer for Good Reason, in each case, pursuant to the NEO Employment Agreements and NEO Offer Letters or the Separation Benefits Program, as applicable, and consisting of (i) all base salary and benefits due through the date of termination, which for Messrs. Ashworth, Holland, Lewis and Wagers is payable within 30 days of the date of termination, (ii) an amount equal to a multiple of monthly salary (30 months in the case of Mr. Ashworth and 12 months in the case of Messrs. Holland, Bilbao, Lewis, and Wagers), payable in a lump sum (in the case of Mr. Ashworth, no later than 30 days following the date of termination and in the case of Mr. Holland, no later than 60 days following the date of termination) or in installment payments (for Messrs. Bilbao, Lewis, and Wagers), (iii) for Mr. Ashworth, any earned, but unpaid, bonus, which is paid in a lump sum no later than 30 days following the date of termination, which is assumed to be zero for purposes of this disclosure, (iv) for Mr. Ashworth, a pro rata portion of any annual bonus for the year in which the Date of Termination occurs, based on the greater of target or actual Tivity Health performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the bonus plan was in place and paid in accordance with the terms of such bonus plan, and which is assuming target levels of performance for purposes of this disclosure, (v) for Mr. Holland, a pro rata portion of any annual bonus for the year in which the Date of Termination occurs, based on actual Tivity Health performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the bonus plan was in place and paid in accordance with the terms of such bonus plan, and which is assuming target levels of performance for purposes of this disclosure, (vi) for Mr. Ashworth, an amount equal to the greater of (A) Mr. Ashworth’s annual bonus for the year prior to the occurrence of the Effective Date and (B) Mr. Ashworth’s annual bonus for the year in which the date of termination occurs, which is paid in the form of a lump-sum within 30 days of the date of termination, and which is assumed for this purpose to be the same amount as Mr. Ashworth’s annual bonus for the year 2021, and (vii) for Mr. Ashworth, the full amount of the Special Incentive Bonus Award in an amount equal to $5,000,000 (under the terms of the Special Incentive Bonus Award Agreement, 50% of the Special Incentive Bonus Award will vest immediately on the date of the change in control and 50% of the Special Incentive Bonus Award will vest on the first anniversary of the date of the change in control; any portion of the Special Incentive Bonus Award that vests must be paid to Mr. Ashworth no later than 15 days following the applicable vesting date; provided, however, that any unvested portion of the Special Incentive Bonus Award will vest immediately in the event Mr. Ashworth’s employment is terminated without Cause or for Good Reason). Except with respect to 50% of Mr. Ashworth’s Special Incentive Bonus Award (i.e., $2,500,000), the amounts payable to each named executive officer under the immediately preceding clauses (i) through (vii) constitute “double-trigger” payments, which means that the amounts will become payable only on a qualifying termination of employment within 12 months following the Merger. In the case of 50% of Mr. Ashworth’s Special Incentive Bonus Award (i.e., $2,500,000), such amount constitutes a “single-trigger” payment, which means that the amount is payable upon consummation of the Merger notwithstanding whether Mr. Ashworth incurs a termination of employment. For further details regarding the amounts that may become payable to Tivity Health’s named executive officers under their arrangements with Tivity Health, see the sections entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Agreements with Tivity Health Named Executive Officers” and “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger—Section 16 Officer Separation Benefits Program” beginning on pages 58 and 59 of this Proxy Statement, respectively. The estimated amount of each such payment is shown in the following table, with amounts described in clauses (iii) and (vi) above reflected in the column labeled “Other Bonus Payments ($)”:

Named Executive Officer	Salary Severance ($)	Pro Rata Annual Bonus ($)	Special Incentive Bonus ($)	Other Bonus Payments ($)	Total Cash ($)
Richard Ashworth	$2,250,000	$340,274	$5,000,000	$1,036,894	$8,627,168
Adam Holland	$438,000	$81,847	—	—	$519,847
Raymond Bilbao	$330,000	—	—	—	$330,000
Thomas Lewis	$445,000	—	—	—	$445,000
Ryan Wagers	$310,500	—	—	—	$310,500

(2)
Equity. Represents the value of unvested Company Options, Company RSUs and Company MSUs held by each named executive officer. The amounts payable in respect of unvested Company Options, Company RSUs and Company MSUs at the Effective Time and in accordance with the terms of the Merger Agreement are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Effective Time. For further information on the treatment of these equity awards, see “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger— Treatment and Quantification of Tivity Health Equity Awards” beginning on page 56 of this Proxy Statement. The estimated amount of each such payment is shown in the following table:

	Company Stock Options		Company RSUs		Company MSUs (5)
Named Executive Officer	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Total Equity ($)
Richard Ashworth	—	—	350,000	$11,375,000	345,479(5)	$11,228,053	$22,603,053
Adam Holland	95,782	$801,212	27,601	$897,033	—	—	$1,698,245
Raymond Bilbao	35,213	$304,141	11,371	$369,558	—	—	$673,699
Thomas Lewis	59,036	$515,561	20,230	$657,475	—	—	$1,173,036
Ryan Wagers	24,910	$216,692	7,871	$255,808	—	—	$472,500
(3)
Perquisites / Benefits. Represents Tivity Health’s portion of premiums for group medical benefits to be paid for 12 months following the NEO’s termination, except that in the case of Mr. Ashworth, this amount represents 24 months of Tivity Health’s estimated portion of premiums for group medical benefits, payable in a lump sum no later than 30 days following the date of termination. The continued group medical benefits coverage or cash payment in respect of group medical premiums, as applicable, is a “double-trigger” payment, which means that the amounts will become payable only on a qualifying termination of employment within 12 months following the Merger.

(4)
The potential payments and benefits described in this table are subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. While it is possible that this “cutback” provision may apply to a portion of the payments that Mr. Ashworth is otherwise entitled to receive, this table assumes that no such “cutback” will apply in order to present the maximum amount of payments that Mr. Ashworth could receive if the Section 280G provisions were not to apply to all of Mr. Ashworth’s payments described herein. It is not presently anticipated that the other NEOs would be subject to this “cutback” provision.

(5)
The Company MSUs are calculated based on the trading volume weighted average price of Tivity Health Common Stock over the period of 20 consecutive trading days ending on May 18, 2022 of $31.98, which results in 345,479 shares being earned compared to the target shares of 150,000.

Financing of the Merger
The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, will be approximately $2.2 billion.
Equity Commitment
In connection with the Merger Agreement, Parent has obtained Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, pursuant to which the Stone Point Funds provided commitments to contribute as equity capital to Parent an aggregate amount of $1.01 billion in immediately available funds, solely for the purpose of permitting Parent to fund (together with the proceeds of the Debt Financing and “Company Cash on Hand” (as defined in the Merger Agreement)) payment of (i) the aggregate consideration required to be paid by Parent and/or Merger Sub under the Merger Agreement and (ii) fees and expenses (including any expenses contemplated by the Merger Agreement) required to be paid by Parent and/or Merger Sub at or prior to the closing of the Merger in connection with the transactions contemplated by the Merger Agreement.
The several (and not joint or joint and several) obligation of each of the Stone Point Funds to fund its respective equity commitment is subject to satisfaction of each of the following conditions: (i) the satisfaction or waiver of all conditions to the obligation of Parent and Merger Sub to effect the Merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the Merger, each of which shall be capable of being satisfied at the closing of the Merger), (ii) the substantially concurrent receipt by Parent of the proceeds of the Debt Financing in accordance with the Debt Commitment Letter, and (iii) the substantially concurrent consummation of the closing of the Merger in accordance with the terms of the Merger Agreement.
Debt Commitment
In connection with the Merger Agreement, Parent has obtained Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which Apollo, HPS, SPC, BSP and Owl Rock (collectively, the “Commitment Parties”) have provided commitments in respect of (x) a senior secured term loan facility in an aggregate principal amount of $1.125 billion (the “Term Loan Facility”) and (y) a senior secured revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”), the proceeds of the Term Loan Facility would be used, together with borrowings under the Revolving Facility and the proceeds of the Equity Financing, for the purpose of financing the consummation of the Merger and paying fees and expenses incurred in connection with the Merger. The availability and initial funding of each of the Facilities is subject to the satisfaction (or waiver by the Commitment Parties) of a number of limited conditions, including, without limitation: (i) the consummation of the Merger in all material respects on the terms contemplated by the Merger Agreement (without giving effect to any amendment, waiver, consent or other modification that is materially adverse to the lenders unless it is approved by the Commitment parties) prior to, or substantially concurrent with, the initial borrowing under the Facilities; (ii) since April 5, 2022, no Company Material Adverse Effect shall have occurred; (iii) the consummation of the closing date refinancing prior to, or substantially concurrent with, the initial borrowings under the Facilities; (iv) payment of required fees and expenses; (v) the delivery of the financial statements filed with the SEC prior to April 5, 2022 (and the Commitment parties have acknowledged receipt of such financial statements as of April 5, 2022); (vi) the delivery of certain documentation with respect to Merger Sub and the guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (vii) the execution and delivery of (a) certain guarantees prior to or substantially simultaneously with the initial borrowing under the Facilities and (b) all documents required to create or perfect the security interest in the collateral granted to the agent under the Facilities; (viii) the execution and delivery of (a) definitive documentation with respect to the Facilities, executed by Parent and each guarantor party thereto and (b) customary closing documents and certificates (including a customary solvency certificate); (ix) the consummation of an equity contribution of sufficient size to Merger Sub by Stone Point Capital and other investors arranged by and/or designated by Stone Point Capital prior to, or substantially concurrently with, the initial borrowings under the Facilities; and (x) subject to certain exceptions, the making and accuracy in all material respects of certain representations and warranties, including the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger Agreement.
Limited Guarantee
In connection with the Merger Agreement, Parent and Merger Sub have delivered to Tivity Health the duly executed limited guarantees of each the Stone Point Funds (the “Guarantors”), pursuant to which the Guarantors have guaranteed to Tivity Health each of their pro rata portions of (i) the reverse termination fee if and only to the extent the reverse termination fee is required to be paid by Parent to Tivity Health pursuant to Section 7.4(a) of the Merger Agreement, (ii) the obligation to pay damages to the extent such damages survive the termination of the Merger Agreement pursuant to Section 7.2 thereof when required to be paid by Parent or Merger Sub under the terms of the Merger Agreement, (iii) expenses to enforce payment of the reverse termination fee and (iv) any indemnification and expense reimbursement obligations of Parent in connection with the Debt Financing. The Guarantee is subject to an aggregate cap equal to $107,877,441.
Closing and Effective Time
The closing of the Merger will take place no later than the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 85 of this Proxy Statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions at the closing of the Merger.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the U.S. federal income tax consequences of the Merger to holders of Tivity Health Common Stock whose shares of Tivity Health Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, U.S. Department of Treasury Regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Tivity Health Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to holders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, insurance companies, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own 5% of more of Tivity Health Common Stock, persons who acquire their shares of Tivity Health Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold their shares of Tivity Health Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollar. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Tivity Health Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Tivity Health Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Tivity Health Common Stock who is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Tivity Health Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the U.S. Holder generally will recognize gain or loss as a result of such exchange. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that the U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of Tivity Health Common Stock is more than one year at the time of the Merger. Long-term capital gains of a non-corporate U.S. Holder are subject to preferential income tax rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Tivity Health Common Stock who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to a U.S. Holder, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder of Tivity Health Common Stock pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Holders of Tivity Health Common Stock should consult their own tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.
Regulatory Approvals Required for the Merger
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the HSR Act has expired or been terminated. The applicable waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on May 19, 2022.
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until Tivity Health and Parent each file a premerger notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. Tivity Health made the filings required under the HSR Act on April 19, 2022 and the waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on May 19, 2022.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Legal Proceedings Regarding the Merger
On May 11, 2022, a purported stockholder of Tivity Health filed a complaint in the United States District Court for the Southern District of New York, captioned Stein v. Tivity Health, Inc., et al., Case No. 1:22-cv-03832 (referred to as the “Stein Complaint”), naming as defendants Tivity Health and each member of the Board. On May 20, 2022, a purported stockholder of Tivity Health filed a complaint in the United States District Court for the Eastern District of New York, captioned Hopkins v. Tivity Health, Inc., et al., Case No. 1:22-cv-02992 (referred to as the “Hopkins Complaint”, and, collectively with the Stein Complaint, the “Complaints”), naming as defendants Tivity Health and each member of the Board.
The Complaints allege, among other things, that the defendants violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder. Specifically, the Complaints allege that the preliminary proxy statement filed by Tivity Health with the SEC on May 10, 2022 in connection with the Merger contains materially incomplete and misleading information concerning the Company’s financial projections and the financial analyses conducted by Lazard in support of its fairness opinion. The relief sought in the Complaints includes enjoining the consummation and closing of the Merger unless and until the defendants disclose certain allegedly material information; rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof; granting rescissory damages; directing the defendants to account for all alleged damages suffered as a result of the defendants’ alleged wrongdoing; and awarding the plaintiffs’ costs and disbursements, including reasonable attorneys’ fees and expenses.
Tivity Health believes that the claims asserted in the Complaints are without merit and Tivity Health and the individual defendants intend to defend against the Complaints; however, Tivity Health cannot predict the amount of time and expense that will be required to resolve either or both of the Complaints, nor the outcomes thereof.
Additional lawsuits may be filed against Tivity Health or its directors and officers in connection with the Merger. The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Tivity Health, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, and no law has been adopted or is effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated within the expected time frame, or at all.
TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Tivity Health, Parent, Merger Sub, and Stone Point Capital or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after April 5, 2022, which subsequent information may or may not be reflected in Tivity Health’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Tivity Health and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement.
Effects of the Merger
The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Tivity Health, whereupon the separate existence of Merger Sub shall cease, and Tivity Health will continue as the Surviving Corporation and will continue to be governed by the laws of Delaware.
Closing and Effective Time
The closing of the Merger will take place on the third business day after the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 85 of this Proxy Statement), other than those conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or at such other date and time as Tivity Health and Parent may agree in writing, provided, that the closing will not occur before May 20, 2022 without the prior written consent of Parent. As soon as practicable on the closing date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware or on such later date and time as will be agreed to by Tivity Health and Parent and specified in the Certificate of Merger.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the parties will take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation as of the Effective Time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
The Merger Agreement provides that the parties will take all necessary action such that the officers of Tivity Health immediately prior to the Effective Time will be the officers of the Surviving Corporation as of the Effective Time and will hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
At the Effective Time, the certificate of incorporation and bylaws of Tivity Health, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety as set forth in Exhibit A and Exhibit B of the Merger Agreement, respectively, until thereafter changed or amended as provided therein or by applicable law.
Transaction Consideration
Common Stock
At the Effective Time, subject to any applicable withholding tax, each share of Tivity Health Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares held in the treasury of

Tivity Health, (ii) any shares owned by any direct or indirect wholly-owned subsidiary of Tivity Health, Parent or any direct or indirect wholly-owned subsidiary of Parent (including Merger Sub), and (iii) any Dissenting Shares) will be automatically converted into the right to receive the Transaction Consideration.
Outstanding Tivity Health Equity Awards
The Merger Agreement provides that Tivity Health’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:
•
Company Options. At the Effective Time, each option granted under Tivity Health’s stock plans to purchase shares of Tivity Health Common Stock that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Transaction Consideration over the exercise price per share of Tivity Health Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price equal to or in excess of the Transaction Consideration will be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

•
Company MSUs. At the Effective Time, each Company MSU award granted under Tivity Health’s stock plans that is outstanding as of immediately prior to the Effective Time will automatically become vested and will be cancelled without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Tivity Health Common Stock that would have vested pursuant to the terms of such Company MSU award based on actual performance through the Effective Time, and (B) the Transaction Consideration. To the extent that any Company MSU award constitutes nonqualified deferred compensation subject to Section 409A of the Code, however, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

•
Company RSUs. At the Effective Time, except as described below for Company RSU awards granted after April 5, 2022, each Company RSU award, whether or not granted under Tivity Health’s stock plans, that is outstanding as of immediately prior to the Effective Time will automatically become fully vested and will be cancelled and will entitle the holder to receive, on or before the later of (i) five business days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash, without interest and subject to applicable withholding taxes, from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Tivity Health Common Stock then underlying such Company RSU award as of immediately prior to the Effective Time and (B) the Transaction Consideration. To the extent that any Company RSU award constitutes nonqualified deferred compensation subject to Section 409A of the Code, however, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of any additional tax under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

•
Company RSUs granted after April 5, 2022. At the Effective Time, except for (i) deferred Company RSUs granted to certain non-employee directors under Tivity Health’s Director Deferred Compensation Program and (ii) limited exceptions for certain Company RSUs, which, in each case, will vest in full immediately prior to the Effective Time, each Company RSU award granted after April 5, 2022 will vest immediately prior to the Effective Time on a prorated basis, with such proration based on a fraction, the numerator of which is the number of days of continuous service provided by the grantee to Tivity Health between the grant date of the Company RSU award and the Effective Time, and the denominator of which is 1,096, and otherwise be treated in accordance with the terms of the Merger Agreement, as described above. The portion of any such equity award granted after April 5, 2022 that does not vest in accordance with the immediately preceding sentence will be forfeited without consideration upon the Effective Time without any action on the part of the holder of such Company RSU award.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to Tivity Health to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and will enter into an agreement relating to the Paying Agent’s responsibilities under the Merger Agreement in form and substance reasonably satisfactory to Tivity Health. Prior to or concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Tivity Health Common Stock (other than shares held in the treasury of Tivity Health and shares owned by any direct or indirect wholly-owned subsidiary of Tivity Health, Parent or any of Parent’s wholly-owned subsidiaries and Dissenting Shares), provided that Tivity Health will, and will cause its subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the closing of the Merger such portion of the aggregate Transaction Consideration from Tivity Health’s cash on hand as specified in such request.
Upon surrender of certificates (or affidavit of loss in lieu thereof) or book-entry shares to the Paying Agent together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Tivity Health Common Stock that is not registered in the transfer or stock records of Tivity Health, any cash to be paid upon due surrender of the certificate (or affidavit of loss in lieu thereof) or book-entry share formerly representing such shares of Tivity Health Common Stock may be paid or issued, as the case may be, to such a transferee if such certificate (or affidavit of loss in lieu thereof) or book-entry share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable. No interest will be paid or will accrue on the Transaction Consideration payable upon surrender of any certificate (or affidavit of loss in lieu thereof) or book-entry share. Until surrendered as contemplated by the Merger Agreement, each certificate and book-entry share will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to the Merger Agreement. In lieu thereof, each holder of record of one or more book-entry shares whose shares of Tivity Health Common Stock were converted into the right to receive the Transaction Consideration will upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Transaction Consideration in respect of each such share of Tivity Health Common Stock, and the book-entry shares of such holder will thereupon be cancelled.
Any portion of the payment fund, including any interest or other amounts received with respect thereto, that remains unclaimed by, or otherwise undistributed to, the holders of certificates and book-entry shares for 12 months after the Effective Time will be delivered to Parent, upon Parent’s demand, and any holder of certificates or book-entry shares who has not prior to such date complied with these procedures must thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to the Merger Agreement.
The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If any certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by the Surviving Corporation, Parent or the Paying Agent, the

posting by such person of a bond in customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the Paying Agent, or, if subsequent to the termination of the payment fund, Parent, will deliver, in exchange for such lost, stolen or destroyed certificate, the Transaction Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement had such lost, stolen or destroyed certificate been surrendered.
These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains representations and warranties of Tivity Health, Parent and Merger Sub.
Certain of the representations and warranties in the Merger Agreement made by Tivity Health are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Tivity Health, any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Tivity Health and its subsidiaries, taken as a whole. No event, change, circumstance or effect will be deemed to constitute, nor will any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to:
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any changes in general United States or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

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any changes in conditions generally affecting any industry or geographic region in which Tivity Health or any of its subsidiaries operates, except to the extent that such changes have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

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any decline in the market price or trading volume of Tivity Health Common Stock, however, Parent is not precluded from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

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any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

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any failure, in and of itself, by Tivity Health to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period, however, Parent is not precluded from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect;

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the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement, the Merger or the taking of any action expressly required by the Merger Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective subsidiaries or affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Tivity Health or any of its subsidiaries with customers, suppliers, officers or employees;

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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law following April 5, 2022, except to the extent such changes have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

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any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following April 5, 2022, except to the extent such changes have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

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any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of April 5, 2022, except to the extent that such changes or conditions have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Tivity Health or any of its subsidiaries operates;

•	any taking of any action at the written request of Parent or Merger Sub or with the prior written consent of Parent or Merger Sub;
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any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies (including COVID-19), acts of God or any change resulting from weather events, conditions or circumstances;

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COVID-19 or any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or related or associated epidemics, pandemics or disease outbreaks (collectively, “COVID-19 Measures”), including any change, effect, event, occurrence, development, condition or fact with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent waves), except to the extent that such changes or conditions have a disproportionate adverse effect on Tivity Health and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Tivity Health or any of its subsidiaries operates; or

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any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law solely relating to the Merger Agreement, the Merger or the other transactions contemplated the Merger Agreement.

In addition, for purposes of the Merger Agreement, “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations under the Merger Agreement or prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
In the Merger Agreement, Tivity Health has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Tivity Health’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:
•	the valid existence, good standing and authority and qualification to conduct business with respect to Tivity Health and its subsidiaries;

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the capital structure of Tivity Health, Tivity Health’s and its subsidiaries’ ownership of its subsidiaries, the lack of any existing and outstanding voting agreements or agreements restricting transfer of the capital stock of Tivity Health or its subsidiaries to which Tivity Health or its subsidiaries are party, Tivity Health’s and its subsidiaries’ ownership of equity or debt interests other than of subsidiaries of Tivity Health;

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Tivity Health’s corporate authority, assuming the affirmative vote of the holders of a majority of the issued and outstanding shares of Tivity Health Common Stock in favor of the Merger, to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;
•	the absence of conflicts with laws, Tivity Health’s and its subsidiaries’ organizational documents and Tivity Health’s and its subsidiaries’ contracts;
•	required consents and regulatory filings and approvals (including pursuant to U.S. antitrust laws) in connection with the Merger Agreement;
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the accuracy of Tivity Health’s SEC filings and financial statements, and Tivity Health’s disclosure controls and procedures and internal control over financial reporting and the absence of outstanding or unresolved comments in comment letters received by Tivity Health or any of its subsidiaries and any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation with respect to Tivity Health’s SEC filings and financial statements;

•	the absence of specified undisclosed liabilities of Tivity Health and its subsidiaries;
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the conduct of business of Tivity Health and its subsidiaries in the ordinary course and the absence of any event, change, effect, development or occurrence that would have a Company Material Adverse Effect, in each case, since December 31, 2021;

•	Tivity Health’s possession of necessary permits and Tivity Health’s compliance with laws;
•	the absence of actions or other legal proceedings relating to Tivity Health and its subsidiaries;
•	the accuracy of the information supplied by or on behalf of Tivity Health or any of its subsidiaries for inclusion in this Proxy Statement;
•	the filing of tax returns, the payment of taxes and certain other tax matters related to Tivity Health and its subsidiaries;
•	Tivity Health’s employee benefit plans;
•	the existence and enforceability of, and compliance with, specified categories of Tivity Health’s material contracts;
•	intellectual property rights (including privacy, data protection and other cybersecurity matters);
•	certain real property matters;
•	certain environmental matters;
•	certain insurance matters;
•	certain labor and employment matters;
•	Tivity Health’s compliance with certain healthcare laws and Tivity Health’s maintenance of a compliance program;
•	the inapplicability of anti-takeover statutes to the Merger;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Tivity Health’s receipt of a fairness opinion from its financial advisor;
•	certain matters relating to international trade and anti-corruption laws;

•	the absence of certain related party transactions; and
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the acknowledgment by Tivity Health of the absence of any other representations and warranties of Parent, Merger Sub or any person on behalf of Parent or Merger Sub, other than as set forth in the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Tivity Health that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	the due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
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Parent’s and Merger Sub’s authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement with respect to Parent and Merger Sub;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s, Merger Sub’s or their subsidiaries’ contracts;
•	required consents, regulatory filings and approvals (including pursuant to U.S. antitrust laws) in connection with the Merger Agreement;
•	Parent’s, Merger Sub’s and their subsidiaries’ compliance with laws;
•	the absence of actions or other legal proceedings related to Parent, Merger Sub or any of their subsidiaries;
•	Merger Sub’s purpose and the absence of any business activities by Merger Sub not contemplated by the Merger Agreement;
•	the absence of any required vote of Parent’s stockholders to consummate the transactions contemplated by the Merger Agreement;
•	the accuracy of the information supplied by or on behalf of Parent for inclusion in this Proxy Statement;
•	payment of fees to brokers in connection with the Merger Agreement;
•	matters with respect to Parent’s financial capacity;
•	the solvency of Parent and the Surviving Corporation at and following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
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the absence of agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of Tivity Health’s management or the Board, on the other hand, relating in any way to Tivity Health, Tivity Health’s subsidiaries or the transactions contemplated by the Merger Agreement, and the absence of any agreements pursuant to which any Tivity Health stockholder would receive consideration other than the Transaction Consideration or agrees to vote to approve the Merger Agreement or the Merger or agrees to vote against any Company Superior Proposal (as defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 75 of this Proxy Statement);

•	the absence of other agreements relating to the Merger;
•	ownership of Tivity Health Common Stock;
•	Parent’s investment intention with respect to Tivity Health and Parent’s direction by sophisticated persons under Rule 506(b)(2)(ii) promulgated under the Exchange Act; and
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the acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of Tivity Health or any person on behalf of Tivity Health, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger, other than as set forth in the Merger Agreement.
Conduct of Business Pending the Merger
The Merger Agreement provides that, prior to the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as may be required by applicable law, (ii) for any actions taken in good faith that Tivity Health determines are necessary or advisable in response to COVID-19 or COVID-19 Measures (subject to certain exceptions), (iii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as may be required or expressly permitted by the Merger Agreement, or (v) as set forth in Tivity Health’s disclosure letter, Tivity Health and its subsidiaries will (a) use commercially reasonable efforts to conduct the businesses of Tivity Health and its subsidiaries in the ordinary course, and to the extent consistent therewith, Tivity Health will use commercially reasonable efforts to preserve in all material respects its existing relationships with key customers, suppliers, and other persons with which it has material business relations and (b) will not:
•	amend Tivity Health’s or any of its subsidiaries’ organizational documents;
•	declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock;
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adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including any Tivity Health stock awards (subject to certain limited exceptions), warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock;

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repurchase, redeem or otherwise acquire any shares of the capital stock of Tivity Health or any of its subsidiaries, or any other Tivity Health stock awards or equity interests or any rights, warrants or options to acquire any such shares or interests;

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issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Tivity Health stock awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security);

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sell, assign, lease, license, abandon, permit to lapse, transfer or otherwise dispose of any material Tivity Health intellectual property rights, including disclosing any material trade secrets of Tivity Health or its subsidiaries (including source code);

•	merge or consolidate with any other person; or acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person;
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sell, lease, license, subject to a material lien, or otherwise dispose of any material assets, product lines or businesses of Tivity Health or any of its subsidiaries (including capital stock or other equity interests of any subsidiary of Tivity Health);

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make capital expenditures except (A) pursuant to existing contracts and ordinary course renewals thereof or (B) in accordance with the capital expenditures budget of Tivity Health that was made available to Parent prior to April 5, 2022;

•	make any loans, advances or capital contributions to any other person in excess of $5,000,000 in any 12 month period;
•	create, incur, guarantee or assume any indebtedness for borrowed money in excess of $10,000,000 in the aggregate;
•	cancel any material debts of any person to Tivity Health or any of its subsidiaries or waive any material claims or rights of value;
•	increase the compensation or other benefits payable or provided to Tivity Health’s or its subsidiaries’ officers or other employees;
•	enter into any employment, consulting, change of control, severance, separation, stay bonus or retention agreement with any employee or other service provider of Tivity Health;

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establish, adopt, enter into or amend any Tivity Health benefit plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, commission, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, individual consulting, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of Tivity Health or any of its subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by Tivity Health or any of its subsidiaries or which Tivity Health or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which Tivity Health or any of its Subsidiaries would incur any direct or indirect liability (each, a “Company Benefit Plan”) under the Merger Agreement if in effect on April 5, 2022;

•	settle or compromise any material claim involving Tivity Health or its subsidiaries;
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enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of Tivity Health and its subsidiaries taken as a whole after the Effective Time;

•	amend or terminate any material contract of Tivity Health, in each case in a manner that would be material and adverse to Tivity Health and its subsidiaries, taken as a whole;
•	alter or amend in any material respect any existing accounting methods, principles or practices;
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make, change or revoke any material tax election or material tax method of accounting; amend any material tax return; surrender any claim for a refund of material taxes; settle or compromise any material tax claim or assessment; or enter into any closing agreement with respect to any material tax;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Tivity Health or any of its subsidiaries; or
•	enter any contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.
Restrictions on Solicitations of Other Offers
In the Merger Agreement, Tivity Health agreed that it will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, after April 5, 2022:
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to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons, other than Parent and its representatives, that are ongoing with respect to a Company Takeover Proposal (as defined below) or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal;

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to promptly (and in any event within two business days following April 5, 2022) request in writing the prompt return or destruction of all confidential information previously furnished to any third party or its representatives;

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not to, directly or indirectly through intermediaries, solicit, initiate or knowingly encourage (including by way of furnishing non-public information relating to Tivity Health or any of its subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal;

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not to, directly or indirectly through intermediaries, conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal, other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the relevant provision of the Merger Agreement;

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not to, directly or indirectly through intermediaries, execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar contract, whether written, oral, binding or non-binding, with respect to a Company Takeover Proposal (other than an “Acceptable Confidentiality Agreement” as defined in the Merger Agreement);

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not to, directly or indirectly through intermediaries, grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, the Merger Agreement) of any third party under any standstill or confidentiality agreement; provided that Tivity Health will be permitted to grant a waiver of any standstill or similar obligation of any third party with respect to Tivity Health or any of its subsidiaries to allow such third party to make a Company Takeover Proposal.

None of the foregoing will prohibit Tivity Health or its representatives from contacting any person or group of persons that has made a Company Takeover Proposal after April 5, 2022 solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing.
Notwithstanding anything to the contrary contained in the Merger Agreement, if, at any time prior to obtaining the Tivity Health Stockholder Approval, Tivity Health or any of its representatives receives a bona fide, written Company Takeover Proposal from any person, which did not result from a material breach of the relevant terms of the Merger Agreement, and if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Tivity Health, its subsidiaries and their respective representatives may, (i) furnish information with respect to Tivity Health and its subsidiaries to the person who has made such Company Takeover Proposal, including non-public information, if Tivity Health receives from such person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the confidentiality agreement with Parent; provided, that Tivity Health will promptly, and in any event within 48 hours following the delivery to such person, make available to Parent any non-public information concerning Tivity Health or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal, its representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to Tivity Health’s obligations under other provisions of the Merger Agreement, Tivity Health will promptly, and in any event within 24 hours, notify Parent and Merger Sub if Tivity Health commences furnishing non-public information or commences discussions or negotiations as provided for in the Merger Agreement.
In addition, Tivity Health agreed:
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to promptly, and in no event later than 24 hours after receipt, notify Parent in writing in the event that Tivity Health or any of its representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof;

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to keep Parent reasonably informed, on a prompt basis (and in no event later than 24 hours after receipt), regarding any material changes to the status and material terms of any such inquiry, proposal or offer, including, if applicable, by providing Parent with copies of related written documentation; and

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along with its subsidiaries, not to enter into any agreement with any person subsequent to April 5, 2022 that prohibits Tivity Health from providing any information to Parent in accordance with, or otherwise complying with the applicable terms of the Merger Agreement.

For purposes of the Merger Agreement:
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a “Company Takeover Proposal” is any proposal or offer from any person or group of persons (other than Parent, Merger Sub or any of their affiliates) to Tivity Health or any of its representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Tivity Health or any of its subsidiaries that would result in such other person directly or indirectly acquiring (x) beneficial ownership of 20% or more of the outstanding Tivity Health Common Stock or securities of Tivity Health representing more than 20% of the voting power of Tivity Health or (y) assets or businesses that constitute 20% or more of the consolidated assets, net revenues or net income of Tivity Health and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of 20% or more of the outstanding Tivity Health Common Stock or securities of Tivity Health representing more than 20% of the voting power of Tivity Health, (C) any direct or indirect acquisition, purchase or license (including the acquisition of stock in any subsidiary of Tivity Health), in one transaction or a series of related transactions, of assets or businesses of Tivity Health or its subsidiaries, including pursuant to a joint venture, representing 20% or more of the consolidated assets, net revenues or net income of Tivity Health and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Tivity Health Common Stock or securities of Tivity Health representing more than 20% of the voting power of Tivity Health or (E) any combination of the foregoing.
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a “Company Superior Proposal” is a bona fide, written Company Takeover Proposal (but substituting “50%” for all references to “20%” in the definition of such term) which did not result from a material breach of the non-solicitation provision of the Merger Agreement that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Board considers to be appropriate, and taking into account any revisions to the terms of the Merger Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with the relevant provision of the Merger Agreement, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the stockholders of Tivity Health than the transactions contemplated by the Merger Agreement.

Alternative Acquisition Agreements
Notwithstanding anything in the Merger Agreement, prior to, but not after, obtaining the Tivity Health Stockholder Approval, the Board may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change (as defined below) or (2) terminate the Merger Agreement in order to enter into a definitive agreement for such Company Superior Proposal, in each case, if and only if, prior to taking such action, the Board has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking either such action:
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Tivity Health has given Parent at least four business days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the person making any such Company Superior Proposal and has contemporaneously provided with such notice to Parent a copy of the Company Superior Proposal or any proposed acquisition agreements (or if not provided in writing to Tivity Health, a written summary of the terms thereof) and a summary of any related financing commitments in Tivity Health’s possession;

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to the extent requested in writing by Parent, Tivity Health has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such four business day period concerning any revisions to the terms of the Merger Agreement proposed by Parent; and

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following the end of such four business days’ notice period, the Board has determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of the Merger Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal, assuming the revisions committed to by Parent in writing were to be given effect.

Any amendment to the financial terms or any other material terms of such Company Superior Proposal requires a new notice thereof and Tivity Health will be required to comply again with the requirements described in the paragraph immediately above (except that the four business day period above will be a three business day period).
Notwithstanding anything to the contrary contained in the Merger Agreement, neither Tivity Health nor any of its subsidiaries will enter into any acquisition agreement relating to a Company Superior Proposal unless the Merger Agreement has been terminated in accordance with its terms and the termination fee (as defined below) has been paid in accordance with the terms of the Merger Agreement.
Adverse Recommendation Changes
As described above, and subject to the provisions described below, the Board has made the recommendation that Tivity Health stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “Company Board Recommendation”). The Merger Agreement provides that the Board will not effect a Company Adverse Recommendation Change (as defined below) except as described below.
Under the terms of the Merger Agreement, the Board may not:
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(i) fail to include the Company Board Recommendation in this Proxy Statement when it is disseminated to Tivity Health’s stockholders, (ii) withhold, withdraw or modify, or authorize or publicly propose to withhold, withdraw or modify, in any such case in a manner adverse to Parent, the Company Board Recommendation, (iii) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (iv) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of Tivity Health a Company Takeover Proposal or (v) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within five business days after Parent so requests in writing following a publicly announced Company Takeover Proposal, provided that Parent may only make such request once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto (any action described in this clause being referred to as a “Company Adverse Recommendation Change”); or

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authorize, cause or permit Tivity Health or any of its subsidiaries to enter into any binding letter of intent, memorandum of understanding or agreement, including an acquisition agreement, merger agreement, joint venture agreement or other agreement, with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement as defined in the Merger Agreement).

Notwithstanding anything in the Merger Agreement to the contrary, other than in connection with a Company Takeover Proposal (as discussed above), the Board may, at any time prior to, but not after, obtaining the Tivity Health Stockholder Approval, make a Company Adverse Recommendation Change in response to an event, development or change in circumstances that was not known to the Board (or if known, the consequences of which were not known to the Board) as of or prior to April 5, 2022, which event, development or change in circumstances becomes known to the Board prior to the Stockholder Meeting (an “Intervening Event”), if, prior to taking such action, the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that, prior to taking such action:
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Tivity Health has given Parent at least four business days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Board is proposing to effect a Company Adverse Recommendation Change;

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to the extent requested in writing by Parent, Tivity Health has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such four business day period to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause the Board to not make such Company Adverse Recommendation Change; and

•	following the end of such four business days’ period, the Board has considered in good faith any revisions to the terms of the Merger Agreement to which Parent has committed in writing, and will have determined, after consultation with its financial advisor and outside legal counsel, assuming the revisions committed to by Parent in writing were to be given effect, that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.
The Merger Agreement does not restrict Tivity Health or the Board from complying with its disclosure obligations under federal or state law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of Tivity Health a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of Tivity Health pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or obligations of Tivity Health or the Board under applicable federal securities law.
Financing Efforts
Prior to the earlier of the Effective Time and the valid termination of the Merger Agreement, Parent must use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the financing on or prior to the closing date, including, but not limited to, using its reasonable best efforts with respect to the following items:
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maintaining in effect the “Equity Commitment Letter” as defined in the Merger Agreement and the “Debt Commitment Letter” as defined in the Merger Agreement (collectively, the “Commitment Letters”) (subject to replacement in compliance with the Merger Agreement or as required by the Merger Agreement following any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (ii) for any reason, all or any portion of the Debt Financing necessary to fund the payment of all fees and expenses required to be paid by Parent or Merger Sub at closing (such amount, the “Required Funding Amount”) becoming unavailable, or (iii) a breach or repudiation by any financing related person or any other party to the Debt Commitment Letter with respect to the obligation to fund all or any portion of the Debt Financing necessary to fund the Required Funding Amount (each, a “Financing Failure Event”));

•
satisfying on a timely basis all financing conditions applicable to Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger);

•
negotiating, executing and delivering Debt Financing Documents (as defined in the Merger Agreement) that reflect terms no less favorable to Parent than the terms contained in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any new or revised terms would not be “Prohibited Financing Amendments,” as defined below);

•
in the event that the conditions applicable to Parent and Merger Sub set forth in the Merger Agreement and the financing conditions have been satisfied or, upon funding would be satisfied, use its reasonable best efforts to cause the financing sources to fund the amount of the Debt Financing and the Guarantors to fund the amount of the Equity Financing necessary to fund the Required Funding Amount; and

•	enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event.
Notwithstanding anything to the contrary contained in the Merger Agreement, in no event will the reasonable best efforts of Parent require or be deemed or construed to require Parent to (I) seek equity financing from any source (other than the Equity Financing), (II) pay any fees materially in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise) or (III) arrange or obtain any alternative financing having terms and conditions (including any flex provisions applicable thereto) that are materially less favorable to Parent than those set forth in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any such less favorable terms would not be Prohibited Financing Amendments as defined below).
Parent will give Tivity Health prompt notice of any breach that would reasonably be expected to materially delay or prevent the closing or repudiation by any party to any Commitment Letter of which Parent or its affiliates becomes aware. Without limiting Parent’s other obligations under the relevant provisions of the Merger

Agreement, if a Financing Failure Event occurs, Parent must: (i) promptly notify Tivity Health of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain alternative financing from the original financing sources or alternative financing sources on terms and conditions that are no less favorable to Parent than those set forth in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any such less favorable terms would not be Prohibited Financing Amendments as defined below); provided, that Parent and Merger Sub will not be required to pay any fees in excess of those contemplated by the Debt Commitment Letter (including any “flex” provisions applicable thereto), and the alternative financing will not effect any Prohibited Financing Amendments (as defined below), and (iii) use its reasonable best efforts to obtain, and when obtained, provide Tivity Health with a true and complete copy of, a new financing commitment letter and related fee letter that provides for such alternative financing. Neither Parent nor any of its affiliates will, without the prior consent of Tivity Health (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute or replace any of the Commitment Letters except for (i) substitutions and replacements pursuant to the immediately preceding sentence and/or (ii)(1) with respect to the Debt Commitment Letter, any such amendment, modification, supplement, restatement, substitution or replacement that would not (A) reduce the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (B) impose new or additional conditions or expand any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the closing date less likely to occur, or (C) adversely impact the ability of Parent to enforce its rights against any other party to the Debt Commitment Letter (the limitations set forth in this clause (1), the “Prohibited Financing Amendments”); provided that, notwithstanding the foregoing, Parent may amend, modify, supplement, restate, substituted or replace the Debt Commitment Letter (x) in accordance with the “market flex” provisions thereof, and/or (y) to add lenders, lead arrangers, bookrunners, agents, managers or other entities who had not executed the Debt Commitment Letters as of April 5, 2022; or (2) with respect to the Equity Commitment Letter, any such amendment, modification, supplement, restatement, substitution or replacement that would not (A) add new (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the Equity Financing, (B) reduce the amount of the Equity Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (C) adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letter, as so amended, modified, supplemented, restated, substituted or replaced, relative to the ability of Parent to enforce its rights against such other parties to the Equity Commitment Letter as in effect on April 5, 2022, or (D) otherwise be reasonably expected to delay materially or prevent the closing.
Prior to the earlier of the Effective Time and the termination of the Merger Agreement, Tivity Health will use its reasonable best efforts to provide (and will cause each of its subsidiaries and direct its and their respective representatives to use reasonable best efforts to provide) such cooperation in connection with the arrangement of the Financing as is reasonably requested by Parent. Such assistance will include using reasonable best efforts to assist Parent in connection with arranging the Debt Financing, including using reasonable best efforts to do the following, each of which will be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense: (i) deliver to Parent the Debt Financing Deliverables (as defined in the Merger Agreement); (ii) facilitate and assist in the preparation and negotiation of the Debt Financing Documents, including one or more credit agreements, pledge and security agreements, guarantees, certificates (including a solvency certificate), and other definitive financing documents as may be reasonably requested by Parent (including furnishing all (A) information relating to Tivity Health and its subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates and (B) stock certificates and any other pledged collateral to the extent held by Tivity Health and its subsidiaries); (iii) make available to Parent, its advisors and its financing sources such financial and other pertinent information regarding Tivity Health and each of its subsidiaries as may be reasonably requested by Parent, its advisors or its financing sources, including (I) the financial statements and other information necessary to satisfy the conditions set forth in the Debt Commitment Letter, as defined in the Merger Agreement, (II) unaudited financial statements of Tivity Health for each fiscal quarter of Tivity Health ended 45 days prior to the closing and the audited financial statements of Tivity Health for any fiscal year of Tivity Health ended 90 days prior to the closing; (III) such information as is necessary to allow Parent, its advisors and its financing sources to prepare pro forma financial statements and (IV) customary authorization letters; and (iv) assist with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the debt financing, participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the debt financing and ratings agencies and otherwise assist in the marketing efforts of Parent and its financing sources.
Tivity Health is not, however, required to, among other things, (x) take any such action to the extent it would (1) unreasonably interfere with the business or operations of Tivity Health or require Tivity Health to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under the Merger Agreement, (2) require Tivity Health, or any of its subsidiaries or their respective representatives to execute, deliver or enter into any Debt Financing Document prior to the closing and consummation of the Merger, or (3) require Tivity Health to deliver or cause the delivery of any Debt Financing Document or take any other action prior to the closing and consummation of the Merger that would reasonably be expected to result in liability to Tivity Health or its representatives in connection with the financing, (x) require any of the Board (or other similar governing body of any of Tivity Health’s subsidiaries) (other than persons continuing in such roles after the closing of the Merger) to adopt resolutions approving the Debt Financing Documents prior to the closing and consummation of the Merger (and any such adoption or approval at the closing of the Merger will be performed by such Board (or other similar governing body) as constituted after the Effective Time and closing), and (y) require Tivity Health or any of its subsidiaries to provide any information to the extent it would (1) violate applicable law or the provisions of any contract not entered into in contemplation of the Merger Agreement to which Tivity Health or any of its subsidiaries is a party, (2) jeopardize any attorney-client or other legal privilege or (3) violate any applicable confidentiality obligation of Tivity Health or any of its subsidiaries not entered into in contemplation of the Merger Agreement so long as Tivity Health provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to violate such applicable law or contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation.
Upon written request from Tivity Health, Parent must keep Tivity Health informed on a reasonably current basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under the Merger Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.
Parent agreed to indemnify and hold harmless Tivity Health and its subsidiaries, and each of their respective representatives, from and against all losses incurred in connection with the Financing or any information, assistance or activities provided under the Merger Agreement, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of Tivity Health or its subsidiaries, including financial statements or (ii) the gross negligence, fraud, bad faith or willful misconduct of Tivity Health, any of its subsidiaries or any of their respective representatives. Parent must reimburse Tivity Health and its subsidiaries for any reasonable, documented out-of-pocket third party costs and expenses incurred by Tivity Health and its subsidiaries and each of their representatives in connection with the Financing or such assistance under the Merger Agreement.
Employee Benefits
Until the first anniversary of the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee (as defined below)) (the “Benefits Continuation Period”), the Surviving Corporation will provide, or cause to be provided, for those employees of Tivity Health and its subsidiaries who continue as employees of the Surviving Corporation or any of its subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary and annual target and maximum bonus opportunities) and employee benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) with respect to each Continuing Employee that will not be materially less favorable in the aggregate than the compensation and employee benefits provided by Tivity Health or the applicable subsidiary to such Continuing Employee immediately prior to the Effective Time, subject to the same exclusions. Nothing in the Merger Agreement will be deemed to be a guarantee of employment for any current or former employee of Tivity Health or any of its subsidiaries, or other than as provided in any applicable employment agreement or other contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

From and after the Effective Time, Parent must honor, and cause its subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between Tivity Health or any of its subsidiaries and any current or former officer, director or employee, including, but not limited to, those identified in Tivity Health’s disclosure letter and (ii) all obligations in effect as of the Effective Time pursuant to Tivity Health benefit plans. Parent and Merger Sub acknowledge that the consummation of Merger and the other transactions will constitute a “change in control” (or similar term) of Tivity Health under the terms of Tivity Health benefit plans containing provisions triggering payment, vesting or other rights upon a “change in control” or similar transaction.
Under the Merger Agreement, Parent must cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its subsidiaries, and must cause the Surviving Corporation and each of its subsidiaries not to take any such action after such 90 day period without complying in all material respects with the WARN Act.
Notwithstanding any other provision of the Merger Agreement to the contrary, Parent will or will cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with Tivity Health’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.
The Surviving Corporation will (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Tivity Health benefit plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Tivity Health benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with Tivity Health or any of its subsidiaries for purposes of eligibility to participate, vesting (for the avoidance of doubt, other than with respect to Tivity Health stock awards), determination of level of benefits and benefits accrual to the same extent such service was recognized by Tivity Health or any of its subsidiaries under the analogous Tivity Health benefit plan in which such Continuing Employee participated immediately prior to the Effective Time.
Nothing contained in the Merger Agreement, whether express or implied, (i) will be treated as an amendment or other modification of any Tivity Health benefit plan, (ii) will create any third-party beneficiary rights in any person in respect of continued employment by Tivity Health, Parent, any of their respective affiliates or otherwise, or (iii) subject to the requirements of the Merger Agreement, will limit the right of Parent or the Surviving Corporation or any of its subsidiaries to amend, terminate or otherwise modify any Tivity Health benefit plan following the closing date.
Efforts to Close the Merger
Tivity Health, Parent and Merger Sub have agreed to use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to the closing of the Merger set out in the Merger Agreement to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, (iii) obtain the expiration or termination of any waiting periods under the HSR Act, and (iv) obtain all necessary material consents or waivers from non-governmental entity third parties (provided, that in no event will Tivity Health or its subsidiaries be obligated to pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent or waiver).
In accordance with the terms and subject to the conditions of the Merger Agreement, Parent and Merger Sub have agreed to take and to cause their respective controlled affiliates to take, in each case as promptly as practicable (and in any event prior to the End Date), all steps necessary to avoid, eliminate or resolve each and every impediment under any antitrust law that may be asserted by any governmental entity and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental entity (including complying with all restrictions and conditions, if any, imposed or requested by any governmental entity in connection with granting any necessary consent, approval, order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the parties to close the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable (and in any event no later than the End Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise:
•
the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time);

•
any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time);

•
the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time); and/or

•
the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled affiliates (including Tivity Health or any of its subsidiaries after the Effective Time).

Notwithstanding the preceding paragraph, Parent will not be required to take any of the actions identified in the bullets above that is not conditioned upon consummation of the Merger.
In accordance with the terms and subject to the conditions of the Merger Agreement, Parent will, and will cause its controlled affiliates to, take all actions (i) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or proceeding asserted or threatened by any governmental entity or any other person under antitrust laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) necessary in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement prior to the End Date or otherwise materially delaying the closing or delaying the Effective Time beyond the End Date.
Access to Information
For the sole purpose of furthering the transactions contemplated by the Merger Agreement and integration planning related thereto, Tivity Health will upon reasonable advance notice, afford Parent and its representatives (at Parent’s and its representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business of Tivity Health or any of its subsidiaries, to personnel, properties, contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of the Merger Agreement, the process that led to the negotiation and execution of the Merger Agreement or, subject to the disclosure requirements of the relevant provisions of the Merger Agreement, any Company Takeover Proposal), and, during such period, Tivity Health will, and will cause its subsidiaries to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Tivity Health will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively sensitive information; and, provided, further, that Tivity Health may restrict the foregoing access to those persons who have entered into or are bound by a confidentiality agreement with it.
Notwithstanding the foregoing, Tivity Health will not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of Tivity Health, (i) would violate any of its obligations with respect to any applicable law or order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any contract or (iii) is subject to any attorney-client or work-product privilege.
Indemnification and Insurance
Under the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and related rights to advancement of expenses now existing in favor of any present or former director or officer of Tivity Health as of the Effective Time and any of its subsidiaries and any other person entitled to indemnification under Tivity Health’s or its subsidiaries respective organizational documents (collectively, the “Company Indemnified Parties”) or any indemnification agreements in existence as of the date of the Merger Agreement between such Company Indemnified Party and Tivity Health or any of its subsidiaries, will survive the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.
From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable law, each Company Indemnified Party against any costs or expenses or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the transactions contemplated by the Merger Agreement, and (ii) actions to enforce indemnification rights provided for by the Merger Agreement and any other indemnification or advancement right of any Company Indemnified Party, and Parent will, and Parent will cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable law; provided, that, to the extent required by applicable law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.
Prior to the Effective Time, Tivity Health may and, if Tivity Health does not, Parent must cause the Surviving Corporation to, promptly following the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of Tivity Health’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Tivity Health’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than Tivity Health’s existing policies. If neither Tivity Health nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six years after the Effective Time, the Surviving Corporation must cause to be maintained in effect the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in Tivity Health’s existing policies as of the date of the Merger Agreement (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date of the Merger Agreement and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date of the Merger Agreement) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2021 by Tivity Health for such insurance, and if such premiums for such insurance would at any time exceed such amount, then the Surviving Corporation must cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to such amount.

Other Covenants
Stockholder Meeting
As promptly as reasonably practicable after the SEC advises that it has no further comments on this Proxy Statement or that Tivity Health may commence mailing this Proxy Statement, Tivity Health, acting through the Board or any committee thereof, and in accordance with applicable law and the rules and regulations of Nasdaq, will, subject to the applicable provisions of the Merger Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of Tivity Health (which will in no event be scheduled for later than the 30th day following the first mailing of the Proxy Statement to the stockholders of Tivity Health) for the purpose of seeking the Tivity Health Stockholder Approval (the “Stockholder Meeting”).
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger will be subject to the fulfillment (or waiver by Tivity Health and Parent, to the extent permissible under applicable law) on or prior to the closing date of the following conditions:
•	Tivity Health will have obtained the Tivity Health Stockholder Approval;
•
No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect, and no law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger; and

•
Any waiting period (and extensions thereof, including any timing agreements entered into with a governmental entity to extend any waiting period) applicable to the Merger under the HSR Act will have expired or been terminated.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent on or prior to the closing date of the Merger of the following conditions:
•
Each of the representations and warranties of Tivity Health contained in the Merger Agreement, without regard to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement) qualification, must be true and correct as of April 5, 2022 and as of the Effective Time, except for such failures to be true and correct has not had a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Tivity Health:

•
regarding the absence of certain changes or events must be true and correct in all respects at and as of April 5, 2022 and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•
regarding its capital structure must be true and correct at and as of April 5, 2022 and at and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date), except for any de minimis inaccuracies; and

•
regarding (i) its and its subsidiaries’ existence, good standing and power and authority, (ii) its power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and (iii) brokers fees must be true and correct in all material respects as of April 5, 2022 and as of the Effective Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such particular date);

•
Tivity Health must have performed and complied in all material respects with all covenants and agreements required by the Merger Agreement to be performed or complied with by Tivity Health prior to the Effective Time;

•
Since April 5, 2022, there must not have occurred any Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement);

•
Tivity Health must have delivered to Parent a certificate, dated the Effective Time, certifying to the effect that the foregoing conditions relating to Tivity Health’s representations and warranties and Tivity Health’s performance and compliance with the covenants and agreements required by the Merger Agreement have been satisfied.

The obligations of Tivity Health to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, waiver by Tivity Health on or prior to the closing date of the Merger of the following conditions:
•
Each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or Parent Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 70 of this Proxy Statement) qualifiers, must be true and correct in all respects as of the closing date of the Merger as though made on and as of such date, except for such failures to be true and correct has not had a Parent Material Adverse Effect (except to the extent such representations and warranties address matters only as of a particular date, in which case such representations and warranties must be so true and correct as of such particular date); provided, however, that the representations and warranties of Parent and Merger Sub regarding their (i) due organization, existence, good standing and power and authority, and (ii) power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, must, if qualified by materiality or Parent Material Adverse Effect qualifications, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the closing date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

•
Each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under the Merger Agreement at or prior to the closing of the Merger; and

•	Tivity Health must have received a certificate from an executive officer of Parent confirming the satisfaction of the foregoing conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows, and subject to any required authorizations of the Board or the board of directors of Merger Sub to the extent required by the DGCL, as applicable:
•	by mutual written consent of Tivity Health and Parent;
•	by either Tivity Health or Parent, if:
•	the Tivity Health Stockholder Approval is not obtained upon a vote taken thereon at the Stockholder Meeting or at any adjournment or postponement thereof;
•
the closing of the Merger has not occurred on or prior to the End Date, whether such date is before or after the date of the receipt of the Tivity Health Stockholder Approval; provided, however, that this right to terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the closing of the Merger to have occurred on or prior to the End Date; or

•
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to a party if such order (or such order becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in the Merger Agreement.

•	by Tivity Health, if:
•
Parent or Merger Sub has breached or failed to perform any of their covenants, representations or warranties contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any condition to the obligations of Tivity Health to effect the Merger; and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) is or are either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is 30 calendar days following written notice from Tivity Health to Parent describing such breach or failure or inaccuracy in reasonable detail (provided that Tivity Health is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied);

•
prior to obtaining the Tivity Health Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the applicable terms of the Merger Agreement) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of the Merger Agreement, Tivity Health pays to Parent the termination fee in the manner provided in the relevant provisions of the Merger Agreement;

•
(i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied (other than conditions which are to be satisfied by actions taken at the closing of the Merger, but which will then be capable of satisfaction if the closing of the Merger were to occur on such date) have been and continue to be satisfied, (ii) Tivity Health has notified Parent in writing that all such conditions have been satisfied or, with respect to the conditions solely applicable to Parent’s and Merger Sub’s obligations to effect the Merger Sub, validly waived (or would be satisfied or validly waived if the closing of the Merger were to occur on the date of such notice and other than the conditions applicable to each of Tivity Health’s, Parent’s and Merger Sub’s obligations to effect the Merger, which may not be waived by any party) and it stands ready, willing and able to consummate the Merger at such time, (iii) Tivity Health will have given Parent written notice at least three business days prior to such termination stating that Tivity Health’s intention is to terminate the Merger Agreement and (iv) Parent fails to consummate the closing of the Merger at the end of such three business day period.

•	by Parent if:
•
Tivity Health has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate), and such breaches, failures to perform or inaccuracies is or are not curable or is or are not cured by the earlier of (x) the End Date and (y) the date that is 30 days following written notice from Parent to Tivity Health describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement such that any condition to the obligations of Parent or Merger Sub to effect the Merger (other than the requirement of an officer’s certificate) would not be satisfied); and

•	prior to obtaining the Tivity Health Stockholder Approval, a Company Adverse Recommendation Change has occurred.
In the event of termination of the Merger Agreement pursuant to the relevant provisions thereof, the Merger Agreement will terminate and become void and of no effect (except that the confidentiality agreement between the parties and the provisions relating to the absence of any other representations or warranties by Tivity Health, Parent and Merger Sub, the confidentiality agreement between the parties, the effect of termination, the termination fee, the reverse termination fee and certain other procedural provisions will survive any termination), and there will be no other liability on the part of Tivity Health, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in provisions of the Merger Agreement relating to the termination fee and the reverse termination fee; provided, however, that, subject those provisions, if such termination should result from the willful and material breach of any provision of the Merger Agreement or any fraud by any party, such party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the Merger Agreement or its fraud. Notwithstanding anything in the Merger Agreement to the contrary, in no event will Parent, Merger Sub, the Guarantors, the financing sources and any of their respective affiliates have any monetary liability or obligations under the Merger Agreement in the event it is validly terminated pursuant its relevant provisions (including any monetary liability or obligation pursuant to provisions relating to financing, the effect of termination, and the termination fee) in the aggregate amount greater than the reverse termination fee plus any enforcement expenses not to exceed $7.5 million.
Termination Fees
If the Merger Agreement is terminated in specified circumstances, Tivity Health or Parent may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $54,371,114 from Tivity Health if:
•	the Merger Agreement is terminated by Tivity Health to enter into a definitive agreement providing for a Company Superior Proposal;
•	the Merger Agreement is terminated by Parent because a Company Adverse Recommendation Change has occurred prior to obtaining the Tivity Health Stockholder Approval; and
•
(i) a Company Takeover Proposal has been publicly disclosed by any person after the date of the Merger Agreement and not withdrawn prior to a termination of the Merger Agreement as contemplated by its terms and thereafter the Merger Agreement is terminated (x) by Parent or Tivity Health because the closing of the Merger has not occurred on or prior to the End Date and at the time of such termination the conditions to the parties’ obligations to effect the Merger relating to the absence of legal prohibitions and the expiration of applicable waiting periods under the HSR Act have been satisfied, (y) by Parent because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Tivity Health, which breach would give rise to the failure of any conditions to the obligations of Parent to effect the Merger or (z) by Parent or Tivity Health if the Tivity Health Stockholder Approval has not been obtained upon a vote taken thereon at the Stockholder Meeting or any adjournment or postponement thereof, and (ii) at any time on or prior to the 12 month anniversary of such termination, Tivity Health or any of its subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such 12 month period or thereafter); provided, that for the purposes of this provision, all references in the definition of Company Takeover Proposal to 20% will instead be references to 50%.

Tivity Health would be entitled to receive a reverse termination fee of $100,377,441 from Parent in the event the Merger Agreement is terminated (i) by Tivity Health because of the breach of any representation, warranty, covenant or other agreement under the Merger Agreement by Parent and Merger Sub, which breach would give rise to the failure of any conditions to the obligations of Tivity Health to effect the Merger, (ii) by Tivity Health because of Parent’s failure to consummate the closing of the Merger within three business days of Tivity Health’s notice of the satisfaction or waiver of all conditions to Parent and Merger Sub’s obligations to effect the Merger, Tivity Health’s willingness and ability to effect the Merger at such time, Tivity Health’s intent to terminate the Merger Agreement, or (iii) by Tivity Health or Parent because the closing of the Merger has not occurred on or prior to the End Date and, at the time of such termination, Tivity Health would have been entitled to terminate the Merger Agreement under clauses (i) or (ii) above.
Enforcement Expenses
If either Tivity Health or Parent fails to pay the termination fee or reverse termination fee, respectively, and in order to obtain such payment, Parent or Tivity Health, as applicable, commences a suit that results in a judgment against the other party for the payment of such fee, such paying party must reimburse the non-paying party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement under the applicable provisions of the Merger Agreement plus interest. However, neither such payment may exceed $7.5 million in the aggregate.

Specific Performance
Parent, Merger Sub and Tivity Health are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligation of the parties to consummate the transactions contemplated by the Merger Agreement and the obligation of Parent and Merger Sub to pay, and Tivity Health’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by the Merger Agreement, in each case in accordance with the terms and subject to the conditions of the Merger Agreement), without proof of actual damages and in addition to any other remedy to which any party is entitled at law or in equity.
Notwithstanding the foregoing, under the Merger Agreement, the right of Tivity Health to an injunction, specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the closing of the Merger will only be available if: (i) the conditions to the obligations of Parent and the Merger Sub to effect the Merger have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the closing of the Merger, which must be capable of being satisfied at the closing of the Merger and will be satisfied at the closing of the Merger), (ii) the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded, and (iii) Tivity Health has irrevocably confirmed in a written notice that (x) Tivity Health is ready, willing and able to consummate the closing of the Merger and (y) all of the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the closing of the Merger, which will be capable of being satisfied at the closing of the Merger and will be satisfied at the closing of the Merger) and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then Tivity Health would take such actions required of it by the Merger Agreement to cause the closing of the Merger to occur.
Fees and Expenses
Except for the provisions described above in the sections entitled “Terms of the Merger Agreement—Enforcement Expenses” and “Terms of the Merger Agreement—Financing Efforts” beginning on page 88 and page 79, respectively, of this Proxy Statement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses. However, Parent will be responsible for all filing fees under the HSR Act.
Amendments; Waivers and Extension
The Merger Agreement provides that, at any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Tivity Health, Parent and Merger Sub or, in the case of a waiver, by the party waiving such provision; provided, however, that in the event that the Merger Agreement has been approved by the stockholders of Tivity Health in accordance with the DGCL, no amendment will be made to the Merger Agreement that requires the approval of such stockholders without such approval.
At any time and from time to time prior to the Effective Time, either Tivity Health, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable law and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by Tivity Health, or of Tivity Health, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (c) waive compliance with any of the agreements or conditions for the benefit of any such party contained in the Merger Agreement. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right of amendment, waiver or extension will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.
In addition, any amendment to certain sections of the Merger Agreement that would affect the rights of a debt financing source under such section in a manner that is materially adverse to such debt financing source, must also be approved by such debt financing source.

Jurisdiction
Tivity Health, Parent and Merger Sub have each irrevocably agreed that any legal suit, action or proceeding with respect to the Merger Agreement and the rights and obligations arising thereunder, or recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party to the Merger Agreement or its successors or assigns, must be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties to the Merger Agreement has irrevocably submitted to the personal jurisdiction of such courts and agrees that it will not bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than such courts. Each of the parties to the Merger Agreement has irrevocably waived, and agreed not to assert (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties to the Merger Agreement has consented to the service of process in accordance with the relevant provisions of the Merger Agreement.
Tivity Health, Parent and Merger Sub further agree that any New York state court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof will have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) involving the debt financing sources arising out of or relating to the Merger Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated by any such agreements or documents or the performance of services thereunder.
Governing Law
Except for disputes involving the debt financing sources, arising out of or relating to the Merger Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated by any such agreements or documents or the performance of services thereunder (which will be governed by the laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter), the Merger Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement or the negotiation, execution or performance thereof, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Tivity Health provide Tivity Health stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger— Quantification of Payments and Benefits” beginning on page 60 of this Proxy Statement.
Tivity Health stockholders are asked to indicate their approval of the compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger— Quantification of Payments and Benefits” beginning on page 60 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Tivity Health’s overall compensation program for its named executive officers, and previously have been disclosed to Tivity Health stockholders as part of the “Compensation Discussion and Analysis” and related sections of Tivity Health’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, Tivity Health is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Tivity Health, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Tivity Health, Inc.’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Directors and Executive Officers of Tivity Health in the Merger— Quantification of Payments and Benefits” in Tivity Health’s Proxy Statement for the Special Meeting of stockholders.”
Tivity Health stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on Tivity Health, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Tivity Health’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority in voting power of the Tivity Health Common Stock entitled to vote thereon, which are present or represented by proxy at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger.
The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tivity Health to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT
Adjournment Proposal
Tivity Health stockholders are being asked to approve a proposal providing for one or more adjournments of the Special Meeting from time to time, if necessary or appropriate in the view of the Board, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained. If this proposal is approved, the Special Meeting could be successively adjourned to another time and place. Pursuant to the Merger Agreement, Tivity Health may adjourn, delay or postpone the Special Meeting (1) with the consent of Parent, (2) if, as of the time the Special Meeting is scheduled, there are insufficient shares of Tivity Health Common Stock represented (either in person or by proxy) to constitute a quorum necessary to do business at the Special Meeting, (3) if, as of the time of the Special Meeting is scheduled, there are insufficient shares of Tivity Health Common Stock with respect to which proxies have been submitted to approve the adoption of the Merger Agreement, (4) if the Board determines in its good faith judgment that failure to adjourn, delay or postpone the Special Meeting would be inconsistent with its fiduciary duties under applicable law, or (5) if the Board determines in its good faith judgment that such adjournment, delay or postponement is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable law to be disseminated to and reviewed by Tivity Health stockholders prior to the Special Meeting. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. In addition, the Board may postpone the Special Meeting before it commences in accordance with Tivity’s Health’s bylaws.
The vote on the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, is a vote separate and apart from the proposal to adopt the Merger Agreement. Tivity Health does not anticipate calling a vote on this proposal if the proposal to adopt the Merger Agreement is approved by the requisite number of shares at the Special Meeting.
Vote Required and Board Recommendation
Approval of the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, requires the affirmative vote of the holders of a majority in voting power of the Tivity Health Common Stock entitled to vote thereon, which are present or represented by proxy, at the Special Meeting, provided a quorum is present. The failure of any stockholder of record to grant a proxy electronically over the internet or by telephone, submit a signed proxy card, or to vote by ballot at the Special Meeting will not have any effect on the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate. Abstentions will be counted as votes “AGAINST” the proposal. Because the proposals presented to stockholders will be considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on the adjournment proposal.
The Board recommends a vote “FOR” the approval of the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained, if a vote on such proposal is called.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Exchange Act) of more than 5% of the outstanding shares of Tivity Health Common Stock, our only voting security, and with respect to the beneficial ownership of Tivity Health Common Stock by all directors and nominees, each of the named executive officers and all of our executive officers, directors, and director nominees as a group. The information set forth below is based on ownership information we received as of May 23, 2022 (except as otherwise noted below) and the number of shares of Tivity Health Common Stock outstanding as of May 23, 2022. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted, the address of each beneficial owner is c/o Tivity Health, Inc., 701 Cool Springs Blvd., Franklin, TN 37067.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,153,512(2)	14.33%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,918,093(3)	9.85%
HG Vora Capital Management, LLC. 330 Madison Avenue, 20th Floor New York, NY 10017	4,800,000(4)	9.61%
Hudson Executive Capital LP 570 Lexington Avenue, 35th Floor New York, NY 10022	4,795,310(5)	9.60%
Altaris Capital, L.P. 10 East 53rd Street, 31st Floor New York, NY 10022	4,409,438(6)	8.83%
Morgan Stanley 1585 Broadway New York, NY 10036 New York, NY 10036	3,554,685(7)	7.12%
Anthony M. Sanfilippo(a)	760,971(8)	1.52%
Richard M. Ashworth(c)	348,221(9)	*
Robert J. Greczyn, Jr.(a)	85,372	*
Adam C. Holland(b)	78,868(10)	*
Bradley S. Karro(a)	69,142(11)	*
Thomas Lewis(b)	44,247	*
Sara J. Finley(a)	36,201(12)	*
Beth M. Jacob(a)	32,430	*
Erin L. Russell(a)	31,245	*
Ryan M. Wagers(b)	22,815(13)	*
Raymond Bilbao(b)	19,697(14)	*
Stephanie M. Davis (Michelman)(a)	423	*
All directors and executive officers as a group (12 persons)	1,529,632(15)	3.05%
*	Indicates ownership of less than one percent of our outstanding shares of Common Stock
(a)	Director of the Company
(b)	Named Executive Officer
(c)	Director and Named Executive Officer
(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after May 23, 2022 pursuant to the exercise or vesting of Company Options, Company RSUs, or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to Company Options, Company RSUs, or other securities held by our other directors and executive officers that are exercisable within 60 days after May 23, 2022 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.
(2)
Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Commission on January 27, 2022 and includes shares held by certain of its subsidiaries. Includes 7,081,580 shares to which BlackRock has sole voting power and 7,153,512 shares to which BlackRock has sole investment power

(3)
Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Commission on February 10, 2022 and includes shares held by certain of its subsidiaries. Includes 63,630 shares to which Vanguard has shared voting power, 4,817,469 shares to which Vanguard has sole investment power and 100,624 shares to which Vanguard has shared investment power.

(4)
Information with respect to stock ownership is based on a Form 13D/A information table filed by HG Vora Capital Management, LLC (“HG Vora”) with the Commission on May 13, 2020 and includes shares held by certain of its affiliates. Includes 4,800,000 shares to which HG Vora has sole voting power and sole investment power.

(5)
Information with respect to stock ownership is based on a Form 13D/A information table filed by Hudson Executive Capital LP (“Hudson”) with the Commission on May 11, 2020 and includes shares held by certain of its subsidiaries. Includes 4,795,310 shares to which Hudson has shared voting power and shared investment power.

(6)
Information with respect to stock ownership is based on information provided to the Company by Altaris Capital, L.P. (“Altaris Capital”) as of March 22, 2021 and includes shares held by certain of its affiliates. Includes 4,409,438 shares to which Altaris Capital has shared voting power and shared investment power.

(7)
Information with respect to stock ownership is based on a Schedule 13G file by Morgan Stanley with the Commission on February 11, 2022 and includes shares held by certain of its affiliates. Includes 3,546,070 shares to which Morgan Stanley has shared voting power and 3,554,685 shares to which Morgan Stanley has shared investment power.

(8)
Includes the following securities to which Mr. Sanfilippo shares or may be deemed to share voting and investment power: (i) 240,000 shares held by the Vita Trust; (ii) 18,131 shares held by the Sanfilippo Family Trust; and (iii) 15,000 shares held by the Monarch Trust.

(9)	Includes 175,000 shares issuable upon vesting of Company RSUs within 60 days after May 23, 2022.
(10)	Includes 10,910 shares that, as of May 23, 2022, were issuable upon the exercise of outstanding Company Options.
(11)	Includes 15,000 shares that, as of May 23, 2022, were issuable upon the exercise of outstanding Company Options.
(12)
Excludes 2,760 shares of deferred Company RSUs that, as of May 23, 2022, were issued under the Director Deferred Compensation Program in lieu of Ms. Finley’s annual cash retainer and will be distributed on a later date.

(13)	Includes 1,266 shares that, as of May 23, 2022, were issuable upon the exercise of outstanding Company Options.
(14)	Includes 1,477 shares that, as of May 23, 2022, were issuable upon the exercise of outstanding Company Options.
(15)
Includes 28,653 shares that, as of May 23, 2022, were issuable upon the exercise of outstanding Company Options. Also includes 175,000 shares issuable upon vesting of Company RSUs within 60 days after May 23, 2022.

APPRAISAL RIGHTS
If the Merger is consummated, shares of Tivity Health Common Stock held by Tivity Health stockholders who do not vote in favor of the adoption of the Merger Agreement, who continuously hold of record their shares of Tivity Health Common Stock through the Effective Time of the Merger, who properly demand appraisal of their shares (and who do not withdraw or otherwise lose their appraisal rights), and who otherwise comply with the procedures of Section 262 of the DGCL shall not be converted into the right to receive Transaction Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Tivity Health Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Tivity Health Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Tivity Health Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee. Unless context requires otherwise, all references in this section to a “stockholder” or a “holder” are to a record holder of Tivity Health Common Stock.
Under Section 262, holders of Tivity Health Common Stock who (i) submit a written demand for appraisal of such holder’s shares of Tivity Health Common Stock to Tivity Health before the taking of the stockholder vote on the proposal to adopt the Merger Agreement, (ii) do not vote in favor of the proposal to adopt the Merger Agreement, (iii) continuously are the record holders of such shares through the Effective Time, and (iv) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Transaction Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Tivity Health Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, in which case, such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $32.50 per share Transaction Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes Tivity Health’s notice to Tivity Health stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex C. In connection with the Merger, any holder of shares of Tivity Health Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all Tivity Health stockholders who assert appraisal rights unless (i) the total number of shares of Tivity Health Common Stock entitled to appraisal exceeds one percent of the outstanding shares of Tivity Health Common Stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Transaction Consideration in respect of such shares exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Tivity Health Common Stock, Tivity Health believes that if a Tivity Health stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her, or its appraisal rights will be entitled to receive the Transaction Consideration as described in the Merger Agreement.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Tivity Health Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Tivity Health a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting; and
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time).

If a stockholder submits the form of proxy solicited by Tivity Health, and the stockholder does not provide voting instructions, the proxy will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement. Accordingly, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.
Filing Written Demand
Any holder of shares of Tivity Health Common Stock wishing to exercise appraisal rights must deliver to Tivity Health, before the taking of the stockholder vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a proxy, or vote by ballot, in favor of the proposal to adopt the Merger Agreement. A holder of shares of Tivity Health Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. Neither voting (in person or by proxy) against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A stockholder’s failure to make the written demand before the taking of the stockholder vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose its appraisal rights in connection with the Merger.
Only a holder of record of shares of Tivity Health Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Tivity Health Common Stock should be executed by or on behalf of the holder of record and must reasonably inform Tivity Health of the identity of the holder and state that the stockholder intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in the name of another person, such as a broker, fiduciary, depository or other nominee, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Tivity Health Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN

SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention: Secretary
Any holder of shares of Tivity Health Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Transaction Consideration by delivering to Tivity Health a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Transaction Consideration within 60 days after the Effective Time.
Notice by the Surviving Corporation
If the Merger is consummated, within ten days after the Effective Time, the Surviving Corporation will notify each holder of shares of Tivity Health Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Tivity Health Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Tivity Health Common Stock. Accordingly, any holders of Tivity Health Common Stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. If no petition is filed with the Court of Chancery within 120 days after the Effective Time, Tivity Health stockholders’ rights to appraisal will cease, and all holders of shares of Tivity Health Common Stock will be entitled to receive the Transaction Consideration.
Within 120 days after the Effective Time, any holder of shares of Tivity Health Common Stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger proposal and with respect to which Tivity Health received demands for appraisal, and the aggregate number of holders of such Tivity Health Common Stock. The Surviving Corporation must send this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a holder of shares of Tivity Health Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such stockholder.
Determination of Fair Value
After determining the holders of Tivity Health Common Stock entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of Tivity Health Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. Although Tivity Health believes that the Transaction Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Transaction Consideration. Neither Tivity Health nor Parent anticipates offering more than the $32.50 per share Transaction Consideration to any Tivity Health stockholder exercising appraisal rights. Each of Tivity Health and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Tivity Health Common Stock is less than the $32.50 per share Transaction Consideration.
Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation may, at any time before the Court of Chancery enters judgment in the appraisal proceeding, pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expense.

If any stockholder who demands appraisal of his, her or its shares of Tivity Health Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Tivity Health Common Stock will be deemed to have been converted at the Effective Time into the Transaction Consideration, less applicable withholding taxes.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote Tivity Health Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Tivity Health Common Stock, if any, payable to Tivity Health stockholders of record as of a time prior to the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any Tivity Health stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS
The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.
FUTURE STOCKHOLDER PROPOSALS
Tivity Health does not currently expect to hold an annual meeting of stockholders in 2022 (the “2022 Annual Meeting”) because it will not be a public company after the Merger is completed. However, if the Merger is not completed, Tivity Health stockholders will continue to be entitled to attend and participate in Tivity Health’s annual meeting of stockholders, and Tivity Health will hold the 2022 Annual Meeting, in which case Tivity Health will provide notice of or otherwise publicly disclose the date on which the 2022 Annual Meeting will be held. If the 2022 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for consideration at the 2022 Annual Meeting (“2022 Annual Proxy Statement”) in accordance with Rule 14a-8 under the Exchange Act and Tivity Health’s bylaws, as described below.
Stockholders may present proper proposals for inclusion in the 2022 Annual Proxy Statement by submitting their proposals in writing to Tivity Health in a timely manner. As described in Tivity Health’s annual proxy statement for the 2021 annual meeting of stockholders filed on April 6, 2021, Tivity Health stockholders had the opportunity to submit proper proposals for inclusion in the 2022 Annual Proxy Statement and for consideration at the 2022 Annual Meeting by submitting their proposals to Tivity Health’s Secretary at 701 Cool Springs Blvd., Franklin, Tennessee, 37067 before the close of business on December 7, 2021 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. However, if the 2022 Annual Meeting is held and the date of the 2022 Annual Meeting is more than 30 days after May 20, 2022, then the deadline will be a reasonable time before Tivity Health begins to print and send its proxy materials for the 2022 Annual Meeting.
Notices of stockholders’ proposals (including nominations) submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in the 2022 Annual Proxy Statement), pursuant to the advance notice requirement set forth in Tivity Health’s bylaws, if such notices were filed with Tivity Health’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders (i.e., not earlier than January 20, 2022 and not later than February 19, 2022). However, in the event that the 2022 Annual Meeting is held and the date of such meeting is delayed by more than 60 days from May 20, 2022, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
HOUSEHOLDING INFORMATION
Certain stockholders who share the same address may receive only one copy of this Proxy Statement in accordance with a notice delivered from such stockholders’ broker, bank or other nominee, unless the applicable broker, bank or other nominee received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a broker, bank or other nominee who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement, either by contacting their broker, bank or other nominee at the telephone number or address provided in the above referenced notice, or contacting Tivity Health by telephone at (800) 869-5311 or in writing at Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other nominee and their account information.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that Tivity Health can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Tivity Health has previously filed with the SEC. These documents contain important information about Tivity Health and its financial condition and are incorporated by reference into this Proxy Statement.
The following Tivity Health filings with the SEC are incorporated by reference (provided, that, Tivity Health is not incorporating by reference any information furnished to, but not filed with, the SEC):
•
Tivity Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 29, 2022;

•	Tivity Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2022; and
•	Tivity Health’s Current Reports on Form 8-K, filed with the SEC on January 25, 2022, February 11, 2022, April 5, 2022, April 6, 2022 and May 5, 2022.
Tivity Health also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, but does not include any information furnished to, but not filed with, the SEC. The information provided on Tivity Health’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://investors.tivityhealth.com or upon written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, TN 37067. Exhibits will be provided upon request.
If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call: (877) 750-0854 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
Tivity Health has supplied all information relating to Tivity Health, and Parent has supplied, and Tivity Health has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”
The cost of this proxy solicitation will be borne by Tivity Health. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from beneficial owners of Tivity Health Common Stock.
You should not send in your Tivity Health stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement to vote on the Merger. Tivity Health has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated May 24, 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Tivity Health, Parent, Merger Sub, and Stone Point Capital or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after April 5, 2022, which subsequent information may or may not be reflected in Tivity Health’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Tivity Health and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 101 of this Proxy Statement.
AGREEMENT AND PLAN OF MERGER

by and among

TITAN-ATLAS PARENT, INC.,

TITAN-ATLAS MERGER SUB, INC.,

and

TIVITY HEALTH, INC.

Dated as of April 5, 2022

Exhibit A	Guarantors

Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Amended and Restated Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 5, 2022, is by and among Tivity Health, Inc., a Delaware corporation (the “Company”), Titan-Atlas Parent, Inc., a Delaware corporation (“Parent”), and Titan-Atlas Merger Sub, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, subject to the terms and conditions of this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (d) directed that the approval of the adoption of this Agreement be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);
WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (b) determined that it is in the best interest of such Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery, by Merger Sub, of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent;
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Exhibit A (the “Guarantors”) has delivered to the Company a guaranty (the “Guaranty”), pursuant to which the Guarantors have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder, and the Equity Commitment Letter (as defined below) pursuant to which the Guarantors have agreed to provide to Parent on the Closing Date the Equity Financing (as defined below); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee or, at the election of the Company or Parent, by the electronic exchange of documents, at 10:00 a.m., local time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, that the Closing shall not occur before the forty-fifth (45th) day following the date hereof without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
Section 1.5 Organizational Documents of the Surviving Corporation.
(a) At the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).
(b) The Parties shall take all necessary action such that, at the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).
Section 1.6 Directors. The Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.7 Officers. The Parties shall take all necessary action such that the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) or Merger Sub Common Stock:
(i) Conversion of Company Common Stock. At the Effective Time, subject to any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $32.50 in cash, without interest (the “Transaction Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a).
(ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time (x) is held in the treasury of the Company, or (y) is owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or any direct or indirect wholly-owned subsidiary of Parent (including Merger Sub), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares described in the foregoing clauses (x) and (y), the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(iii) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this ARTICLE II shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Transaction Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a).
(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of the Agreement and who has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 2.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, whether before, at or after the Effective Time, effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration pursuant to Section 2.1(a)(i) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands.
(c) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares or any stock dividend or distribution with a record date during such period, the Transaction Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(c) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 2.2 Exchange of Certificates and Book Entry Shares.
(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.
(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Company Common Stock, other than Cancelled Shares and Dissenting Shares (such cash, the “Payment Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Transaction Consideration from the Company Cash on Hand as specified in such request.
(c) Exchange Procedures.
(i) Certificates. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of shares of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in such form and contain such provisions as are customary and reasonably acceptable to the Company) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the payment of the Transaction Consideration payable in the Merger.
(ii) Book Entry Shares. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of Book Entry Shares not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book Entry Shares held through The Depository Trust Company) (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of Book Entry Shares in exchange for payment of the Transaction Consideration payable in the Merger. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive.
(iii) Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Transaction Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.
(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Transaction Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Stock were converted into the right to receive the Transaction Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Transaction Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.
(e) No Further Ownership Rights in Company Common Stock. The Transaction Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.
(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, or to the extent the Payment Fund otherwise diminishes for any reason below the level required for the Paying Agent to make payments pursuant to this ARTICLE II, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Payment Fund. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any cash amounts in excess of the amounts payable under Section 2.1, shall be promptly returned to Parent.
(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to this ARTICLE II.

(h) No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by the Surviving Corporation, Parent or the Paying Agent, the posting by such Person of a bond in customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
Section 2.3 Company Stock Awards. Except as otherwise agreed by Parent and an individual holder of Company Stock Awards or as set forth in Section 5.2(b)(iii) of the Company Disclosure Letter:
(a) Company Options. At the Effective Time, each option granted under the Company Stock Plans to purchase shares of Company Common Stock that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (any such option, a “Company Option”), shall be cancelled and shall entitle the holder to receive, on or before the later of (i) five (5) Business Days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Transaction Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.
(b) Company MSU Awards. At the Effective Time, each market stock unit award (a “Company MSU Award”) granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall automatically become vested and shall be cancelled without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive, on or before the later of (i) five (5) Business Days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Company MSU Award based on actual performance through the Effective Time, and (B) the Transaction Consideration; provided, however, that to the extent that any Company MSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
(c) Company RSU Awards. At the Effective Time, each restricted stock unit award (a “Company RSU Award” and together with the Company Options and Company MSU Awards, the “Company Stock Awards”), whether or not granted under the Company Stock Plans, that is outstanding as of immediately prior to the Effective Time shall automatically become fully vested and shall be cancelled and shall entitle the holder to receive, on or before the later of (i) five (5) Business Days following the Effective Time and (ii) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (A) the number of shares of Company Common Stock then underlying such Company RSU Award as of immediately prior to the Effective Time and (B) the Transaction Consideration; provided, however, that to the extent that any Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.
(d) Prior to the Effective Time, the Company, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt any resolutions and take any actions (excluding the payment of additional compensation in excess of the amounts provided for in this Section 2.3) which are reasonably necessary to effectuate the provisions of this Section 2.3.
Section 2.4 Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (and each of their respective agents or Affiliates) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (x) disclosed in all reports, schedules, forms, statements and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) filed or furnished (as applicable) by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) since January 1, 2019 (collectively, the “Company SEC Documents”) (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements,” or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents); provided, that, nothing in the Company SEC Documents shall be deemed to be disclosures against Section 3.1(a) or clause (ii) of Section 3.8; or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) of the materiality of such item or that such item did not arise in the ordinary course of business, or that such item rose to any particular threshold, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Corporate Organization.
(a) Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be validly existing or in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.
(b) Section 3.1(b) of the Company Disclosure Letter lists all of the Significant Subsidiaries of the Company.
(c) The copies of the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the Second Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws,” and collectively with the Company Certificate, the “Company Organizational Documents”), made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on April 3, 2022 (the “Capitalization Date”), (i) 49,854,708 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 2,254,525 shares of Company Common Stock were held in treasury or by any Subsidiary of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) Company Options with respect to an aggregate of 618,987 shares of Company Common Stock were outstanding, (v) Company RSU Awards with respect to an aggregate of 650,368 shares of Company Common Stock were outstanding and (vi) Company MSU Awards with respect to which an aggregate of (A) 150,000 shares of Company Common Stock were outstanding, determined assuming target performance levels were achieved and (B) 450,000 shares of Company Common Stock were outstanding, determined assuming maximum performance levels were achieved. As of the close of business on April 3, 2022, an aggregate of 855,587 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans.
(b) Except as set forth above or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.1(b) after the date of this Agreement, there are not any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options or vesting of Company RSU Awards or Company MSU Awards, and (iii) forfeitures of Company Options, Company RSU Awards or Company MSU Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of its Subsidiaries.
(c) Section 3.2(c) of the Company Disclosure Letter sets forth, with respect to each Company Stock Award that is outstanding as of the Capitalization Date: (i) the name of the holder of such Company Stock Award, (ii) the total number of shares of Company Common Stock that are subject to each Company Stock Award, (iii) the exercise price per share of Company Common Stock purchasable under Company Options, (iv) the grant date, and (v) the vesting schedule and current vesting status for such Company Stock Award.
(d) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Stock

Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.
(f) There are no existing and outstanding (i) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (ii) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries.
(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter, since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Common Stock or other capital stock of the Company or incurred any obligation to make any payments to any Person based on the price or value of any Company Common Stock, other capital stock of the Company or any instrument issued pursuant to the Company Stock Plans, other than in connection with any awards made pursuant to the Company Stock Plans outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or other capital stock of the Company. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Common Stock or other capital stock of the Company (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company).
(h) Except as set forth in Section 3.2(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.
Section 3.3 Corporate Authorization.
(a) Assuming the accuracy of the representations and warranties in Section 4.14, the Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of the representations and warranties in Section 4.14, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 3.3(b), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, including the Merger. The Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interest of the Company and its stockholders to enter into, and adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) directed that the approval of the adoption of this Agreement be submitted to the holders of Company Common Stock, and (v) made the Company Board Recommendation.

(b) Assuming the accuracy of the representations and warranties in Section 4.14, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under the DGCL and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the Transactions, including the Merger.
(c) This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties in Section 4.14 and assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).
Section 3.4 No Conflicts. Assuming the accuracy of the representations and warranties in Section 4.14, the execution and delivery of this Agreement by the Company do not and the consummation by the Company of the Transactions, including the Merger will not, assuming the Company Stockholder Approval is obtained in accordance with the DGCL, (a) conflict with or violate any provision of the Company Certificate or Company Bylaws or any of the similar Organizational Documents of any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.
Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the filing with the SEC of a proxy statement to be mailed to the Company’s stockholders relating to the Company Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (c) the Exchange Act, (d) the Securities Act, (e) applicable state securities, takeover and “blue sky” laws, (f) the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), (g) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (h) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by the Company of the Transactions, including the Merger.
Section 3.6 Company SEC Filings; Financial Statements; Controls.
(a) Since January 1, 2019, the Company has filed or furnished (as applicable) with the SEC all reports, schedules, forms, statements and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) required to be filed or furnished prior to the date hereof by it. As of their respective dates or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder, applicable to such Company SEC Documents and (ii) did not, at the time they were filed, or, if amended or superseded prior to the date of this Agreement, as of the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
(c) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and Rule 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed based on its most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement to the Company’s auditors and the audit committee of the Company Board of Directors (i) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.
(d) The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2021 included in the Company SEC Documents (including the notes thereto), (b) liabilities or obligations that were incurred since December 31, 2021 in the ordinary course of business, (c) liabilities or obligations relating to or arising under any Contract to which the Company or any of its Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or such Subsidiary of the Company), (d) liabilities or obligations which would not have a Company Material Adverse Effect, and (e) liabilities or obligations arising or incurred in connection with this Agreement and the Transactions, including the Merger. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.
Section 3.8 Absence of Certain Changes or Events. Since December 31, 2021 through the date hereof, except (a) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and its Subsidiaries to be advisable in response to, COVID-19 and COVID-19 Measures, and (b) for liabilities or obligations incurred in connection with, or permitted or contemplated by, this Agreement and the Transactions, including the Merger, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that would have a Company Material Adverse Effect.
Section 3.9 Compliance with Laws; Permits. Other than those violations or allegations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries are not in violation of, and since December 31, 2019 have not violated, any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them. Each of the Company and its Subsidiaries have all required governmental licenses, permits, Healthcare Permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not have a Company Material Adverse Effect. To the Knowledge of the Company, since December 31, 2019, none of the Company or its Subsidiaries has received written notice from any Governmental Entity with respect to any default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.
Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing, by or against the Company or any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), which would have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions, including the Merger. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which would have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions, including the Merger. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other Transactions.
Section 3.11 Information Supplied. The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and any other applicable federal securities Laws. The Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.11 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub for use or inclusion therein.
Section 3.12 Taxes.
(a) Except as would not have a Company Material Adverse Effect:
(i) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete.
(ii) Each of the Company and its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be paid or withheld and remitted by them, or where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof.
(iii) There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(iv) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(v) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.
(vi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.
(vii) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member, (ii) a transferee or successor of such Person or (iii) a party to a Tax sharing, Tax allocation or Tax indemnity agreement or arrangement with such Person, other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes.
(viii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(b) This Section 3.12 and the Tax-related representations and warranties contained in Section 3.13 contain the sole and exclusive representations and warranties of the Company regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.
Section 3.13 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), and (v) all material current summary plan descriptions. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, commission, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, individual consulting, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.
(b) Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as would not have a Company Material Adverse Effect.
(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, in each instance, which would have a Company Material Adverse Effect. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA.
(d) There are no pending actions or claims with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not have a Company Material Adverse Effect.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.
(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Transactions, including the Merger will not (i) entitle any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries to severance or separation pay or any similar payment or increase in any such payment under any Company Benefit Plan, (ii) result in any payment becoming due, result in any funding (through a grantor trust or otherwise) of any compensation or benefits, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer, employee or other service provider, under any Company Benefit Plan, or (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.
(g) No amount under any such Company Benefit Plan has been or is expected to be subject to any material interest or additional material Taxes imposed under Section 409A of the Code.
(h) No payment or benefit which could be made with respect to any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, excluding the effect of any binding arrangement entered into by any Parent Related Party with any disqualified individual after the date hereof.
(i) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries for Taxes, including pursuant to Sections 409A or 4999 of the Code.
Section 3.14 Material Contracts.
(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:
(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or any Company SEC Document filed after the date of such Form 10-K until the date of this Agreement;
(ii) a Contract relating to the supply, distribution, delivery or marketing of products or services by the Company or its Subsidiaries that involved payments to the Company and its Subsidiaries in excess of $5,000,000 during the twelve (12) months prior to the date of this Agreement, in each case other than purchase orders or other Contracts entered into in the ordinary course of business;
(iii) a Contract pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) months prior to the date of this Agreement goods or services that involved payments by the Company and its Subsidiaries in excess of $1,000,000 during such period, in each case other than purchase orders and other Contracts entered into in the ordinary course of business;
(iv) a Contract that is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that involved payments by or to the Company and its Subsidiaries in excess of $1,000,000 during the twelve (12) months prior to the date of this Agreement;
(v) a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vi) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to Indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $2,000,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) intercompany loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;
(vii) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, (A) for aggregate consideration in excess of $5,000,000 that was entered into after December 31, 2019, or (B) pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding;
(viii) a Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement; or
(ix) a Contract that requires the Company or any of its Subsidiaries to provide goods or services (or to act in any manner) on an exclusive basis, or containing “most favored nation” provisions or a covenant that materially limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business.
Each Contract of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”
(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract, and (iii) the Company represents and warrants as to the matters set forth in Section 3.14(b)(iii) of the Company Disclosure Letter.
(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.
Section 3.15 Intellectual Property.
(a) Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company exclusively owns all Company Intellectual Property, and is licensed or otherwise possesses adequate rights to use all other Intellectual Property used in connection with or necessary for the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens.
(b) Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business conducted by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate, and since December 31, 2019, has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property, and there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

(c) Section 3.15(c) of the Company Disclosure Letter contains for the Company Intellectual Property an accurate and complete list of the patents, pending patent applications, registered copyrights, pending copyright registrations, registered trademarks, and pending applications for registration of trademarks owned by the Company or any of its Subsidiaries (referred to collectively as the “Company Registered Intellectual Property”), and all of which are, to the Knowledge of the Company, valid and enforceable. No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, (ii) intentional cancellations and abandonments in the ordinary course of business, or (iii) as would not have a Company Material Adverse Effect.
(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries.
(e) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security as required under applicable Laws, and (ii) the Company and its Subsidiaries are, and at all times since December 31, 2019 have been, in compliance with all Data Security Requirements. To the Knowledge of the Company, since December 31, 2019, there have been no (A) actual incidents of security breaches or unauthorized access or use of any of the IT Assets or trade secrets of the Company or any of its Subsidiaries or (B) actual unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information, in each case except as would not have a Company Material Adverse Effect.
Section 3.16 Properties. Neither the Company nor any of its Subsidiaries owns any real property in fee simple. Each Leased Real Property is disclosed in Section 3.16 of the Company Disclosure Letter. Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property that is material to the business operations of the Company and its Subsidiaries, taken as a whole: (i) each lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property.
Section 3.17 Environmental Matters. Except as would not have a Company Material Adverse Effect:
(a) The Company and its Subsidiaries are, and have been since December 31, 2019, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws;
(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law; and
(c) To the Knowledge of the Company, with respect to any real property that is currently or was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries.
(d) The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.
Section 3.18 Insurance. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance policies that, together with adequately capitalized self-insured or retention arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Company and its Subsidiaries, (b) each such insurance policy is in full force and effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any such policy. Section 3.18 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date hereof.
Section 3.19 Labor and Employment Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract covering employees in the United States. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, (ii) neither the Company nor its Subsidiaries are the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such Proceeding threatened, and (iii) as of the date of this Agreement, there is no work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened.
(b) The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination or retaliation allegations reported in accordance with the Company and its Subsidiaries’ policies. With respect to each such allegation reported in good faith, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper conduct as necessary. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations.
Section 3.20 Compliance with Health Care Laws.
(a) Each of the Company and its Subsidiaries is, and at all times since December 31, 2019, has been, in compliance with all applicable Healthcare Laws, except for any failure to so comply that would not have a Company Material Adverse Effect.
(b) Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written notice or communication from any Person commencing or threatening any Action alleging any noncompliance by, or liability of, the Company or its Subsidiaries under any Healthcare Law that would be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging any violation of any applicable Healthcare Law, except for any failure to so comply that would not have a Company Material Adverse Effect. None of the Company, the Subsidiaries, or their respective directors, executive officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, employees, agents, vendors, or independent contractors is or has been since December 1, 2019; (i) debarred, suspended, or excluded from participation in any “Federal Health Care Program,” as defined at 42 USC §1320a-7b(f); (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program Law; (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs; (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Assets Control of the U.S. Department of Treasury; or (v) subject to any other Governmental Entity debarment, exclusion or sanction list or database.
(c) Except as would not have a Company Material Adverse Effect, since December 31, 2019, each of the Company and its Subsidiaries has at all times been in compliance with HIPAA, and has implemented written policies and procedures, as well as other administrative, physical and technical safeguards, that comply with HIPAA. Neither the Company nor its Subsidiaries has received any notice of, and there is no Action pending or threatened with respect to, any alleged “breach” by the Company or its Subsidiaries or their “workforce.” Since December 31, 2019, no “breach” by the Company, its Subsidiaries, or their “workforce,” or successful “security incident,” has occurred with respect to Protected Health Information (as defined by HIPAA) in the possession or under the control of the Company or its Subsidiaries, their

“workforce” or, to the Knowledge of the Company, their “business associates,” with respect to Protected Health Information held by such business associates on behalf of the Company or its Subsidiaries, that requires notification to the United States Secretary of Health and Human Services under 45 C.F.R. § 164.408(b). Each of the Company and its Subsidiaries has undertaken an enterprise-wide security risk analysis, has implemented risk management activities required by HIPAA, and has implemented appropriate corrective action to address all material vulnerabilities identified through such risk analyses, except as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has written, signed, and HIPAA-compliant business associate agreements, when required. All quoted terms in this section shall have the meaning ascribed to them in HIPAA.
(d) Each of the Company, and its Subsidiaries maintains a compliance program having the elements of an effective corporate compliance and ethics program. Except as would not have a Company Material Adverse Effect, there are no material outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions.
Section 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.14, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Certificate or Company Bylaws, is applicable to this Agreement or the Transactions, including the Merger.
Section 3.22 Brokers and Finders’ Fees. Except for the fees and expenses payable to Lazard Frères & Co. LLC (“Lazard”) as set forth on Section 3.22 of the Company Disclosure Schedule, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Lazard entered into in connection with the Merger, as in effect on the date hereof.
Section 3.23 Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Lazard to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be paid to holders of Company Common Stock (other than shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock and shares of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or any direct or indirect wholly-owned subsidiary of Parent, in each case at the Effective Time) in the Transaction is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.24 International Trade and Anti-Corruption. Except as would not have a Company Material Adverse Effect or where the conduct at issue does not pertain to the business of the Company:
(a) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents is currently or has since January 1, 2019 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).
(b) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, has since January 1, 2019 violated or is currently violating any Anti-Corruption Laws.
(c) Neither the Company nor its Subsidiaries is or has been since January 1, 2019 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such Action is pending and, to the Knowledge of the Company, none is threatened.
Section 3.25 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in ARTICLE IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to Parent, Merger Sub, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to the Company in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 3.26 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the corresponding subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (a) disclosure of any item in any section of this Agreement or any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (b) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (i) of the materiality of such item, or (ii) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1 Corporate Organization.
(a) Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect.
(b) The copies of the certificate of incorporation of Parent (the “Parent Certificate”) and the bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Certificate”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of them of the Transactions, including the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, except for the approval and adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, and as set forth in Section 4.4, no other corporate actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The board of directors of Parent has approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. The board of directors of Merger Sub has unanimously (i) determined that the terms of the Transactions, including the Merger are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) determined that it is in the best interest of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery, by Merger Sub, of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3 No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions, including the Merger will not, (a) conflict with or violate any provision of the Parent Certificate, Parent Bylaws, Merger Sub Certificate or Merger Sub Bylaws or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.
Section 4.4 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the Exchange Act, (c) the Securities Act, (d) applicable state securities, takeover and “blue sky” Laws, (e) the HSR Act, and (f) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would have a Parent Material Adverse Effect, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the Transactions, including the Merger.
Section 4.5 Compliance with Laws. Other than those violations or allegations that would not have a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of, or since December 31, 2019 have violated, any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.
Section 4.6 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing, against Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which would have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent, Merger Sub or any of their respective Subsidiaries which would have a Parent Material Adverse Effect.
Section 4.7 Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, including the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Certificate or Parent Bylaws in order for Parent to consummate the Transactions, including the Merger.
Section 4.9 Information Supplied. The information supplied by Parent for use or inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.10 Brokers and Finders’ Fees. Except for fees and expenses of which will be paid exclusively by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 4.11 Financial Capacity. Parent has delivered to the Company true and complete copies of the executed Equity Commitment Letter and the executed Debt Commitment Letter. Neither of the Commitment Letters has been amended or modified prior to the execution of this Agreement. The aggregate proceeds of the Debt Financing and the Equity Financing, along with the Company Cash on Hand, will be sufficient to fund (i) the payment of the aggregate Transaction Consideration for the acquisition or conversion of all shares of Company Common Stock pursuant to the Merger (assuming no Dissenting Shares) and all consideration payable pursuant to this Agreement in respect of Company Stock Awards, and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at Closing in connection with the Transactions (such amount, the “Required Funding Amount”). As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect. The Commitment Letters are in full force and effect against Parent and, to the knowledge of Parent, each other party thereto and represent valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, each other party thereto (subject to the Bankruptcy and Equity Exception). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2, no event has occurred of which Parent is aware that, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or any other party thereto under any term of the Commitment Letters that would reasonably be expected to materially impair or adversely affect the Debt Financing and the timely receipt of the proceeds thereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2, Parent has no reason to believe that it or any other party to the Commitment Letters will be unable to satisfy on a timely basis any applicable Financing Condition or to satisfy their respective obligations under the Commitment Letters. Except as set forth in each Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the applicable Financing Conditions. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available in full to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of any financing.
Section 4.12 Solvency. None of Parent, Merger Sub or the Guarantors is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, any Guarantor or any of their respective Subsidiaries (which, for purposes of this Section 4.12, shall include the Company and its Subsidiaries). Each of Parent and Merger Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in ARTICLE III are true and correct in all respects, and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, and any alternative financing, be Solvent at and immediately after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Merger Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, each are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have total assets not less than the sum of such entity’s total liabilities and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.13 Absence of Certain Agreements. There are no Contracts (whether oral or written) or commitments to enter into Contracts (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors, on the other hand, as of the date hereof that relate to the Company, any of the Company’s Subsidiaries or the transactions contemplated hereby, including the Merger, or (b) as of the date hereof pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Transaction Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.
Section 4.14 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL and in Article TENTH of the Company Certificate), currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL and Article TENTH of the Company Certificate). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Merger Sub) is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
Section 4.15 Investment Intention; Acknowledgement and Sophistication.
(a) Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.
(b) Parent hereby represents and warrants that Parent is directed by Persons who are sophisticated as contemplated by Rule 506(b)(2)(ii) promulgated under the Securities Act and that Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of the transactions contemplated hereby, including the Merger.
Section 4.16 No Other Representations and Warranties; Disclaimers.
(a) Each of Parent and Merger Sub acknowledges and agrees that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Affiliates and Representatives have desired or requested to review, (iii) has had access to the data room maintained by the Company for purposes of the Transactions, (iv) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) has conducted to its satisfaction its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets and liabilities and the Transactions and, in making its determination to proceed with the Transactions, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.
(b) Except for the representations and warranties expressly contained in ARTICLE III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to Parent or Merger Sub in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 4.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each shall be enforceable by each Person contemplated hereby.
ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business.
(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be prohibited or required by applicable Law or by a Governmental Entity, (2) for any actions taken in good faith that the Company determines are necessary or advisable in response to COVID-19 or COVID-19 Measures, (3) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (4) as may be required or expressly permitted (but for this Section 5.1) by this Agreement or (5) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to conduct the businesses of the Company and its Subsidiaries in the ordinary course, and to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve in all material respects its existing relationships with key customers, suppliers, and other Persons with which it has material business relations; provided, however, that no failure by the Company or any of its Subsidiaries to take any action prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).
(b) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) for any actions taken in good faith that the Company determines are necessary or advisable in response to COVID-19 or COVID-19 Measures (provided, that such exception shall not apply to subsections (i), (ii), (iii), (iv), (v) or (viii) below), (3) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (4) as may be required or expressly permitted by this Agreement, or (5) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries shall not:
(i) (x) amend or otherwise change the Company Organizational Documents or (y) amend or otherwise change the Organizational Documents of the Company’s Subsidiaries (in any material respect);
(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including any Company Stock Awards, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other Company Stock Awards or equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of shares of Company Common Stock in an aggregate amount not to exceed the amount set forth in Section 5.1(b)(ii) of the Company Disclosure Letter, (2) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of Company Stock Awards, the exercise of Company Options or in connection with the vesting or settlement of Company MSU Awards or Company RSU Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, or (3) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Company Stock Awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts (other than any Contract governing Company Stock Awards) in effect prior to the execution and delivery of this Agreement, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company MSU Awards or Company RSU Awards in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with clause (C) below, (C) the grant of Company Stock Awards to employees of the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice, provided that such grants, together with any grants under clause (D) below, shall not exceed the aggregate amount set forth in, or be inconsistent with, Section 5.1(b)(iii) of the Company Disclosure Letter, (D) the grant of equity awards to new hires in the ordinary course of business consistent with past practice, provided that such grants, together with any grants under clause (C) above, shall not exceed the aggregate amount set forth in, or be inconsistent with, Section 5.1(b)(iii) of the Company Disclosure Letter, (E) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, (F) Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or (G) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company (other than with respect to Company Stock Awards);
(iv) (A) sell, assign, lease, license, abandon or permit to lapse, transfer or otherwise dispose of any Company Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, other than the expiration of Intellectual Property at the end of its statutory term; (B) disclose any trade secrets (including source code) that is material to the Company and its Subsidiaries taken as a whole, other than pursuant to a written non-disclosure agreement entered into in the ordinary course of business;
(v) (A) merge or consolidate with any other Person, or (B) acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) acquisitions of inventory, equipment and other assets in the ordinary course of business, (2) any such merger, consolidation, acquisition or investment where the consideration is not in excess of $5,000,000 individually or $10,000,000 in the aggregate, or (3) any capital expenditures permitted by Section 5.1(b)(vii);
(vi) sell, lease, license, subject to a material Lien, except for a Permitted Lien or Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and ordinary course renewals thereof, (B) any such transaction involving assets of the Company or any of its Subsidiaries with a fair market value not in excess of $2,000,000 individually or $5,000,000 in the aggregate, (C) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business, (D) dispositions of obsolete inventory, equipment and other assets consistent with past practice, or (E) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries; provided, that, notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not sell or otherwise dispose of the assets set forth on Section 5.1(b)(vi);
(vii) make capital expenditures except (A) pursuant to existing Contracts and ordinary course renewals thereof or (B) in accordance with the capital expenditures budget of the Company that was made available to Parent prior to the date hereof;
(viii) (A) make any loans, advances or capital contributions to any other Person (except with respect to advancement or indemnification of expenses or losses incurred by a Company Indemnified Party) in excess of $5,000,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any Indebtedness for borrowed money in excess of $10,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) net borrowings under the revolving credit facility of the Credit Agreement that (i) do not exceed $25,000,000 in the aggregate and (ii) are incurred in the ordinary course of business, (3) letters of credit, surety bonds, security time deposits, guarantees of Indebtedness for borrowed money or similar instruments issued in the ordinary course of business, (4) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness and on terms and conditions as or more favorable to the Company than such existing Indebtedness, (5) any hedging, swap or similar arrangement entered into in the ordinary course of business consistent with past practice, or (6) the entry into capitalized lease obligations in the ordinary course of business consistent with past practice; or (C) cancel any material debts of any Person to the Company or any of its Subsidiaries or waive any material claims or rights of value, except for cancellations or waivers in the ordinary course of business consistent with past practice that are not material to the Company and its Subsidiaries taken as a whole;
(ix) except as required by Contracts and Company Benefit Plans as in effect prior to the date of this Agreement and disclosed on Section 3.13(a) of the Company Disclosure Schedule or applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers or other employees (the ordinary course including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted prior to the date hereof and promotions); (B) enter into any employment, consulting, change of control, severance, separation, stay bonus or retention agreement with any employee or other service provider of the Company (except (1) for any arrangement with an employee earning less than $150,000 per year described on Section 5.1(b)(ix)(B) of the Company Disclosure Schedule, (2) for an agreement with an employee who has been hired to replace a similarly situated employee who was party to such an agreement on substantially the same terms, or (3) for renewals or replacements of existing agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement) or (C) establish, adopt, enter into or amend any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Company Benefit Plan if in effect on the date hereof;
(x) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the Transactions in accordance with Section 5.13, (A) settle or compromise any material claim, except (1) for any settlements or compromises involving total aggregate payments not in excess of $1,000,000, (2) for any settlements or compromises involving payments solely funded by insurance carriers or (3) in the ordinary course of business and consistent with past practice, including waivers of rights with respect to suppliers or customers in the ordinary course of business; or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;
(xi) except in the ordinary course of business consistent with past practice, amend or terminate any Company Material Contract, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole; provided, that, notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not amend, terminate, renew or provide any material waiver under any Company Material Contract set forth on Section 5.1(b)(xi) of the Company Disclosure Letter;
(xii) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or applicable Law;
(xiii) (A) make, change or revoke any material Tax election or material Tax method of accounting, (B) amend any material Tax Return, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Tax, or (E) settle or compromise any material Tax claim or assessment;

(xiv) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or
(xv) enter any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.
Section 5.2 Access.
(a) For the sole purpose of furthering the Transactions and integration planning related thereto, the Company shall upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business of the Company or any of its Subsidiaries, to personnel, properties, Contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements of Section 5.5, any Company Takeover Proposal), and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively sensitive information; and, provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of the Company, (i) would violate any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract or (iii) is subject to any attorney-client or work-product privilege. All requests for access or information made pursuant to this Section 5.2(a) shall be directed to an executive officer or other Person designated by the Company. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including as a result of COVID-19 or any COVID-19 Measures).
(b) In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not damage any property or any portion thereof. Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries.
(c) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 5.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement.
(d) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated December 30, 2021 (the “Confidentiality Agreement”), between the Company and Parent.
Section 5.3 Preparation of the Proxy Statement.
(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than thirty five (35) days following the date of this Agreement) the Company shall prepare and file the Proxy Statement with the SEC in preliminary form. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.
(b) If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (i) comments from the SEC on the preliminary Proxy

Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable (and in any event within five (5) Business Days).
(c) The Company shall promptly notify Parent of the receipt of any comments from the SEC staff and of any request by the SEC staff for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Merger. If the Company receives comments from the SEC staff on the preliminary Proxy Statement, (i) the Company shall respond promptly to such comments or any request from the SEC staff for amendments or supplements to the Proxy Statement, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement, and (iii) the Company shall file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable (and in any event within five (5) Business Days of the Company filing the Proxy Statement in definitive form). Except in the case of a filing, amendment or supplement to the Proxy Statement in connection with a Company Adverse Recommendation Change or any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, no filing of, or amendment or supplement to, the Proxy Statement or response to any comment from the SEC with respect thereto shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (it being understood that Parent and its counsel shall provide any comments thereon as promptly as reasonably practicable) and considering any such comments in good faith.
(d) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.
(e) Unless a Company Adverse Recommendation Change has been made in accordance with Section 5.5, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and the Proxy Statement filed in definitive form.
Section 5.4 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors or any committee thereof, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall, subject to Section 5.5, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (which shall in no event be scheduled for later than the thirtieth (30th) day following the first mailing of the Proxy Statement to the stockholders of the Company) for the purpose of seeking the Company Stockholder Approval (the “Company Stockholder Meeting”) and shall, unless a Company Adverse Recommendation Change has been made, use its reasonable best efforts to solicit proxies from the stockholders of the Company and obtain the Company Stockholder Approval; provided, however, that the Company shall be permitted to adjourn, delay or postpone convening the Company Stockholder Meeting from time to time (a) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (c) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Company Stockholder Approval, (d) if in the good faith judgment of the Board of Directors of the Company (after consultation with its outside legal advisors) failure to adjourn, delay or postpone the Company Stockholder Meeting would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable Law, or (e) if in the good faith judgment of the Board of Directors of the Company (after consultation with its independent legal advisors), additional time is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable Law to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholder Meeting. In furtherance of the foregoing, as promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Company Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Stockholder Meeting to a date no later than the third Business Day after the expiration of the notice periods contemplated by Section 5.5(f). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.4 shall continue in full force and effect. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement, the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Stockholder Meeting.
Section 5.5 No Solicitation.
(a) Except as otherwise permitted by this Section 5.5, the Company shall, and shall cause each of its Subsidiaries and the respective directors and officers of the Company and each wholly owned Subsidiary, and shall instruct and use its reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries: (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal, (ii) promptly (and in any event within two (2) Business Days following the date hereof) request in writing that any third party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and (iii) not to, directly or indirectly through intermediaries, (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.5), (C) execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (D) grant any waiver, amendment or release (to the extent not automatically waived, amended or release upon announcement of, or entering into, this Agreement) of any third party under any standstill or confidentiality agreement; provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to allow such third party to make a Company Takeover Proposal. None of the foregoing shall prohibit the Company or its Representatives from contacting any Person or group of Person that has made a Company Takeover Proposal after the date hereof solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expect to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing, and any such actions shall not be a breach of this Section 5.5.
(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide, written Company Takeover Proposal from any Person. which did not result from a material breach of this Section 5.5, and if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly, and in any event within forty-eight (48) hours following the delivery to such Person, make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to the Company’s obligations pursuant to Section 5.5(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.5(b).
(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed, on a prompt basis (and in no event later than twenty-four (24) hours after receipt), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.5.
(d) Except as permitted by this Section 5.5, the Company Board of Directors shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (B) withhold, withdraw or modify (or authorize or publicly propose to withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (D) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal or (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal, provided that Parent may only make such request once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any binding letter of intent, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).
(e) Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Company Stockholder Approval, the Company Board of Directors may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Company

Board of Directors has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided with such notice to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (or if not provided in writing to the Company, a written summary of the terms thereof) and a summary of any related financing commitments in the Company’s possession, (x) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such four (4) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect), and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Termination Fee has been paid in the manner provided in Section 7.3.
(f) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, obtaining the Company Stockholder Approval, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board of Directors is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board of Directors to not make such Company Adverse Recommendation Change, and (iii) following the end of such four (4) Business Days period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.
(g) Nothing contained in this Section 5.5 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable

Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law; provided, however, that this Section 5.5(g) shall not permit the Company Board of Directors to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 5.5.
Section 5.6 Employee Matters.
(a) Until the first anniversary of the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee) (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary and annual target and maximum bonus opportunities) and employee benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) with respect to each Continuing Employee that shall not be materially less favorable in the aggregate than the compensation and employee benefits provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions). Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.
(b) The Surviving Corporation shall (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting (for the avoidance of doubt, other than with respect to Company Stock Awards), determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.
(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including, but not limited to, those identified in Section 5.6(c) of the Company Disclosure Letter and (ii) all obligations in effect as of the Effective Time pursuant to the Company Benefit Plans. Parent and Merger Sub acknowledge that the consummation of Merger and the other Transactions will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans containing provisions triggering payment, vesting or other rights upon a “change in control” or similar transaction.
(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying in all material respects with WARN.
(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with the Company’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any, to the extent set forth on Section 5.6(e) of the Company Disclosure Letter.
(f) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, (ii) shall create any third-party beneficiary rights in any Person in respect of continued employment by the Company, Parent, any of their respective Affiliates or otherwise, or (iii) subject to the requirements of this Section 5.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.
Section 5.7 Regulatory Approvals; Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing set out in ARTICLE VI to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, (iii) obtain the expiration or termination of any waiting periods under the HSR Act, and (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided, that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver). In furtherance and not in limitation thereof, not later than ten (10) Business Days following the date of this Agreement, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other Transactions. Parent and the Company shall promptly notify the other Party of any notice or other communication from any Governmental Entity received by such Party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition to the consummation of the Merger or any other Transaction.
(b) The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other Party in the taking of the actions contemplated by Section 5.7(a), (ii) provide such assistance as the other Party may reasonably request in connection with the foregoing, including supplying the other Party with any information (except for any notification and report form filed pursuant to the HSR Act) that the other Party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other Party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other Transactions, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the Parties hereto shall participate in any substantive meeting or conference (telephone, video, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any filing, Action, investigation (including any settlement of the investigation) or other inquiry under any Antitrust Laws unless it provides reasonable prior notice of such meeting or conference and consults with the other Party in advance and, where permitted by such Governmental Entity, allows the other Party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other Party on and consider in good faith the views of the other Party in connection with any substantive filing made with, or substantive written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 5.7 shall be subject to the Confidentiality Agreement. However, (A) each of Parent and the Company may designate any information or material shared under this Section 5.7 as restricted to “Outside Counsel Only” and any such information or material shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the disclosing Party, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or applicable Law, and (z) as necessary to address reasonable attorney-client or other privilege concerns. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 5.7(b) to the extent that such compliance would be prohibited by applicable Law. The Company shall not voluntarily extend any waiting period under the HSR Act or associated with any consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of Parent. The Parties acknowledge and agree that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any requisite regulatory approvals and be entitled to direct, control and lead communications, discussions, and negotiations under this Section 5.7, and the Company will cooperate reasonably, subject to applicable Law, therewith; provided, however, that Parent shall consult in advance (to the extent reasonably practicable) with the Company, and give due consideration in good faith to the Company’s views regarding such strategy, communications, discussions, and negotiations.
(c) In furtherance and not in limitation of the other provisions in this Section 5.7, Parent and Merger Sub agree to take, and to cause their respective controlled Affiliates to take, in each case as promptly as practicable (and in any event prior to the End Date), any and all steps necessary to avoid, eliminate or resolve each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Entity (including complying with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting any necessary consent, approval, Order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the Parties to close the Merger and the other Transactions as soon as practicable (and in any event no later than the End Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, divestiture, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (ii) any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (iii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), and/or (iv) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time) (each, a “Remedial Action”); provided, however, that Parent will not be required to take any Remedial Action that is not conditioned upon consummation of the Merger. In addition, in furtherance and not in limitation of the other provisions in this Section 5.7, Parent shall, and shall cause its controlled Affiliates to, take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or Proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other Transactions, and (B) necessary in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other Transactions prior to the End Date or otherwise materially delaying the Closing or delaying the Effective Time beyond the End Date; provided, however, that the obligations set forth in this sentence shall not limit the obligation of Parent to take, and/or to cause its controlled Affiliates to take, any Remedial Action or to otherwise comply with its obligations set forth in this Section 5.7(c). The entry by any Governmental Entity of an Order requiring any Remedial Action shall not be deemed to constitute or result in a breach of any representation, warranty or covenant in this Agreement or a failure of any condition to the Transactions to be satisfied.
(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or divisions thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would or would reasonably be expected to materially increase the risk of not obtaining any applicable consent, approval, Order, actions or nonactions, waiver or clearance under Antitrust Laws with respect to the Transactions, including the Merger.
Section 5.8 Takeover Statutes. None of Parent, the Company or their respective Subsidiaries shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 5.9 Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or by the rules and regulations of Nasdaq; provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one Party after having consulted with the other Party); provided, further, that the Company need not consult with Parent, and Parent need not consult with the Company, in connection with any public announcement, statement or other disclosure with respect to any Company Takeover Proposal (including any “stop, look and listen” communication), Company Superior Proposal, Company Adverse Recommendation Change or dispute among the Parties regarding this Agreement. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement; provided, further, that Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.
Section 5.10 Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company as of the Effective Time and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or Organizational Documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 5.10 and any other indemnification or advancement right of any Company Indemnified Party, and Parent shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that, to the extent required by applicable Law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.
(b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries,

shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.
(c) Prior to the Effective Time, the Company may and, if the Company does not, Parent shall cause the Surviving Corporation to, promptly following the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2021 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.
(d) The rights of each Company Indemnified Party pursuant to this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or the Organizational Documents of the Company’s Subsidiaries) or under any applicable Contracts or Law.
(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.
(f) The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. The Company Indemnified Parties are expressly intended as third party beneficiaries of this Section 5.10 and from and after the Effective Time, the provisions of this Section 5.10 shall not be terminated or modified in any manner that adversely affects any Company Indemnified Party without such Person’s prior written consent.
Section 5.11 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense or settlement of any stockholder Action against the Company or its current or former directors or executive officers relating to the Transactions, including the Merger; provided, that this Section 5.13 shall not give Parent the right to control such defense, and that the Company shall control such defense. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder Action of which it has received notice. Notwithstanding the foregoing, the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall not settle any action, claim, suit or proceeding related to the Transactions, including the Merger, unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation.
Section 5.14 Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as reasonably practicable after the Effective Time, provided, that such delisting and termination shall not be effective until after the Effective Time.
Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.
Section 5.16 Advice of Changes. The Company and Parent shall each promptly advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall promptly notify Parent of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions.
Section 5.17 Agreements Concerning Parent and Merger Sub.
(a) Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.
(b) Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub by written consent in accordance with Section 228 of the DGCL and the articles of incorporation and bylaws (or other applicable Organizational Documents) of such Merger Sub.
(c) During the period from the date of this Agreement through the Effective Time, the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions.
Section 5.18 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.19 Financing Cooperation.
(a) Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, the Company shall use its reasonable best efforts to provide (and shall cause each Subsidiary of the Company and direct its and their respective Representatives to use reasonable best efforts to provide) such cooperation in connection with the arrangement of the Financing as is reasonably requested by Parent; provided, that the Company shall in no event be required to provide such assistance to the extent it would unreasonably interfere with the business or operations of the Company and its Subsidiaries. Such assistance shall include using reasonable best efforts to assist Parent in connection with arranging the Debt Financing, including using reasonable best efforts to do the following, each of which shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:
(i) deliver to Parent the Debt Financing Deliverables;
(ii) facilitate and assist in the preparation and negotiation of the Debt Financing Documents, including one or more credit agreements, pledge and security agreements, guarantees, certificates (including a solvency certificate) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all (A) information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates and (B) stock certificates and any other pledged collateral to the extent held by the Company and its Subsidiaries); provided, that (x) the foregoing documentation (or, as applicable, the pledge of such pledged collateral) (other than the customary authorization letters described herein) shall be subject to the occurrence of the Closing and become effective no earlier than the Effective Time, and (y) in no event shall the Company or any of its officers, director or employees (other than Persons continuing in such roles after Closing) be required to approve, ratify or execute any of the Debt Financing Documents (other than the customary authorization letters described herein) prior to the consummation of the Merger (unless contingent on the consummation of the Merger);
(iii) make available to Parent, its advisors and its Financing Sources such financial and other pertinent information regarding the Company and each Subsidiary of the Company as may be reasonably requested by Parent, its advisors or its Financing Sources, including (I) the financial statements and other information necessary to satisfy the conditions set forth in paragraph 5 of Exhibit C of the Debt Commitment Letter, (II) unaudited financial statements of the Company for each fiscal quarter of the Company ended forty-five (45) days prior to the Closing and the audited financial statements of the Company for any fiscal year of the Company ended ninety (90) days prior to the Closing; (III) such information as is necessary to allow Parent, its advisors and its Financing Sources to prepare pro forma financial statements and (IV) customary authorization letters; and
(iv) assist with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing, participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and otherwise assist in the marketing efforts of Parent and its Financing Sources;
provided, that nothing in this Section 5.19 shall require (w) any such action to the extent it would (1) unreasonably interfere with the business or operations of the Company or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement, (2) require the Company, or any of its Subsidiaries or their respective Representatives to execute, deliver or enter into any Debt Financing Document (other than the customary authorization letters described herein (provided that any confidential information memoranda or marketing materials distributed in connection therewith shall include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in such confidential information memoranda or marketing materials)) prior to the Closing and consummation of the Merger, or (3) require the Company to deliver or cause the delivery of any Debt Financing Document or take any other action prior to the Closing and consummation of the Merger that would reasonably be expected to result in liability to the Company or its Representatives in connection with the Financing, (x) any of the board of directors (or other similar governing body) of the Company or any of its Subsidiaries (other than Persons continuing in such roles after Closing) to adopt resolutions approving the Debt Financing Documents prior to the Closing and consummation of the Merger (and any such adoption or approval at Closing shall be performed by such board of directors (or other similar governing body) as constituted after the Effective Time and Closing), and (y) the Company or any of its Subsidiaries to provide any information to the extent it would (1) violate applicable Law or the provisions of any Contract not entered into in contemplation hereof (including any confidentiality agreement or similar agreement or arrangement) to which the Company or any of its Subsidiaries is a party, (2) jeopardize any attorney-client or other legal privilege or (3) violate any applicable confidentiality obligation of the Company or any of its Subsidiaries not entered into in contemplation hereof so long as that the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to violate such applicable Law or Contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation.
(b) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective Representatives, from and against any and all losses incurred in connection with the Financing or any information, assistance or activities provided under this Section 5.19, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Company or its Subsidiaries, including financial statements or (ii) the gross negligence, fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives. Parent shall reimburse the Company and its Subsidiaries for any reasonable, documented out-of-pocket third party costs and expenses incurred by the Company and its Subsidiaries and each of their Representatives in connection with the Financing or such assistance under this Section 5.19.
(c) The Company hereby consents to (i) the use of the financial statements and other information provided under this Section 5.19 in connection with the Debt Financing and (ii) the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that would reasonably be expected to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.
(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.2(b), as applied to the Company’s obligations under this Section 5.19, shall be deemed to be satisfied unless a proximate cause of the Debt Financing having not been obtained is (i) the Company, its Subsidiaries or their respective Representatives having breached the obligations under this Section 5.19 in any material respect, (ii) Parent having notified the Company of such breach in writing, detailing reasonable steps that comply with this Section 5.19 in order to cure such breach and (iii) the Company, its Subsidiaries or their respective Representatives having not taken such steps or otherwise cured such breach a reasonably sufficient time prior to the End Date for Parent (in its reasonable determination) to consummate the Debt Financing.
(e) All Information (as such term is defined in the Confidentiality Agreement) obtained by Parent or its representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to Parent’s or its Affiliates’ Financing Sources, rating agencies and prospective lenders and investors in connection with the arrangement and/or syndication of the Financing subject to each prospective recipient’s entering into customary confidentiality undertakings with respect to such information.
Section 5.20 Financing.
(a) Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VII, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the Financing on or prior to the Closing Date, including, but not limited to, using its reasonable best efforts with respect to the following items: (i) maintaining in effect the Commitment Letters (subject to replacement in compliance with this Agreement or as required by Section 5.20 following a Financing Failure Event); (ii) satisfying on a timely basis all Financing Conditions applicable to Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (iii) negotiating, executing and delivering Debt Financing Documents that reflect terms no less favorable to Parent than the terms contained in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any new or revised terms would not be Prohibited Financing Amendments); (iv) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied, use its reasonable best efforts to cause the Financing Sources to fund the amount of the Debt Financing and the Guarantors to fund the amount of the Equity Financing necessary to fund the Required Funding Amount; and (v) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to (I) seek equity financing from any source (other than the Equity Financing), (II) pay any fees materially in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise) or (III) arrange or obtain any Alternative Financing having terms and conditions (including any flex provisions applicable thereto) that are materially less favorable to Parent than those set forth in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any such less favorable terms would not be Prohibited Financing Amendments).
(b) Parent shall give the Company prompt notice of any breach that would reasonably be expected to materially delay or prevent the Closing or repudiation by any party to any Commitment Letter of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 5.20, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain alternative financing (“Alternative Financing”) from the original Financing Sources or alternative Financing Sources on terms and conditions that are no less favorable to Parent than those set forth in the Debt Commitment Letter (except to the extent acceptable to Parent in its sole discretion, so long as any such less favorable terms would not be Prohibited Financing Amendments); provided, that the Parent and Merger Sub shall not be required to pay any fees in excess of those contemplated by the Debt Commitment Letter (including any “flex” provisions applicable thereto), and the Alternative Financing shall not effect any Prohibited Financing Amendments, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment letter and related fee letter that provides for such Alternative Financing (with any such Alternative Financing being deemed to constitute “Debt Financing”, the commitment letter and fee letter with respect thereto (which fee letter may be redacted in the manner contemplated by Section 4.11) being deemed to constitute a “Debt Commitment Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Documents”). Neither Parent nor any of its Affiliates shall, without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute or replace any of the Commitment Letters except for (i) substitutions and replacements pursuant to the immediately preceding sentence and/or (ii)(1) with respect to the Debt Commitment Letter, any such amendment, modification, supplement, restatement, substitution or replacement that would not (A) reduce the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (B) impose new or additional conditions or expand any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date less likely to occur, or (C) adversely impact the ability of Parent to enforce its rights against any other party to the Debt Commitment Letter (the limitations set forth in this clause (1), the “Prohibited Financing Amendments”); provided that, notwithstanding the foregoing, Parent may amend, modify, supplement, restate, substituted or replace the Debt Commitment Letter (x) in accordance with the “market flex” provisions thereof, and/or (y) to add lenders, lead arrangers, bookrunners, agents, managers or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement; or (2) with respect to the Equity Commitment Letter, any such amendment, modification, supplement, restatement, substitution or replacement would not (A) add new (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the Equity Financing, (B) reduce the amount of the Equity Financing below the amount, taking into account all other sources of proceeds, necessary to fund the Required Funding Amount, (C) adversely affect in any material respect the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letter, as so amended, modified, supplemented, restated, substituted or replaced, relative to the ability of Parent to enforce its rights against such other parties to the Equity Commitment Letter as in effect on the date hereof, or (D) otherwise be reasonably expected to delay materially or prevent the Closing. Upon written request from the Company, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.
Section 5.21 Delivery of FIRPTA Certification and Notice. On the Closing Date, the Company shall deliver to Parent a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that an interest in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h), which Parent shall be entitled to file or cause to be filed with the IRS.
ARTICLE VI
CONDITIONS TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
(b) No Legal Prohibition. No order, judgment, or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.
(c) Expiration of Waiting Period. Any waiting period (and extensions thereof, including any timing agreements entered into with a Governmental Entity to extend any waiting period) applicable to the Merger under the HSR Act shall have expired or been terminated.
Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.8 (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, (ii) Section 3.2(a), Section 3.2(b) and Section 3.2(g) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time, except, in each case, for any de minimis inaccuracies, (iii) the first sentence of Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization) and Section 3.22 (Brokers and Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained in them, at and as of the date of this Agreement and at and as of the Effective Time, as though made on and as of the Effective Time, except, in the case of clause (iv) only, where the failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.
(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.2 (Corporate Authorization) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).
Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.
ARTICLE VII
TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Merger Sub to the extent required by the DGCL, as applicable (and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub):
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting or at any adjournment or postponement thereof;
(c) by either the Company or Parent if the Closing shall not have occurred on or prior to 12:01 a.m., New York City time, on October 5, 2022 (such date, the “End Date”), whether such date is before or after the date of the receipt of Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;
(d) by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;
(e) by the Company (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.2(a) or

Section 6.2(b) would not be satisfied) if: (A) Parent or Merger Sub shall have breached or failed to perform any of their covenants, representations or warranties contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b); and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 7.1(e) is or are either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach or failure or inaccuracy in reasonable detail;
(f) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with Section 5.5(e) in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the terms of Section 5.5) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee in the manner provided in Section 7.3(a);
(g) by Parent (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and (B) the relevant breaches, failures to perform or inaccuracies referred to in clause (A) of this Section 7.1(g) is or are not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail;
(h) by Parent if, prior to obtaining the Company Stockholder Approval, a Company Adverse Recommendation Change shall have occurred; and
(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which are to be satisfied by actions taken at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) have been and continue to be satisfied, (ii) the Company has notified Parent in writing that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, with respect to the conditions set forth in Section 6.2, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice and other than the conditions set forth in Section 6.1 which may not be waived by any party) and it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant to this Section 7.1(i) and (iv) Parent fails to consummate the Closing at the end of such three (3) Business Day period.
Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of Section 3.26, Section 4.16, Section 5.2(d), this Section 7.2, Section 7.3, Section 7.4 and ARTICLE VIII shall survive any termination), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 7.3 and Section 7.4; provided, however, that, subject to Section 7.3 and Section 7.4, if such termination shall result from the Willful and Material Breach of any provision of this Agreement or any Fraud by any Party, such Party shall not be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or its Fraud. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parent Related Parties have any monetary liability or obligations under this Agreement in the event this Agreement is validly terminated pursuant to Section 7.1, (including any monetary liability or obligation pursuant to Section 5.19, Section 5.20, this Section 7.2 and Section 7.3) in the aggregate amount greater than the Parent Termination Fee plus the Enforcement Expenses pursuant to Section 7.4. The Parties acknowledge and agree that nothing in this Section 7.2, Section 7.3(c) or Section 7.4(c) shall be deemed to affect their right to specific performance under Section 8.5.
Section 7.3 Company Termination Fee.

(a) (i) If this Agreement is terminated by the Company pursuant to and in accordance with Section 7.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.
(ii) If this Agreement is terminated by Parent pursuant to and in accordance with Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination.
(iii) If (A) a Company Takeover Proposal shall have been publicly disclosed by any Person after the date of this Agreement and not withdrawn prior to a termination of this Agreement as contemplated by this Section 7.3(a)(iii) and thereafter this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(c) and at the time of such termination the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied, (y) by Parent pursuant to Section 7.1(g) or (z) by Parent or the Company pursuant to Section 7.1(b) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such twelve (12) month period or thereafter), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds upon the consummation of such transaction; provided, that for the purposes of this Section 7.3(a)(iii), all references in the definition of Company Takeover Proposal to “twenty percent (20%)” shall instead be references to “fifty percent (50%).”
(b) “Company Termination Fee” shall mean a cash amount equal to $54,371,114.
(c) Notwithstanding anything in this Agreement to the contrary, the Parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger the Company’s obligation to pay the Company Termination Fee, then, except in the case of Fraud or a Willful and Material Breach occurring prior to such termination, upon receipt of such payment by Parent, (i) the payment of such Company Termination Fee in accordance with this Section 7.3, shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives (collectively, the “Company Parties”) shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. In the event that Parent or Merger Sub receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 7.3, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub. In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.
(d) Each of the Parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve Fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3 or any portion thereof, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.3 and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).
Section 7.4 Parent Termination Fee.
(a) If this Agreement is terminated by (x) the Company pursuant to and in accordance with Section 7.1(e) or Section 7.1(i) or (y) the Company or Parent pursuant to and in accordance with Section 7.1(c) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(i), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination.
(b) “Parent Termination Fee” shall mean a cash amount equal to $100,377,441.
(c) Notwithstanding anything in this Agreement to the contrary, the Parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Parent Termination Fee is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger Parent’s obligation to pay the Parent Termination Fee, then, upon receipt of such payment by Company, (i) the payment of such Parent Termination Fee in accordance with this Section 7.4, shall be the sole and exclusive remedy of the Company for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Parent Related Parties or their Representatives shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. In the event that the Company receives any payments from Parent in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 7.4, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company. In no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable.
(d) Each of the Parties hereto acknowledges that the Parent Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Parent Termination Fee is due and payable and which do not involve Fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to Section 7.4(a), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.4 or any portion thereof, then (i) the Parent shall reimburse the Company for costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.4 (collectively, “Enforcement Expenses”) and (ii) Parent shall pay to the Company interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%); provided, however, that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses payable by Parent and Merger Sub, on the other hand, exceed $7.5 million in the aggregate.
Section 7.5 Limitation on Remedies. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent, Merger Sub and their respective Affiliates in the event Parent or Merger Sub fails to consummate the transactions contemplated by this Agreement or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement shall not exceed the sum of (i) the Parent Termination Fee and (ii) the Enforcement Expenses. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5, under no circumstances will the Company or any of its Affiliates be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, that this Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time (including the provisions of Section 3.26, Section 4.16, Section 5.6 and Section 5.10).
Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent shall be responsible for the payment of any and all filing fees under the HSR Act; provided, further, that each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the other Transactions.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.5 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or in the event of any actual or threatened breach thereof, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages (subject to the limitations set forth in Section 7.4), each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the Transactions and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case in accordance with the terms and subject to the conditions of this Agreement), without proof of actual damages (in addition to any other remedy to which any party is entitled at law or in equity), exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to an injunction, specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the Closing shall only be available if: (a) all conditions in Section 6.1 and Section 6.2 have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing), (b) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, and (c) the Company has irrevocably confirmed in a written notice that (i) the Company is ready, willing and able to consummate the Closing and (ii) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing) and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, the Company shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing hereunder and payment of the Parent Termination Fee.
Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.
Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent, when sent by email by the Party to be notified; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 8.7 and either (ii)(A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or any other method described in this Section 8.7, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or the Merger Sub:
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Email:	PMundheim@stonepoint.com
Attention:	Peter Mundheim
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Email:	david.feirstein@kirkland.com
and ravi.agarwal@kirkland.com
Attention:	David B. Feirstein, P.C. and Ravi Agarwal, P.C.
To the Company:
Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention:	Raymond Bilbao, Chief Legal Officer
Email:	ray.bilbao@tivityhealth.com
with a copy to (which shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:	J. Page Davidson
Scott W. Bell
Tatjana Paterno
Email:	pdavidson@bassberry.com
sbell@bassberry.com
tpaterno@bassberry.com
or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other Transactions), (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this

Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.
Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party waiving such provision; provided, however, that in the event that this Agreement has been approved by the stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13 No Third-Party Beneficiaries. Except as provided in Section 3.26, Section 4.16, Section 5.6 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (x) from and after the Effective Time, the provisions of ARTICLE II relating to the payment of the Transaction Consideration and any amounts contemplated to be paid pursuant to Section 2.3 shall be enforceable by the holders of Company Common Stock as of immediately prior to the Effective Time and by Persons entitled to receive such other consideration and (y) the holders of Company Common Stock, Company Options, Company MSU Awards and Company RSU Awards shall be entitled to pursue claims for damages (including the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) and other relief, including equitable relief, for a breach or threatened breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (y) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company. The Parties further agree that the rights of third party beneficiaries under Section 3.26, Section 4.16, Section 5.6 and Section 5.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.14 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in ARTICLE III or Section 5.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in ARTICLE IV in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole”.
Section 8.15 Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
(i) “Action” means any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action.
(ii) “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.
(iii) “Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(iv) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.
(v) “Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.
(vi) “Company Cash on Hand” shall mean, as of the Closing, all cash of the Company and its Subsidiaries, excluding any cash that is not freely usable because it is subject to restrictions, limitations, deposits on behalf of any other Person, or any check, money order, draft, wire transfer or similar negotiable instrument that has been issued by the Company or any of its Subsidiaries but that is uncashed or uncleared as of the Closing.
(vii) “Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.
(viii) “Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (b) any changes in conditions generally affecting any industry or geographic region in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (c) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action expressly required by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries or Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (i) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (j) any taking of any action at the written request of Parent or Merger Sub or with the prior written consent of Parent or Merger Sub, (k) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies (including COVID-19), acts of God or any change resulting from weather events, conditions or circumstances, (m) COVID-19 or the COVID-19 Measures, including any change, effect, event, occurrence, development, condition or fact with respect to COVID-19 or the COVID-19 Measures or any escalation or worsening thereof (including any subsequent waves), except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates or (l) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law solely relating to this Agreement, the Merger or the other Transactions.
(ix) “Company Stock Plans” means, collectively, the Company’s Second Amended and Restated 2014 Stock Incentive Plan and the Healthways, Inc. 2007 Stock Incentive Plan, as amended and any applicable award agreements granted under any of the foregoing as in effect on the date of this Agreement.
(x) “Company Superior Proposal” means a bona fide, written Company Takeover Proposal (but substituting “50%” for all references to “20%” in the definition of such term) which did not result from a material breach of Section 5.5 that the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.5(e) of this Agreement, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by this Agreement.
(xi) “Company Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person directly or indirectly acquiring (x) beneficial ownership of twenty percent (20%) of more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (y) assets or businesses that constitute twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company, (C) any direct or indirect acquisition, purchase or license (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (E) any combination of the foregoing.
(xii) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.
(xiii) “COVID-19” means SARS-CoV-2 or COVID-19 and any variants, evolutions or mutations thereof.
(xiv) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines,

responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or related or associated epidemics, pandemics or disease outbreaks.
(xv) “Credit Agreement” means the Credit Agreement, dated June 30, 2021, by and among the Company, certain Subsidiaries of the Company, the lenders party thereto, Morgan Stanley Senior Funding, Inc. and Truist Bank.
(xvi) “Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or any of its Subsidiaries as currently conducted: (a) all applicable Laws and any related security breach notification requirements under applicable Laws; (b) the Company’s and its Subsidiaries’ own respective published rules, policies, and procedures; and (c) Contracts into which the Company or its Subsidiaries have entered or by which they are otherwise bound.
(xvii) “Debt Commitment Letter” means the executed debt commitment letter, dated as of the date hereof, as the same may be amended, modified, supplemented, restated, substituted or replaced in compliance with this Agreement (including pursuant to Section 5.20), between Parent and the lenders party thereto (including all exhibits, annexes, schedules, term sheets and the executed fee letter related thereto (which fee letter may be redacted to omit fee amounts, market “flex” provisions and economic terms that do not impact the amount (other than through the operation of additional original issue discount or upfront fees) or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date) attached thereto or contemplated thereby), pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided on the Closing Date the debt financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing) the Transactions and the other purposes contemplated thereby.
(xviii) “Debt Financing” means the debt financing committed pursuant to the Debt Commitment Letter.
(xix) “Debt Financing Deliverables” means the following items to be delivered in connection with the Debt Financing: (i) Payoff Documentation with respect to the Credit Agreement, and (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) calendar days prior to the Closing Date by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230).
(xx) “Debt Financing Documents” means the written definitive agreements, documents and certificates contemplated by the Debt Financing.
(xxi) “Environmental Law” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.
(xxii) “Equity Commitment Letter” means the executed equity commitment letter dated as of the date hereof from the Guarantors to the Parent, pursuant to which the Guarantors have agreed to provide or cause to be provided on the Closing Date the equity financing set forth therein for the purposes of financing (together with the proceeds of the Debt Financing) the Transactions, which Equity Commitment Letter provides that the Company is an express third party beneficiary thereof.
(xxiii) “Equity Financing” means the equity financing committed pursuant to the Equity Commitment Letter.
(xxiv) “Financing” means the Debt Financing and the Equity Financing.
(xxv) “Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter.

(xxvi) “Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (ii) for any reason, all or any portion of the Debt Financing necessary to fund the Required Funding Amount becoming unavailable, or (iii) a breach or repudiation by any Financing Related Person or any other party to the Debt Commitment Letter with respect to the obligation to fund all or any portion of the Debt Financing necessary to fund the Required Funding Amount.
(xxvii) “Financing Related Persons” means (i) the Financing Sources, (ii) any Affiliates of the Financing Sources and (iii) the respective stockholders, partners, members, controlling persons and Representatives of each Person identified in clauses (i) and (ii) of this definition.
(xxviii) “Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing and the permitted successor and assigns of the foregoing (but excluding, for the avoidance of doubt, Parent and Merger Sub).
(xxix) “Fraud” means the actual and knowing misrepresentation or actual and knowing omission of facts with the intent to deceive with respect to the representations and warranties set forth in ARTICLE III or ARTICLE IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) based on negligence or recklessness or any other similar fraud-based claim or similar theory, excluding, with respect to each of (i) and (ii) of this definition of “Fraud”, for the avoidance of doubt, such actual and knowing misrepresentation or omission that would constitute common law fraud under applicable Law, but only to the extent such actual and knowing misrepresentation or actual and knowing omission meets each of the requirements in the preceding sentence.
(xxx) “GAAP” means generally accepted accounting principles in the United States.
(xxxi) “Governmental Entity” means any federal, state or local, domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, board, official, political subdivision, tribunal or other governmental instrumentality.
(xxxii) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, HMOs and any health insurance program for the benefit of federal employees and any state health programs that provide or otherwise make available healthcare coverage to certain of the residents of the relevant states.
(xxxiii) “Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law.
(xxxiv) “Healthcare Laws” means any and all healthcare Laws applicable to the business of the Company and its Subsidiaries, including but not limited to: (a) all “anti-kickback” Laws (including those within 42 U.S.C. §1320a-7b and 41 U.S.C. §§ 51-58); (b) the United States False Claims Act (31 U.S.C. § 3729-3733); (c) the False Claim Law, 42 U.S.C. § 1320a-7b(a); (d) the Anti-Inducement law, 42 U.S.C. § 1320a-7a(a)(5); (e) the Travel Act, 18 U.S.C. §1952, (f) the Stark Law (42 U.S.C. §1395nn); (g) the Exclusion law, 42 U.S.C. § 1320a-7; (h) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), 42 C.F.R. §§ 422 and 423 et seq., including all Laws relating to Medicare Advantage, the Medicare program Laws; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and Medicare Risk Adjustments; the Medicare Improvements for Patients and Providers Act of 2008; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (i) the Deficit Reduction Act of 2005; (j) the Patient

Protection and Affordable Care Act of 2010 and all amendments thereto; (k) HIPAA (as defined below); 42 C.F.R. Part 2; and (l) all Laws with respect to healthcare related fraud and abuse, false claims, self-referral, billing, coding, conditions of participation, advertising or marketing of healthcare items or services, supervision requirements, reimbursement, Laws applicable to third party administrators (TPAs), utilization review agents, or Persons performing quality assurance, credentialing, or coordination of benefits on behalf of a Payor Program, plan or Person, healthcare provider credentialing and licensing, the corporate practice of medicine and other licensed healthcare professionals, fee-splitting, patient brokering, Payor Programs (defined below), and Healthcare Permits, in each case, as amended, and all regulations promulgated thereunder.
(xxxv) “Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, franchises, registrations, enrollments, filings, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority or other permits or permissions which are material to or legally required for the operation of the business of the Company and its Subsidiaries as currently conducted or in connection with each such Person’s ability to own, lease, operate or manage any of its property or the business, in each case, that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law.
(xxxvi) “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of protected healthcare information.
(xxxvii) “HMO” means a state licensed health maintenance organization regardless of whether contracted with CMS as a Medicare Advantage Plan.
(xxxviii) “Indebtedness” means, as of any time with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) representing foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (C) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) representing obligations under leases required in accordance with GAAP to be recorded as capital leases; and (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition by such Person.
(xxxix) “Intellectual Property” means all intellectual property rights throughout the world, including (i) patent, patent applications, patent disclosures, inventions, improvements and discoveries (whether or not patentable or reduced to practice); (ii) trade secrets or proprietary confidential information; (iii) copyrights and copyrightable works, works of authorship, all registrations and applications for registration thereof and all moral rights and rights in data, databases, and data collections; (iv) trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and registrations and applications for registration thereof and including the goodwill of the business appurtenant thereto; (v) all rights in software; and (vi) Internet domain names.
(xl) “Intervening Event” means an event, development or change in circumstances that is not known to the Company Board of Directors (or if known, the consequences of which were not known to the Company Board of Directors as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development or change in circumstances becomes known to the Company Board of Directors prior to Company Stockholder Meeting (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) shall be considered known and reasonably foreseeable occurrences).
(xli) “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are used or required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.
(xlii) “Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as the case may be, set forth in Section 8.15(a)(xlii) of the Company Disclosure Letter and Section 8.15(a)(xlii) of the Parent Disclosure Letter, respectively.
(xliii) “Laws” means, any United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute, Order or regulation enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.
(xliv) “Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.
(xlv) “Lien” means any lien, charge, encumbrance, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.
(xlvi) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.
(xlvii) “Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the laws of its jurisdiction of formation; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
(xlviii) “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the Merger or the other Transactions.
(xlix) “Parent Related Parties” means Parent, Merger Sub, the Guarantors, the Financing Sources and any of their respective Affiliates and all of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing.
(l) “Payoff Documentation” means customary payoff letters, lien terminations and instruments of discharge (A) indicating the amount required for the payoff, discharge and termination in full on the Closing Date of such Indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the Closing pursuant to the terms and conditions of the Debt

Commitment Letter to discharge such Indebtedness at Closing and/or releasing the obligations of the Company and its Subsidiaries thereunder and (B) if such Indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount.
(li) “Payor Program” means any and all third party payors and third party payor programs, whether private, commercial or governmental, including, but not limited to, any Governmental Health Program, and HMO or private insurance programs.
(lii) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s or its Subsidiaries’ business thereon, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (H) Liens relating to intercompany borrows among a Person and any of its wholly owned Subsidiaries.
(liii) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.
(liv) “Proceeding” means any suit, action, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
(lv) “Representatives” means, when used with respect to any Person, the officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants of such Person.
(lvi) “Sanctioned Country” means a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).
(lvii) “Sanctioned Person” means a Person (i) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (ii) greater than 50% owned by one or more Persons described in clause (i) above as relevant under applicable Sanctions and Export Control Laws, or (iii) located, organized, or resident in a Sanctioned Country.
(lviii) “Sanctions and Export Control Laws” means any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State and Her Majesty’s Treasury of the United Kingdom.
(lix) “Significant Subsidiaries” means the Company’s “significant subsidiaries” as defined in Regulation S-X under the Securities Act.
(lx) “Subsidiaries” means, with respect to the Company and any of its Subsidiaries: any corporation, partnership, association, trust or other form of legal entity (A) whose results were presented on a consolidated basis with the Company on its financial statements for the year ended December 31, 2021 as included in the Company SEC Documents, (B) which more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (C) such Person or any Subsidiary of such Person is a general partner; and with respect to any other Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.
(lxi) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto).
(lxii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.
(lxiii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.
(lxiv) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.
(lxv) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Index of Defined Terms
Term	Section
Acceptable Confidentiality Agreement	Section 5.5(b)
Agreement	Preamble
Appraisal Provisions	Section 2.1(b)
Bankruptcy and Equity Exception	Section 3.3(c)
Benefits Continuation Period	Section 5.6(a)
Book-Entry Shares	Section 2.1(a)
Cancelled Shares	Section 2.1(a)(ii)
Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(b)
Company	Preamble
Company Acquisition Agreement	Section 5.5(d)
Company Adverse Recommendation Change	Section 5.5(d)
Company Benefit Plans	Section 3.13(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(c)
Company Certificate	Section 3.1(c)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	ARTICLE III
Company Indemnified Parties	Section 5.10(a)
Company Material Contract	Section 3.14(a)
Company MSU Award	Section 2.3(b)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1(c)
Company Parties	Section 7.3(c)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.15(c)
Company RSU Award	Section 2.3(c)
Company SEC Documents	ARTICLE III
Company SEC Financial Statements	Section 3.6(d)
Company Stock Awards	Section 2.3(c)
Company Stockholder Approval	Section 3.3(b)
Company Stockholder Meeting	Section 5.4
Confidentiality Agreement	Section 5.2(d)
Continuing Employees	Section 5.6(a)
D&O Insurance	Section 5.10(c)
Delaware Secretary	Section 1.3
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
Effective Time	Section 1.3
End Date	Section 7.1(c)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(c)
Exchange Act	ARTICLE III
Guarantors	Recitals

Term	Section
Guaranty	Recitals
HSR Act	Section 3.5
IRS	Section 3.13(a)
Lazard	Section 3.22
Letter of Transmittal	Section 2.2(c)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 4.1(b)
Merger Sub Certificate	Section 4.1(b)
Merger Sub Common Stock	Section 2.1(a)(iii)
Nasdaq	Section 3.5
Parent	Preamble
Parent Bylaws	Section 4.1(b)
Parent Certificate	Section 4.1(b)
Parent Disclosure Letter	ARTICLE IV
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.9
Premium Cap	Section 5.10(c)
Proxy Statement	Section 3.5
Remedial Action	Section 5.7(c)
SEC	ARTICLE III
Securities Act	ARTICLE III
Solvent	Section 4.12
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.21
Termination Fee	Section 7.3(b)
Transaction Consideration	Section 2.1(a)(i)
Transactions	Recitals
Section 8.16 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter with respect to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “Company Representations” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof the Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 7.1(g) or decline to consummate the Closing as a result thereof pursuant to Section 6.2(a) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to any of the Company Parties or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company Parties or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 8.16 and Section 7.4 (or the definitions of any terms used in this Section 8.16 and/or Section 7.4) and (ii) to the extent any amendments to any provision of this Section 8.16 and Section 7.4 (or, solely as they relate to such Section, the definitions of any terms used in this Section 8.16 and/or Section 7.4) are materially adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.16 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Financing Source is a party, including the Debt Commitment Letter.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
TITAN-ATLAS PARENT, INC.

By:	/s/ Harrison Hunter
Name:	Harrison Hunter
Title:	President

TITAN-ATLAS MERGER SUB, INC.

By:	/s/ Harrison Hunter
Name:	Harrison Hunter
Title:	President

TIVITY HEALTH, INC.

By:	/s/ Richard M. Ashworth
Name:	Richard M. Ashworth
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Guarantors
Trident IX, L.P., a Delaware limited partnership
Trident IX Parallel Fund, L.P., a Delaware limited partnership
Trident IX Professionals Fund, L.P., a Delaware limited partnership

EXHIBIT B
Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
[See attached.]

Exhibit B
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TIVITY HEALTH, INC.
ARTICLE ONE
The name of the corporation is Tivity Health, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is one hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIVE
The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.
ARTICLE SIX
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE SEVEN
Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Seven, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Seven shall be a contract right and, subject to Sections 2 and 5 of this Article Seven, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Seven or advance of expenses under Section 5 of this Article Seven shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Seven shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 3. Nonexclusively of Article Seven. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Seven.
Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Seven in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seven and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.
Section 7. Contract Rights. The provisions of this Article Seven shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Seven and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Seven or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Seven, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
ARTICLE EIGHT
The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

EXHIBIT C
Form of Amended and Restated Bylaws of the Surviving Corporation
[See attached.]

Exhibit C
FORM OF AMENDED AND RESTATED
BYLAWS
OF
TIVITY HEALTH, INC.
A Delaware Corporation
Effective as of     , 2022
ARTICLE I

OFFICES
Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.
Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 1. Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by resolution of the board of directors. Only stockholders entitled to vote at an annual meeting shall have the right to attend such annual meeting.
Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board of directors vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by a majority of the members of the board of directors, or upon the written request to the corporation of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of the corporation’s voting stock. Only stockholders entitled to vote at a special meeting shall have the right to attend such special meeting.
Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the meeting shall be held telephonically or at the principal executive office of the corporation.
Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of this Section 4, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6. Quorum. Except as otherwise provided by applicable law or by the corporation’s certificate of incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.
Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the corporation’s certificate of incorporation and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock entitled to vote held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.
Section 11. Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
Section 12. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Certificate of Incorporation of the Corporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.
ARTICLE III

DIRECTORS
Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.
Section 2. Number, Election, Voting Rights and Term of Office. The number of directors shall be established by the board from time to time but shall not be less than one (1) and not more than five (5). The directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 4. Vacancies. Except as otherwise provided by the corporation’s certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of the holders of a majority of the shares entitled to vote thereon or by a majority of the members of the board of directors then in office. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.
Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.
Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the chairman or a majority of the members of the board of directors then in office on at least four days (if the meeting is to be held in person) or two days (if the meeting is to be held by telephone communications or video conference) notice to each director, either personally, by telephone, by mail, by e-mail, or by telegraph with a sufficient time for the convenient assembly (including, without limitation, in accordance with Section 10 of this Article III) of the directors thereat.
Section 7. Quorum, Required Vote and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the total number of directors then appointed to the board of directors shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat shall adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 8. Committees. The board of directors may, by resolution passed by a majority of the total number of directors then appointed to the board of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.
Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board of directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.
Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.
Section 12. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.
Section 13. Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the members of the board of directors may, if it so desires, authorize members of the board of directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the board of directors. Such compensation may, in the board of directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the board of directors. Directors who are officers or employees of the Corporation may receive, if the board of directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV

OFFICERS
Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a chief executive officer, a president, one or more vice presidents, a secretary, a chief financial officer and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person, except that no person may simultaneously hold the office of president and secretary. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.
Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The chief executive officer shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV, the Corporation may have one or more assistant treasurers, one or more assistant secretaries and such other officers, agents and employees as the board of directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the president, the chief executive officer, if any, or the board of directors may from time to time designate. The board of directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.
Section 4. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 5. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.
Section 6. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.
Section 7. Power and duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the board of directors and as may be delegated by the president or the chief executive officer, if any, without limiting the foregoing.

Section 8. The Chairman of the Board of Directors. The chairman of the board of directors, if one shall have been elected, shall be a member of the board of directors and, if present, shall preside at each meeting of the board of directors or shareholders. The chairman of the board of directors, in his or her capacity as the chairman of the board of directors, shall not have any of the rights, powers or obligations of an officer of the corporation, unless he or she is appointed as an officer of the corporation by the board of directors.
Section 9. The Chief Executive Officer. In the absence of the chairman of the board of directors or if a chairman of the board of directors shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.
Section 10. The President. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all the restrictions of the chief executive officer. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors, the chief executive officer or as may be provided in these bylaws.
Section 11. Vice-presidents. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall perform such other duties and have such other powers as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe.
Section 12. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.
Section 13. The Chief Financial Officer and Assistant Treasurer. The chief financial officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer or chief financial officer may, from time to time, prescribe.
Section 14. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 15. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
The provisions of Article Seven of the corporation’s certificate of incorporation are hereby incorporated herein.
ARTICLE VI

CAPITAL STOCK
Section 1. Certificate of Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice chairman of the board of directors, chief executive officer, or the president or vice president, and by the treasurer or an assistant treasurer, Chief Administrative Officer or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the board of directors shall by resolution so authorize, the signature of such chairman of the board of directors, president, vice president, treasurer, secretary, assistant treasurer or assistant secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.
Section 2. Stock Ledger. A record shall be kept by the secretary, transfer agent or by any other officer, employee or agent designated by the board of directors of the name of the person, firm or corporation holding the stock represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.
Section 3. Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article VI.
Section 4. Transfer of Stock. Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 6 of this Article V, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the secretary of the Corporation, shall be so expressed in the entry of transfer.
Section 5. Regulations. The board of directors may make such rules and regulations as it may deem expedient, not inconsistent with the Certificate of Incorporation or these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 6. Last, Stolen, Mutilated or Destroyed Certificates. As a condition to the issue of a new certificate of stock in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the board of directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the board of directors, if required. The board of directors, in its discretion, may authorize the issuance of such new certificate without any bond when in its judgment it is proper to do so.
Section 7. Record Date. The board of directors may fix a date (which shall not precede the date upon which the resolution fixing the record date is adopted) in advance of, not exceeding 60 days preceding, the date of any meeting of stockholders (and in such case not less than 10 days before the date of such meeting), or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any exercise of any rights, change or conversion or exchange of capital stock shall go into effect or a date in connection with obtaining any written consent to corporate action without a meeting (and in such case not more than 10 days after the date on which the resolution fixing the record date is adopted by the board of directors), as a record date for the determination of the stockholders entitled to notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of any dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or to give such written consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any record date so fixed. If no record date is set by the board of directors then the record date shall, unless otherwise required by law, be determined as follows:
(a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and
(c) the record date for determining stockholders for any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or any other purpose, shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Section 8. Issue of New Shares or Sale of Treasury Stock. Shares of the capital stock of the Corporation which have been authorized but not issued, and treasury shares, may be issued or sold from time to time and for such consideration, not less than the par value thereof, as may be determined by the board of directors.
ARTICLE VII

GENERAL PROVISIONS
Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.
Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
Section 5. Fiscal Year. The fiscal year end for the Corporation shall be on December 31 of each calendar year, unless otherwise fixed by resolution of the board of directors.
Section 6. Corporate Seal. The board of directors may provide a corporate seal that shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7. Voting Securities Owned by Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chairman, unless the board of directors confers other authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.
Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger and a list of its stockholders and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9. Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 10. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law the provisions of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE VIII

AMENDMENTS
These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote or my unanimous written consent of the board of directors. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

Annex B

April 5, 2022
The Board of Directors
Tivity Health, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Dear Members of the Board:
We understand that Tivity Health, Inc., a Delaware corporation (“Company”), Titan-Atlas Parent, Inc., a Delaware corporation (“Parent”), and Titan-Atlas Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding as of the Effective Time (as defined in the Agreement), other than shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock and shares of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company, Parent or any direct or indirect wholly-owned subsidiary of Parent, in each case at the Effective Time (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $32.50 in cash, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i) Reviewed the financial terms and conditions of a draft, dated April 4, 2022, of the Agreement;
(ii) Reviewed certain publicly available historical business and financial information relating to the Company;
(iii) Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company and extrapolations thereto based on the guidance of management of Company and approved for our use by the Board of Directors of the Company;
(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;
(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;
(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be comparable in certain respects to the business of the Company;
(vii) Reviewed historical stock prices and trading volumes of Company Common Stock; and
(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic and Russia’s invasion of Ukraine, may have an effect on the Company and we are not expressing an opinion as to the effects of such volatility or such disruption on the Company. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of the Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to the Company for which we have received compensation, including, during the past two years, having been engaged by the Company to advise on the Company’s disposition of Nutrisystem, Inc. In addition, we have in the past provided, are currently providing, and may in the future provide certain investment banking services to Parent and/or certain of its affiliates for which we have received and may receive compensation, including, during the past two years, having been engaged with respect to certain fund raising matters. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company and certain affiliates of Parent for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Ian Wijaya
Ian Wijaya
Managing Director

Annex C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Tivity Health, Inc.
C/O Computershare Investor Services
P.O. Box 43078
Providence, RI 02940

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000573474_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

TIVITY HEALTH, INC.
This proxy is solicited on behalf of the Board of Directors
for the Special Meeting of Stockholders on June 23, 2022

The undersigned hereby appoints Richard M. Ashworth, Adam C. Holland, and Raymond Bilbao or any of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Special Meeting of Stockholders of Tivity Health, Inc. to be held at 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, on June 23, 2022, at 9:00 a.m, Central Time, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000573474_2 R1.0.0.24

Continued and to be signed on reverse side